BROCHURE Combined Shareholder’s Meeting June 29, 2026

CRITEO.COM Management Report From The Board Of Directors On The Statutory Annual Accounts And The Consolidated Financial Statements FISCAL YEAR ENDING DECEMBER 31, 2025

CRITEO.COM Table of Contents Presentation of Criteo Group and Criteo S.A. operations ................................................................ 4 Financial information and consolidated results of the Group and Criteo S.A. ................................ 11 Significant events ....................................................................................................................... 15 Subsequent events .................................................................................................................... 18 Main risks and uncertainties ....................................................................................................... 18 Research and development activities.......................................................................................... 23 Foreseeable changes and outlook .............................................................................................. 23 Net income allocation ................................................................................................................ 23 Company’s share capital ............................................................................................................ 24 Employees ................................................................................................................................. 26 Report on the corporate governance of the Company .................................................................. 28 Appendix ................................................................................................................................... 31

CRITEO.COM Presentation of Criteo Group and Criteo S.A. operations Group’s operations during the latest financial year Criteo S.A. was initially incorporated as a société par actions simplifiée, or S.A.S., under the laws of the French Republic on November 3, 2005, for a period of 99 years and subsequently converted to a société anonyme, or S.A. We are registered at the Paris Commerce and Companies Register under the number 484 786 249. Except where the context otherwise requires, all reference in this Management Report to “Criteo”, “we” or the “Group” are to Criteo S.A. and its subsidiaries, taken together, and all reference to the “Company” are to Criteo S.A. BUSINESS OVERVIEW Criteo connects the global commerce ecosystem for brands, agencies, retailers, and media owners to drive measurable business outcomes. Powered by Artificial intelligence ("AI") and informed by $1 trillion in annual commerce transactions, our technology enables discovery, engagement, and conversion across the shopper journey. We reach shoppers wherever they are with personalized advertising and deliver the outcomes that matter most to brands. All of this is powered by our unique commerce data foundation and AI-driven performance engine that increasingly acts as an orchestration platform and decisioning layer across the ecosystem, operating at global scale. We deliver value to marketers and media owners through our Commerce Intelligence Platform, which combines scalable commerce data, broad media access, and predictive AI to reach and engage shoppers in real time with highly relevant ads. In 2025, we powered over $39 billion in commerce outcomes, activated more than $4.3 billion of media spend, and delivered 2 trillion targeted ads across the open internet and retailer ecosystems. Our platform serves approximately 17,000 clients, including leading global brands, retailers, and media owners. In Performance Media, we help them capture user activity on their websites and mobile apps, referred to as digital properties, and translate that intent data into actionable insights. This enables our clients to deliver high-performing campaigns across all stages of the marketing funnel, from discovery to conversion. In Retail Media, we help brands reach consumers near the digital point of sale on retailer and marketplace sites, while enabling retailers to monetize their audiences and inventory. Each of the last three years, our average client retention rate remained approximately 90%, demonstrating the durability of our platform and relationships. Criteo’s competitive advantage lies in three core assets:

CRITEO.COM 1. Actionable Commerce Data: We curate one of the largest commerce data sets in the world, normalizing and mapping over 5 billion SKUs to brands, merchants, and transactions. This gives us unique insight into people–product relationships and purchase intent across categories and channels. 2. Extensive, Cross-Channel Media Access: We reach approximately 740 million daily active users through direct integrations with thousands of media owner partners, and more than 3 billion daily active users through social media networks, enabling advertisers to engage shoppers at scale while maintaining the highest standards of consumer privacy. 3. Proprietary Predictive AI: With over two decades of AI innovation, our models continuously learn from billions of shopping interactions, including product views, clicks, shopping carts and transactions, optimizing campaigns in real time to deliver superior outcomes for our clients. Every day, our algorithms analyze vast amounts of commerce data to predict intent, personalize ad creatives, and optimize bids, all in compliance with global privacy standards such as the General Data Protection Regulation (“GDPR”) and California Consumer Privacy Act of 2018 (the “CCPA”). This continuous learning loop improves performance and strengthens our platform’s intelligence over time. Criteo operates at the intersection of commerce, media, and technology, uniquely positioned to capture the next wave of growth in digital advertising. As consumer journeys expand across retail media, the open web, social, connected television ("CTV"), and emerging AI-driven experiences, our platform enables advertisers to reach audiences wherever they shop, and to do so with precision, scale, and trust. OUR SEGMENTS We report results across two operating and reportable segments: Performance Media and Retail Media. Performance Media encompasses commerce activation, monetization and services that enable advertisers to reach and convert consumers across channels. Performance Media helps brands and agencies achieve measurable results across the full funnel, from discovery to conversion and retention, using outcome-based advertising powered by our AI-driven Commerce Growth (managed- service) and GO (self-service) solutions. Performance Media supports a wide range of business objectives, including: • Driving brand and product discovery and new customer acquisition by targeting commerce audiences with high purchase intent; • Attracting qualified traffic to client points of purchase across the open internet, mobile and CTV; • Increasing conversion and sales through personalized ads informed by commerce data; and

CRITEO.COM • Strengthening customer loyalty by re-engaging existing shoppers with relevant product recommendations. We are focused on the following strategic priorities that are expected to reaccelerate growth: • Cross-channel expansion: Our goal is to meet consumers wherever they are, with social and CTV as key priorities to deliver measurable outcomes. This diversification broadens our addressable market and unlocks new sources of spend. • Full-funnel capabilities: Commerce Audiences already enable precise targeting for acquisition and retention. Expanding these solutions to include discovery audiences allows us to capture a larger share of advertising budgets and deliver performance across the entire marketing funnel. • Self-service scale: GO provides advertisers with tools to automate and optimize campaigns efficiently, driving sustainable scale among small and mid-sized clients while reducing our cost to serve and supporting partnership-driven demand, including through our Shopify integration. The rise of agentic AI is a natural extension of our strategy. Intelligent assistants are starting to guide people through their shopping journeys, helping them discover, compare, and choose products in new ways. We see this as another channel where brands will want to engage, because every major shift in digital has created more fragmentation. Our technology enables advertisers to manage cross-channel campaigns through a unified self- service interface, with full visibility into performance and return on ad spend. For larger clients, we also offer managed-service options that provide advanced analytics, insights and strategic guidance. Performance Media operates primarily on a cost-per-thousand-impressions ("CPM") basis, purchasing inventory programmatically through direct publisher relationships and real-time bidding exchanges. This model allows us to optimize ad delivery in real time while maintaining flexibility and scale across our global media network. Retail Media enables retailers to generate high-margin advertising revenue from brands and agencies while helping those same advertisers drive product sales on retailer sites. Retail Media connects brands to shoppers at the digital point of sale through personalized ads that appear on retailer websites (on-site) and across the open internet (off-site). Examples of expected business outcomes driven by Retail Media include: • Generating advertising revenue for retailers on their online store, by providing retailers with self-service access to our technology platform for them to monetize their ad inventory, commerce data, traffic and audiences directly with consumer brands across various marketing goals; • Driving sales for consumer brand clients on the site of retailer partners, by connecting consumer brands and retailers and engaging consumers on the retailer's digital property with

CRITEO.COM personalized ads offering specific brand products available on the retailer's digital store and for which consumers have expressed interest; and • Driving sales for consumer brand clients on the site of retailer partners, by connecting consumer brands and retailers and engaging consumers outside of the retailer property on the open Internet with personalized ads offering specific brand products available on the retailer's digital store and for which consumers have expressed interest. Retailers use our self-service technology to manage and monetize their audiences, traffic and ad inventory, while brands and agencies use our demand tools to plan, activate and measure campaigns with closed-loop attribution. We typically charge retailers a negotiated SSP fee and sometimes a technology fee, while brands pay us a negotiated DSP fee. Our retail media ecosystem continues to grow through strategic partnerships and integrations that expand access to demand. Partnerships with Google, Microsoft and Mirakl extend our reach to new advertisers and budget pools, while our API partner program enables agencies and brands to access Criteo’s technology directly within the buying platforms they already use. For additional information regarding our segments, refer to Note 3, Segment information, in the Consolidated Financial Statements in this Form 10-K FINANCIAL PERFORMANCE (As required by Commercial Code art. L 233-26 and, by reference, art. L 232-1, II as amended by ord. 2023-1142 of 6-12-2023) Selected financial metrics for the years 2025 and 2024 For the years ended December 31, 2025 and December 31, 2024, Criteo reported the following selected financial results12: 1 For the complete financial results, please refer to the consolidated financial statements prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. 2 Contribution ex-TAC is a non-IFRS measure, used by management and calculated as gross profit plus other costs of revenue.

CRITEO.COM December 31, 2024 December 31, 2025 (In thousands of euros) Retail Media 238,713 233,520 Performance Media 1,548,099 1,487,794 Total Revenue 1,786,812 1,721,314 Gross Profit 909,890 929,867 Retail Media 234,594 229,813 Performance Media 801,895 809,708 Total Contribution ex-TAC 1,036,489 1,039,521 Net Income 112,714 127,134 Cash from Operating Activities 276,333 309,436 The main financial highlights for the year 2025 as compared to the prior year include: • Revenue was €1,721.3 million, down 4% compared to the prior year, reflecting lower revenue in both Retail Media and Performance Media. • Gross profit increased by 2% to €929.9 million, compared to the prior year, primarily due to lower traffic acquisition costs, lower hosting costs and a decrease in depreciation of data center servers. • Contribution ex-TAC of €1,039.5 million is flat compared to the prior year. • Net income increased by 13% to €127.1 million, compared to the prior year, primarily due to higher gross profit. • Cash From Operating Activities increased by 12% from €276.3 million to €309.4 million. Foreseeable evolution of the Group’s financial situation The Group expects a flat to low-single-digit growth in Contribution ex-TAC at constant currency, for the fiscal year 2026

Activity of subsidiaries and controlled companies

The following table presents the results of the Company's subsidiaries for the fiscal year ended December 31, 2025.

Subsidiaries	Ownership	Revenue	Net Income / (loss)
	% of shares		(in thousands of euros)
Criteo Ltd (UK)	100%	100,576	11,285
Criteo Corp. (USA)	100%	654,335	34,026
Criteo France S.A.S. (France)	100%	97,823	2,659
Criteo GmbH (Germany)	100%	272,415	7,531
Criteo Korea Ltd (Korea)	100%	78,660	3,432
Criteo Nordics AB (Sweden)	100%	19,231	1,968
Criteo B.V. (Netherlands)	100%	36,887	1,933
Criteo K.K. (Japan)	66%	193,786	12,428
Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil)	100%	35,348	98
Criteo Australia Pty Ltd (Australia)	100%	18,700	4,367
Criteo Srl (Italy)	100%	46,174	2,211
Criteo Advertising (Beijing) Co.Ltd (1)	100%	0	83
Criteo Singapore PTE. LTD. (Singapore)	100%	28,359	409
Criteo LLC (Russia)	100%	0	(29)
Criteo España, S.L. (Spain - Madrid)	100%	40,544	653
Criteo Europa MM, S.L. (Spain - Barcelona)	100%	0	2,759
Criteo MEA FZ – LLC (Dubai)	100%	19,061	354
Criteo Reklamcilik Hizmetleri ve Ticaret A.Ş. (Turkey)	100%	(86)	(251)
Criteo Canada Corp. (Canada)	100%	22,490	2,536
Criteo India Private Limited (India)	100%	16,993	441
Doobe In Site Ltd (Israel)	100%	0	365
Criteo Technology (France)	100%	209	80,813
Bidswitch GmbH (Switzerland) (2)	n/a	0	0

CRITEO.COM

Bidswitch INC (USA) [1]	100%	22,288	924
Iponweb GmbH (Switzerland) [2]	n/a	0	0
Iponweb Labs Limited (Cyprus)	100%	10,762	1,450
The MediaGrid INC (USA) [1]	100%	6,020	550
Iponweb Labs LLC (Armenia)	100%	0	8
Brandcrush Pty Ltd (Australia) [1] [2]	n/a	0	(4,025)
Criteo Technology S.R.L (Romania)	100%	0	(18)
Criteo Holdings Inc (USA)	100%	0	(3)

(1) Entity indirectly owned by Criteo SA (2) Liquidated in 2025

Source : The unaudited financials shown for the subsidiaries are based on the Group reporting and have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. Revenue and Net Income (loss) have been converted from USD to EUR based on 2025 average rate of 1.130082

On March 28, 2025, Criteo Corp. (United States) paid a dividend for a total amount of €39.0 million ($ 40.0 million) to its sole shareholder, Criteo S.A.

CRITEO.COM

CRITEO.COM Financial information and consolidated results of the Group and Criteo S.A. The Group’s consolidated results The consolidated financial statements for the financial year that ended on December 31, 2025 have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. The main accounting methods, as well as the critical judgment and estimates are detailed in Note 3. As of December 31, 2025, the scope of consolidation is described in Note 2. CONSOLIDATED STATEMENT OF INCOME The revenue of the Group for the 2025 financial year amounted to €1,721.3 million, a decrease of 4% compared to 2024. Operational income amounted to €175.8 million in comparison to €147.6 million and the net consolidated income amounted to €127.1 million in comparison to €112.7 million. In both cases, the improvement was mainly driven by the increase in gross profit. The €(2.3) million of other financial loss for the period ended December 31, 2025 was mainly driven by interest income offset by the recognition of a negative impact of foreign exchange, including end of year non-cash marked to market, and the financial expenses related to our €407 million available Revolving Credit Facility ("RCF"). At December 31, 2025, our exposure to foreign currency risk was centralized at Criteo S.A and hedged using foreign currency swaps or forward purchases or sales of foreign currencies. Tax expenses amounted to €46.4 million. This was the result of €55.0 million in current taxes and in deferred taxes for €(8.6) million. The main elements of the Group's taxes are presented on Note 10 of the Notes to the consolidated accounts. The consolidated net profit attributable to the Company’s shareholders was a profit of €122.9 million (vs €109.8 million in 2024); the minority interests’ share was €4.2 million. CONSOLIDATED STATEMENT OF POSITION (BALANCE SHEET) The total amount of the consolidated assets in the balance sheet was €1,855.3 million at the end of 2025 and was comprised of:

CRITEO.COM • Non-current assets amounted to €964.8 million, in comparison to €1,011.4 million in 2024, and were mainly comprised of goodwill for €456.0 million and intangible assets for €127.1 million. • Current assets amounted to €890.5 million and were mainly comprised of external accounts receivable for €495.4 million and cash for a total of €291.0 million. • Group net equity amounted to €990.5 million, including the Group’s profit for the period for €122.9 million in comparison to €109.8 million in 2024 • Current liabilities amounted to €717.9 million and were mainly comprised of payables to external suppliers for €481.7 million, and other current liabilities €166.2 million. CONSOLIDATED CASH POSITION AND FUNDING Cash and cash equivalents include liquid assets and interest-bearing current accounts. These elements, classified under cash, are used to fund the Group's operations. Criteo holds investments in marketable securities, consisting mainly of term deposits with banks, not meeting the cash equivalents definition, presented as non-current assets. As of December 31, 2025, the Group’s cash and cash equivalents were €291.0 million vs €279.9 million in 2024. The Group had no bank overdraft as of December 31, 2025. The variations and main elements of the cash and cash equivalents are presented in Note 19 of the consolidated financial accounts. Criteo is party to a Revolving Credit Facility (“RCF”) with a syndicate of banks, which allows the Group to draw up to €407.0 million. The RCF is unsecured and contains customary events of default and covenants, including compliance with a total net debt to adjusted EBITDA ratio and restrictions on the incurrence of additional indebtedness. On November 17, 2023, Criteo updated certain terms of its RCF to a €407.0 million sustainability- linked credit facility. Certain terms and conditions of the amended credit facility are now linked to Criteo’s sustainability goals to increase the representation of women in tech roles and reduce its GHG emissions, while the rest of the credit facility agreement remains unchanged. At December 31, 2025, no amounts have been drawn or are outstanding under the RCF and Criteo was in compliance with the required leverage ratio. The Group also has short-term credit lines and overdraft facilities with HSBC plc, BNP Paribas and LCL. Criteo is authorized to draw up to a maximum of €21.5 million in the aggregate under the short- term credit lines and overdraft facilities. As of December 31, 2025, Criteo had not drawn on any of these facilities. Any loans or overdraft under these short-term facilities bear interest based on the one-month EURIBOR rate or three-month EURIBOR rate. As these facilities are exclusively short-term credit and overdraft facilities, Criteo’s banks have the ability to terminate such facilities on short notice.

CRITEO.COM COMMITMENTS AND CONTINGENCIES As of December 31, 2025, the Group had 58.2 million of other non-cancellable contractual obligations, primarily related to software licenses, maintenance and bandwidth for the servers. Criteo S.A. results The annual financial statements for the financial year ended December 31, 2025, which we are submitting for your approval, including the balance sheet, the income statement, and the accompanying notes to the financial statements, have been prepared in accordance with the French accounting principles. In accordance with Article L. 225-100-1. I. 4° of the French Commercial Code, all the internal control and risk management procedures relating to the preparation and processing of accounting and financial information have been implemented. Effective January 1, 2025, the Company applies ANC Regulation 2022-06 of November 4, 2022, amending ANC Regulation 2014-03 relating to the General Chart of Accounts. Comparative information for the previous fiscal year has been reclassified, when necessary, to ensure comparability. No material impact on net income or on opening equity has been identified as a result of this application. INCOME STATEMENT During the financial year that ended on December 31, 2025, the Company generated net revenue of €70.0 million, compared to €55.7 million in the previous financial year. Other operating income amounted to €290.3 million, compared to €235.3 million in the previous financial year. Operating charges amounted to €420.4 million compared to €354.7 million in the previous financial year. The operating income was a loss of €59.0 million compared to a loss of €62.4 million in the previous financial year. Financial income and financial expenses amounted to €341.7 million and €297.4 million respectively, compared to €377.2 million and €342.4 million for the previous financial year. This led to a financial profit of €44.3 million compared to a €34.8 million profit for the 2024 financial year. Consequently, the loss from ordinary operations before taxes amounted to €14.7 million compared to the loss from ordinary operations before taxes of €27.6 million in the previous financial year. The financial year ended on December 31, 2025 ended with a net loss of €14.7 million compared to €20.3 million loss in the previous financial year.

CRITEO.COM BALANCE SHEET As of December 31, 2025, the Company’s total assets amounted to €1,221.8 million compared to €1,331.7 million in the previous financial year. Long-term investments amounted to €623.0 million compared to €809.0 million in the previous financial year. Net current assets amounted to €596.6 million compared to €514.4 million in the previous financial year. As of December 31, 2025, the share capital was €1.4 million compared to €1.4 million in the previous financial year, and additional paid-in capital was €5.7 million compared to €67.9 million in the previous financial year. Net equity was €585.0 million compared to €661.9 million in the previous financial year. Provisions for risks were €106.5 million, compared to €107.1 million in the previous financial year, and were mainly related to the provision for RSU. Liabilities amounted to €520.3 million for the year-ended December 31, 2025 compared to €554.9 million in the 2024 financial year, and were comprised of the following: December 31, 2025 December 31, 2024 (in thousands) Loans and various financial debts(1) 446,239 485,989 Accounts payable to suppliers and related accounts 62,727 58,015 Accounts payable for taxes and social security 11,022 7,575 Other accounts payable 331 3,335 Total 520,318 554,914 (1) comprised mainly of intra-company financial liabilities for €385.8 million - in current assets, intra-company financial receivables amount to €90.3 million. Group’s and Company’s results over the past five years : The tables referred to in Article R. 225-102 of the French Commercial Code are attached to this report as Appendix A-1 and A-2, showing the Group's and the Company's results over the past five years.

CRITEO.COM Significant events At Group level EXTENSION OF USEFUL LIFE OF SERVERS In 2025, Criteo engaged an independent third-party advisor to assess the useful lives of its data center equipment. Based on the assessment, which indicated an expected useful life of 6 to 7 years for servers consistent with industry practice and Criteo’s historical usage, management extended the estimated useful life of servers and data center equipment from 5 years to 6 years, effective January 1, 2025, except for QCT servers, which continue to be depreciated over 5 years. This change was accounted for prospectively as a change in accounting estimate. At Criteo S.A. level NEW CEO APPOINTMENT Michael Komasinski was appointed as the Company's Chief Executive Officer and a member of the Board effective as of February 15, 2025. He succeeded Megan Clarken, who retired and stepped down from her role as Chief Executive Officer and as director. Megan Clarken continued to serve in a senior advisory role during a transitional period that ended on November 16, 2025. DISCONTINUATION OF DOOBE IN SITE LTD (“MABAYA”) During the year 2025, the Company decided to discontinue Mabaya’s business acquired on May 18, 2021 by the Company. INTENTION TO TRANSFER THE COMPANY’S LEGAL DOMICILE FROM FRANCE TO LUXEMBOURG VIA A CROSS-BORDER CONVERSION On October 29, 2025, the Company announced its intention to pursue a transfer of its legal domicile from France to Luxembourg via a cross-border conversion (the “Conversion”) and to replace its American depositary shares structure with ordinary shares to be directly listed on Nasdaq. The redomiciliation to Luxembourg and the direct listing of the Company’s ordinary shares on Nasdaq offer significant benefits, including. • positioning the Company for potential inclusion in certain U.S. indices, subject to meeting other eligibility criteria, thereby expanding the Company’s access to passive investment capital, triggering associated benchmarking from actively managed funds and broadening its shareholder base;

CRITEO.COM • providing greater capital management flexibility by reducing or eliminating current restrictions related to share repurchases and holdings of treasury shares; and • eliminating fees and complexities associated with ADSs, potentially increasing stock liquidity. Following the favorable opinion of the works council established at the level of the Company’s Economic and Social Unit (Unité Economique et Sociale) on January 5, 2026, the Board approved the Conversion on January 6, 2026. The Conversion is expected to be completed in the third quarter of 2026, subject to certain closing conditions, including shareholder approval. A general meeting of the Company’s shareholders will be held on February 27, 2026, at 10:00 a.m., Paris time, at the Company's registered office at 32 Rue Blanche, 75009 Paris, France to obtain approval by the Company's shareholders for the Conversion and certain related proposals. Following the Conversion, the Company intends to pursue a subsequent transfer of its domicile from Luxembourg to the United States if the Board determines such action is in the best interests of the Company and its shareholders, subject to the Company’s prior works council consultation process and to separate shareholder approval. FORMATION OF SUBSIDIARIES In November 2025, the Company incorporated Criteo Holdings, Inc. as a wholly owned subsidiary in the State of Delaware, United States, and incorporated its permanent establishment in France. CAPITAL REDUCTION OPERATION On December 4, 2025, the Board decided to reduce, effective as of December 8, 2025, the share capital of the Company by means of cancellation of 2,195,000 shares, corresponding to a share decrease of a nominal value of €54,875. The excess of the share price over its nominal value, i.e. €63,921,265 was allocated to the premiums account. SHARE REPURCHASE PROGRAM On February 5, 2021, the Board of Directors authorized a share repurchase program (the “SBB4”) of up to €84.9 million ($100.0 million) of the Company's outstanding American Depositary Shares, that has been completed in December 2021. On October 28, 2021, the Board of Directors extended SBB4 from €84.9 million ($100.0 million) to €146.6 million ($175 million) of the Company's outstanding American Depositary Shares, Criteo completed this tranche in June 2022. On February 3, 2022 and December 7, 2022, the Board of Directors successively extended the Second SBB4 from €146.6 million ($175 million) to €247.5 million ($280.0 million) and then from €247.5 million ($280.0 million) to €455.8 million ($480.0 million) of the Company's outstanding American Depositary Shares. This latter tranche has been completed in October 2024.

On February 1, 2024, the Board of Directors extended the Second SBB4 from €455.8 million ($480.0 million) to €582.6 million ($630.0 million) of the Company's outstanding American Depositary Shares. This latter tranche has been completed in March 2025.

On January 31, 2025, the Board of Directors authorized an increase of the previously authorized share repurchase program from up to €582.6 million ($630.0 million) to up to €774.6 million ($ 805.0 million) of the Company's share capital underlying its outstanding American Depositary Shares. This latter tranche has not been completed yet.

As of December 31, 2025, the Company has 4,508,029 treasury shares which may be used to satisfy the Company's obligations under its employee equity plans upon RSU vesting in lieu of issuing new shares, and for M&A activity.

The table below summarizes the movements of the share repurchase program in 2025 (values are reported in thousands of €):

	December 31, 2024		Repurchased shares		Free shares permanently allocated to employees		Cancelled shares		December 31, 2025	
	Number	Value (Gross)	Number	Value	Number	Value	Number	Value	Number	Net Book Value
Total Share repurchase program	3,467,417	€126,855	5,393,002	€136,762	(2,157,390)	€(73,212)	(2,195,000)	€(64,738)	4,508,029	€125,668
Shares acquired for free allocations to employees*	2,786,871	€100,200	2,718,590	€78,510	(2,157,390)	€(73,212)	—	€—	3,348,071	€105,498
Shares acquired for potential external growth	680,546	€26,656	2,674,412	€58,252	—	€—	(2,195,000)	€(64,738)	1,159,958	€20,170

In addition, a provision for risks has been recorded in the amount of €104.2 million to cover free share allocations.

CRITEO.COM

CRITEO

CRITEO.COM Subsequent events FAVORABLE TAX RULING REGARDING THE CONVERSION On January 26, 2026, the Company further received an affirmative answer from the French tax authorities to the tax ruling request submitted by the Company, confirming that, subject to compliance with the terms and conditions set out in the Company's aforementioned request, the reorganization resulting from the Conversion, as defined above, would not trigger any material French tax consequences. The potential subsequent transfer of domicile of the Company from Luxembourg to the United States is also included in the ruling granted by the French tax authorities under the same terms and conditions. SHARE REPURCHASE PROGRAM EXTENSION On February 6, 2026, the Board of Directors approved an increase to the Company’s share repurchase program for the Company’s outstanding American Depositary Shares. As of February 6, 2026, following this approval, the remaining authorization under the program was up to $200 million (€170.2 million). The Company intends to use repurchased shares under this program primarily to satisfy employee equity plan vesting in lieu of issuing new shares, which would limit future dilution to shareholders, and may also use such shares in connection with potential acquisition transactions. Main risks and uncertainties Main risks and uncertainties Investing in our securities involves a high degree of risk, as summarized below345. RISKS RELATED TO OUR BUSINESS AND INDUSTRY • If we fail to innovate, enhance our brand, adapt and respond effectively to rapidly changing technology, our offerings may become less competitive or obsolete. Our investments in new solutions and technologies to address new marketing goals for our clients are inherently risky and may not be successful. • The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors. • Our success depends on our ability to implement our business transformation and achieve our global business strategies. 3 All references in this section to “you” are to the readers of the Management Report 4 All references to “Lux Criteo” refers to Criteo as a Luxembourg public limited liability company 5 All references to “Lux Articles” refers to the proposed articles of association of Lux Criteo

CRITEO.COM • The failure by Criteo AI Engine to accurately predict user engagement and the failure to maintain the quality of our client and publisher content could result in significant costs to us, lost revenue and diminished business opportunities. • We may not be able to effectively integrate or realize the expected benefits of acquisitions or strategic transactions, which may adversely affect our ability to achieve our growth and business objectives. • We have substantial client concentration in certain markets and solutions, with a limited number of clients accounting for a substantial portion of our revenues in those areas. • Regulatory, legislative or self-regulatory developments regarding internet or online matters could adversely affect our ability to conduct our business. • Our international operations and expansion expose us to several risks. • Our ability to generate revenue depends on our collection of significant amounts of data from various sources, which may be restricted by consumer choice, clients, publishers and retail partners, browsers or other software, changes in technology, and new developments in laws, regulations and industry standards. • We derive a significant portion of our revenue from companies in the retail, travel and marketplaces industries, and any downturn in these industries or any changes in regulations affecting these industries could harm our business. • We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. Our historical growth rates may not be indicative of our future growth, and we may have difficulty sustaining profitability. • We face intense competition for employee talent, and if we do not retain and continue to attract highly skilled talent or retain our senior management team and other key employees, we may not be able to achieve our business objectives. • Our future success will depend in part on our ability to expand into new advertising channels. • Our future success will depend in part on our ability to expand into new industry verticals and continue to build on existing verticals. • As we expand the market for our solutions, we may become more dependent on advertising agencies as intermediaries, which may adversely affect our ability to attract and retain business. • Third parties may implement technical restrictions that impede our access to data and revenue opportunities upon which we rely, which could materially impact our business and results of operations. • We experience fluctuations in our results of operations due to a number of factors, which make our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

CRITEO.COM RISKS RELATED TO DATA PRIVACY, INTELLECTUAL PROPERTY AND CYBERSECURITY • Our business involves the use, transmission and storage of personal data and confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages. • If we are unable to protect our proprietary information or other intellectual property, our business could be adversely affected. • Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property rights of others. • Failures in the systems and infrastructure supporting our solutions and operations, including as we scale our offerings, could significantly disrupt our operations and cause us to lose clients. • Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business. RISKS RELATED TO OWNERSHIP OF OUR SHARES AND THE ADSS AND THE TRADING OF THE ADSS • The market price for the ADSs has been and may continue to be volatile or may decline regardless of our operating performance. • Actions of activist shareholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or share price. • We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, and may contain restrictions which could compromise our ability to meet our financial obligations and operate and grow our business. • Our business could be negatively impacted by the activities of hedge funds or short sellers. • We do not currently intend to pay dividends on our securities and, consequently, the ability to achieve a return on your investment will depend on appreciation in the price of the ADSs. In addition, French law may limit the amount of dividends we are able to distribute. • Our by-laws and French corporate law contain provisions that may delay or discourage a sale of the Company. • You may not be able to exercise your right to vote the ordinary shares underlying your ADSs. • Your right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to your holdings. • You may be subject to limitations on the transfer of your ADSs and the withdrawal of the underlying ordinary shares. • U.S. investors may have difficulty enforcing civil liabilities against our Company and directors and senior management.

CRITEO.COM • The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the U.S. GENERAL RISK FACTORS • In periods of macroeconomic and geopolitical uncertainty beyond our control, businesses may delay or reduce their spending on advertising, which may expose us to the credit risk of some of our clients and adversely affect our business, financial condition, results of operations and/or cash flows. • Our failure to maintain certain tax regimes applicable to French technology companies may adversely affect our results of operations. • We are a multinational organization facing increasingly complex tax issues in many jurisdictions, and new taxes or laws, or revised interpretations thereof, that may negatively affect our results of operations. • If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of ADSs may be adversely impacted. • U.S. holders of our ADSs may suffer adverse tax consequences if we are treated as a "passive foreign investment company" for U.S. federal income tax purposes. • If a U.S. holder is treated as owning at least 10% of our ADSs, such person may be subject to adverse U.S. federal income tax consequences. RISKS RELATED TO THE CONVERSION • We expect to incur additional costs in connection with the Conversion and management attention may be diverted to complete the Conversion, and our business may otherwise be impacted by disruptions or uncertainty associated with the Conversion. • Legislative, regulatory, administrative, shareholder or third party action in connection with or as a result of the Conversion, or changes to or implementation of laws, rules, regulations or policies or the interpretations thereof, could materially delay or prevent the Conversion, eliminate or reduce some or all of the anticipated benefits of the Conversion or otherwise materially and adversely affect our business, results of operations and financial condition. • The Conversion is conditional, and the conditions may not be satisfied, or we may choose to abandon or delay the Conversion. • Following the completion of the Conversion, we may be delayed in or fail to complete a subsequent transfer of our domicile from Luxembourg to the United States. • The market for our shares may fluctuate as a result of the Conversion. • Our tax position could be adversely impacted by changes in tax laws in various jurisdictions. • Lux Criteo may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Lux Criteo ordinary shares.

CRITEO.COM • After the Conversion, if we declare and pay dividends, dividends you receive will generally be subject to Luxembourg dividend withholding tax. • The Conversion may not allow us to maintain a competitive worldwide effective corporate tax rate. • We will be subject to various Luxembourg taxes as a result of the Conversion. • There could be adverse tax and other consequences if we fail to maintain sufficient presence in Luxembourg. • Certain of your rights as a shareholder will change as a result of the Conversion. • As a Luxembourg company following the Conversion, we face legal requirements and limitations on company governance and actions which may negatively impact our ability to manage the company and respond to market conditions. • The Lux Articles will contain a provision enabling an acquiring person or group of persons acting in concert to require the sale of all remaining shares of Lux Criteo following an offer for the acquisition of all shares in the Company subject to meeting certain criteria. • Our ability to pay dividends will be restricted under Luxembourg law following the Conversion. • Our shareholders may face more challenges in protecting their interests compared to shareholders of a U.S. corporation, which could adversely impact the trading of our ordinary shares and our ability to pursue equity financings. • Holders of ordinary shares of Lux Criteo may not be able to exercise preferential subscription rights and may suffer dilution of their shareholding in the event of future share issuances. • Investors may have difficulty enforcing civil liabilities against us or any of our directors, officers or other employees. • The Lux Articles will contain an exclusive forum provision that could limit a shareholder’s ability to bring a claim in a judicial forum that the shareholder believes is favorable for such disputes and may discourage lawsuits against us or any of our directors, officers or other employees. • Luxembourg insolvency laws may offer our shareholders less protection than they would have under U.S. insolvency laws.

CRITEO.COM Research and development activities Main investments in 2025 The Group invested €50.7 million in tangible assets. The increase in tangible assets mainly includes server equipment in the French, U.S. and Japanese subsidiaries where the Group’s data centers are located. R&D activities Criteo invests substantial resources in research and development to conduct fundamental research on artificial intelligence, machine-learning models, enhance the algorithms in Criteo AI Engine, develop new features and solutions, conduct quality assurance testing, improve our core technology and enhance our technology infrastructure. The Group's workforce exclusively dedicated to the research and development activities was 1,181 employees at the end of 2025 (or 31% of the Group's workforce), of which 650 are employed by Criteo Technology. The total research and development costs and expenses recorded for the fiscal year amounted to €250.7 million. Foreseeable changes and outlook The Group’s strategy is based on strengthening its core business and accelerating the development of its existing and future new solutions. Significant investments made during the year 2025 in companies with a registered headquarter in France No significant investment was made in companies with a registered headquarter in France during the year 2025. Net income allocation Company net income allocation We propose to allocate the €14.7 million loss for the year ended December 31, 2025 to retained earnings.

CRITEO.COM Non-deductible tax expenses Pursuant to Article 223 quarter of the French General Tax Code, please note that there is no sumptuary expenditures nor non-deductible expenses as defined in Article 39-4 of such Code recognized as of December 31, 2025. Information on dividends paid In accordance with applicable law, the Company has not paid out any dividends for the past three fiscal years. Loans of less than three years agreed by the Company We inform you that the Company did not enter any loans of less than three years, indirectly related to its principal activity, to any very small, small or medium size companies with which it has a commercial relationship to justify such loans. Company’s share capital Employee Share Ownership As of the last day of the fiscal year: • the proportion of capital represented by shares owned by employees or officers (dirigeants) of the company or of affiliated companies within the meaning of article L. 225-180 of the French Commercial Code, subject to PEE or FCPE joint management, calculated pursuant to Article L. 225-102 of the French Commercial Code, was nil. • free shares held directly by employees or officers (dirigeants) pursuant to Article L. 225-197- 1 of the French Commercial Code represented 4.36% of the share capital. Stock options In accordance with Article L. 225-184 of the French Commercial Code, the Board of Directors provides information in its special report on transactions carried out by virtue of the provisions of Articles L. 225-177 to L. 225-186 of the French Commercial Code involving grants of options to subscribe for or purchase shares.

CRITEO.COM Free shares or Restricted Stock Units (RSUs) In accordance with Article L. 225-197-4 of the French Commercial Code, the Board of Directors provides information in its special report on transactions carried out by virtue of Articles L. 225-197- 1 to L. 225-197-3 of the French Commercial Code involving grants of free shares or Restricted Stock Units (RSUs). Acquisition by the Company of its own shares Purchase of shares in accordance with article L. 225-208 of the French Commercial Code In accordance with the provisions of article L. 225-211 alinéa 2 of the French commercial code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-208 of the French Commercial Code during fiscal year 2025, for the purposes of restricted stock units (RSUs) (in accordance with the provisions of article L. 225-197-1 to L. 225-197- 3 of the French Commercial Code) granted (or to be granted) by the Company to the employees and/or officers within the group. • Number of shares purchased during fiscal year 2025: 0.00 • Average purchase price : €0.00 (corresponding to $0.00) • Amount of the negotiation fees : €0.00 (corresponding to $0.00) As a result of the above, the number of shares purchased in accordance with article L.225-208 of the French Commercial Code registered in the name of the Company as of December 31, 2025 amounts to 629,481 shares with a nominal value of €0.025 each, representing 1% of the share capital as of December 31, 2025 and of a total accounting value of €26 million (corresponding to $29.5 million) according to an average purchase price of $46.87 (corresponding to €42.88) Purchase of shares in accordance with article L. 225-209-2 of the French Commercial Code In accordance with the provisions of article L. 225-211 al 2 of the French Commercial Code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-209-2 of the French Commercial Code during fiscal year 2025, for their allocation:: • within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or, • within one (1) year from their purchase date, to serve stock option plans, free share plans, profit sharing plans and other allocations to employees and officers of the Company and of its affiliates; or, • within five (5) years of their purchase, to shareholders who notify the Company of their intention to acquire them at an offer to sell organized by the Company itself within three (3) months of each annual ordinary shareholders’ meeting, or

CRITEO.COM • to any further purpose as may be authorized by the law when this delegation shall be used by the Board of Directors. Number of shares purchased during fiscal year 2025 : • 2,718,590 shares have been repurchased for the purpose of fulfilling obligations related to stock option programs, free share issues, employee savings plans or other allocations of shares to employees and officers of the Company or its affiliates, and • 2,674,412 shares have been repurchased for the purpose of allocating such shares as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction. • Average purchase price : €25.36 (corresponding to $28.20)6 • Amount of the negotiation fees : €48,007.55 (corresponding to $53,930.02) 4 As a result of the above, the number of shares registered in the name of the Company as of December 31, 2025 purchased in accordance with article L. 225-209-2 of the French Commercial Code amounts to 3,878,548 shares with a nominal value of €0.025 each, representing 7% of the share capital as of December 31, 2025 and of a total accounting value of €98.7 million (corresponding to $110.1 million). Information on payment terms In accordance with Article L. 441-6-1 of the French Commercial Code, the Appendix B presents the information on payment terms for trade payables and trade receivables. Employees Allocation of Group employees As of December 31, 2024 the Group had a total of 3,507 active employees. The headcount by geography is as follows: 6 On the basis of an average exchange rate of 1.1234 during the purchase period of January 1st to December 31st

CRITEO.COM Entity Number of Active Employees Criteo SA (France) 20 Criteo Ltd (U.K) 97 Criteo Corp. (USA) 666 Criteo France S.A.S. (France) 44 Criteo GmbH (Germany) 144 Criteo Korea Ltd (Korea) 66 Criteo Nordics AB (Sweden) 3 Criteo B.V. (Netherlands) 16 Criteo K.K. (Japan) 121 Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil) 29 Criteo Australia Pty Ltd (Australia) 18 Criteo Srl (Italy) 19 Criteo Advertising (Beijing) Co., Ltd. (China) 19 Criteo Singapore PTE. LTD. (Singapore) 38 Criteo LLC (Russia) 1 Criteo España, S.L. (Spain - Madrid) 11 Criteo Europa MM, S.L. (Spain- Barcelona) 630 Criteo MEA FZ – LLC (Dubai) 9 Criteo Reklamcilik Hizmetleri ve Ticaret A.Ş. (Turkey) — Criteo Canada Corp. (Canada) 61 Criteo India Private Limited (India) 317 Doobe In Site Ltd (Israel) 17 Criteo Technology S.A.S. (France) 967 Iponweb Labs Limited (Cyprus) 175 Iponweb Labs LLC (Armenia) 75 Iponweb GmbH (Germany) — Iponweb Inc. (USA) — Criteo Technology S.R.L (Romania) 36

CRITEO.COM Criteo Holdings Inc (USA) — Total Active Employees 3,649 Please note that entities not mentioned in the table above are entities where there is no headcount as of December 31, 2025. Report on the corporate governance of the Company Information about corporate officers LIST OF MANDATES HELD BY CORPORATE OFFICERS In accordance with the provisions of Article L. 225-37-4 of the French Commercial Code, the following table lists the offices and functions held by corporate officers in any company during the 2025 fiscal year: Name Positions Other mandates Megan Clarken Chief Executive Officer Capgemini SE, Director Michael Komasinski Chief Executive Officer (directeur général) From February 15, 2025 Ad Council, Board Member IAB, Board Member Meta, Member of the Client Advisory Board Microsoft, Member of the Client Advisory Board Rachel Picard Chairperson of the board of directors (until April 9, 2025) - Director (from April 9, 2025) Axa SA, Director Velvet, President Proxima Topco, President Hubert Dubosc de Pesquidoux Director (until June 13, 2025) HDP Consulting, President Rimor LLC (US LLC), Manager Sequans Communications, Director and Chairperson of the Audit Committee Siris Capital, Executive Partner Tarana Wireless, Director and Chairman of the Audit Committee Mavenir Systems Inc., Executive Chairperson Edmond Mesrobian Director Entain, Board Member and Member of the Sustainability and Compliance Committee (since May 2025) Nathalie Balla Director New R SAS, General Manager

Name	Positions	Other mandates
		Edenred SE, Director BCR SAS, General Manager IDI, representative of BM Investissement on the Supervisory Board
Stefanie Jay	Director (since June 13, 2025)	MiniLuxe Holding Corp, Board Member
Marie Lalleman	Director	External Advisor Global Network of Bain & Company, Member Payfit SAS, Director and Chairperson of the Nomination & Remuneration committee Lalleman Group SASU, President SCI Domaine du Devez, Manager (Gérante) Vusion Group, Chairperson of the Advisory Board Trainline plc, Director Tech-for-Retail Conference, Advisory Board Member
Frederik van der Kooi	Director	Steller, Director and Vice Chairperson OfferUp, Director and Member of the compensation committee Fellows Fund, Venture Partner
Ernst Teunissen	Director	Mount Auburn Hospital, member of the Supervisory Board Printful LLC, Director and Member of the Audit Committee Threestone Ventures LLC, Manager Marhar LLC, Manager Marcen LLC, Manager Lanmas LLC, Manager Just Eat Takeaway, Member of the Supervisory Board and Audit Committee LuxExperience BV, Member of the Supervisory Board (since December 2025)

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CRITEO.COM Pursuant to Articles L. 225-185 paragraph 4 and L.225-197-1, II paragraph. 4 of the French Commercial Code, the Board of Directors has set at 1% the percentage of (i) shares resulting from the exercise of stock options and (ii) free shares (RSUs) granted by the Board of Directors, which shall be kept in registered form by the corporate officers under such an obligation (i.e., Chairperson of the Board of Directors and Chief Executive Officer) until the termination of their office COMPANY GENERAL GOVERNANCE Since November 25, 2019, the duties of the chairperson of the board of directors and of the Chief Executive Officer (directeur général) are separated. Michael Komasinski performs as Chief Executive Officer (directeur général) and is also member of the board of directors since February 15, 2025. Rachel Picard was chairperson of the board of directors from July 28, 2020 until April 9, 2025. Since April 9, 2025, Frederik van der Kooi is chairperson of the board of directors. Authorizations to increase the Company’s share capital In accordance with the provisions of Article L. 225-100 of the French Commercial Code, the table in Appendix C summarizes the delegations of authority and powers granted by the General Shareholders’ meeting to the Board of Directors for capital increases pursuant to Articles L. 225-129- 1 and L. 225-129-2 of said Code.

CRITEO.COM Appendix Appendix A 1 - Five Year Company’s Financial Results Amounts in million of Euros 2021 2022 2023 2024 2025 Year-end capital Company capital €1.6 €1.6 €1.5 €1.4 €1.4 Number of ordinary shares 65,883,347 63,248,728 61,165,663 57,744,839 55,659,895 Number of shares with priority dividends Maximum number of shares to create: - by converting bonds - by subscription rights Operations and results Sales revenue (excluding taxes) €26.7 €25.3 €36.0 €55.7 €70.0 Earnings before taxes, profit- sharing, allocations for amortization, depreciation, and provisions €99.3 €(37.8) € (43.0) € 37.7 €3.3 Tax on profits €(3.2) €(7.7) € (4.9) € (7.3) € — Profit-sharing with employees € — Earnings after taxes, profit- sharing, allocations for amortization, depreciation, and provisions €75.3 € (123.1) €14.9 € (20.3) € (14.7) Distributed earnings Earnings per share Earnings after taxes, profit- sharing, before [sic] allocations for amortization, depreciation, and provisions 2 - 1 -1 1 —

Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	1	- 2	0	—	—
Dividends paid					
Payroll					
Average number of employees	868	20	24	20	20
Amount of payroll	€81.0	€ 4.4	€ 4.4	€ 2.7	€3.0
Amount paid out in company benefits (Soc. Sec. Works) net of transferred social expenses	€49.8	€9.4	€ 4.0	€3.5	€3.5

Appendix A 2 – Five Year Group Financial Performance Summary

In millions of euros	2021	2022	2023	2024	2025
Revenue	€1,905.8	€1,919.0	€1,802.5	€1,786.8	€1,721.3
Net income (loss), group share	€113.2	€ 9.3	€ 44.2	€109.8	€122.9

Appendix B - Information on payment terms

ARTICLE D.441 I-1° : RECEIVED AND NOT PAID INVOICES WITH A PAYMENT TERM BEFORE THE CLOSING DATE

Euros	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
						(A) Payment delay
Number of invoices	740	288	10	3	21	322
Total amount of invoices (with VAT) in Euros	€47,888,973	€1,266,133	€822,088	€597,817	€1,697,297	€4,383,335
Percentage of the external costs total amount	11.7 %	0.5 %	0.1 %	0.1 %	0.9 %	1.5 %
(B) Excluded invoices related to unrecorded liabilities						
Number of excluded invoices						0

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Total amount of excluded invoices in Euros	0
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)	
Payment terms used to calculate payment delays	x Contractual payment terms : 60 days
	□ Legal payment terms :

ARTICLE D.441 I-2° : ISSUED AND NOT PAID INVOICES WITH A PAYMENT TERM BEFORE THE CLOSING DATE

Euros	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay						
Number of invoices	740	317	91	25	86	519
Total amount of invoices (with VAT) in Euros	€43,318,486	€(2,984,953)	€279,335	€131,150	€155,377	€(2,419,091)
Percentage of the total revenue	12.0%	(0.8)%	0.1%	—%	—%	(0.7)%
(B) Excluded invoices related to unrecorded assets						
Number of excluded invoices						0
Total amount of excluded invoices in Euros						0
(C) Reference payment terms (contractual or legal – article L. 441-6 or article L. 443-1 of Commercial Code)						
Payment terms used to calculate payment delays	x Contractual payment terms : from 30 to 60 days					
	□ Legal payment terms :					

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CRITEO.COM Appendix C – Table of authorizations granted to the Board of Directors with respect to share capital increases Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2025 Authorizations granted by the CGM of June 13, 2023 CGM of June 13, 2023 (sixteenth resolution) Authorization to be granted to the Board of Directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs). 08.13.2026 (38 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year CGM of June 13, 2023 (twenty-first resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights. 08.13.2025 (26 months as from the CGM) This delegation expired on June 13, 2025, since a new delegation with the same object has been voted. The Board of Directors did not use this authorization during the past fiscal year CGM of June 13, 2023 (twenty-third resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized within the limit of a nominal amount of €158,122.82. 08.13.2025 (26 months as from the CGM) This delegation expired on June 13, 2025, since a new delegation with the same object has been voted. The Board of Directors did not use this authorization during the past fiscal year. Authorizations granted by the CGM of June 25, 2024 CGM of June 25, 2024 (fifteenth resolution) authorize the Board of Directors to grant time-based restricted stock units (“Time- Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries 08.25.2027 (38 months as from the CGM) The Board of Directors used this authorization on February 28, 2025, April 24, 2025, July 24, 2025, September 12, 2025, October 22, 2025, December 4, 2025, and December 22, 2025. See special report of the Board of Directors. CGM of June 25, 2024 (sixteenth resolution) Authorize the Board of Directors to grant performance-based 08.25.2027 (38 months as from the CGM) The board of directors used this authorization on February 28, 2025, on April

CRITEO.COM Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2025 restricted stock units (“Performance-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries 24, 2025 and on December 22, 2025. See special report of the Board of Directors. CGM of June 25, 2024 (eighteenth resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights 12.25.2025 (18 months as from the CGM) This delegation expired on June 13, 2025, since a new delegation with the same object has been voted. The Board of Directors did not use this authorization during the past fiscal year. CGM of June 25, 2024 (nineteenth resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by way issuing ordinary shares or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights 08.25.2026 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 25, 2024 (twentieth resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering (excluding offers covered by paragraph 1° of article L. 411- 2 of the French Monetary and Financial Code), without shareholders’ preferential subscription rights 08.25.2026 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 25, 2024 (twenty-first resolution) Delegate authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without 08.25.2026 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year.

CRITEO.COM Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2025 preserving shareholders’ preferential subscription rights pursuant to the eighteenth resolution, the nineteenth resolution and the twentieth resolution of the CGM of June 25, 2024 (“green shoe”) CMG of June 25, 2024 (twenty-second resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise), without shareholders' preferential subscription right 12.25.2025 (18 months as from the CGM) This delegation expired on June 13, 2025, since a new delegation with the same object has been voted. The Board of Directors did not use this authorization during the past fiscal year. Authorizations granted by the CGM of June 13, 2025 CGM of June 13, 2025 (nineteenth resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights 12.13.2026 (18 months as from the CGM) The board of directors did not use this authorization during the past fiscal year. CGM of June 13, 2025 (twentieth resolution) delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights 08.13.2027 (26 months as from the CGM) The board of directors did not use this authorization during the past fiscal year.

CRITEO.COM Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2025 CGM of June 13, 2025 (twenty-first resolution) Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the Nineteenth resolution and Twentieth resolution of the CGM of June 13, 2025 (“green shoe”) 08.13.2027 (26 months as from the CGM) The board of directors did not use this authorization during the past fiscal year. CGM of June 13, 2025 (twenty-second resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized within the limit of a nominal amount of €144,362.075. 08.13.2027 (26 months as from the CGM) The board of directors did not use this authorization during the past fiscal year. CGM of June 13, 2025 (twenty-third resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise), without shareholders’ preferential subscription rights 12.13.2026 (18 months as from the CGM) The board of directors did not use this authorization during the past fiscal year.

CRITEO.COM Board Report Dear Shareholders, We are holding this combined shareholders' meeting to submit resolutions for your approval, which, under French corporate law, fall partly within the scope of an ordinary shareholders’ meeting and partly within the scope of an extraordinary shareholders’ meeting. The ordinary shareholders’ meeting and the extraordinary shareholders’ meeting, which we will hold concurrently on June 29, 2026, are together referred to throughout this document as the “shareholders’ meeting”. Set forth below is the agenda for the shareholders’ meeting: Agenda for the Ordinary Shareholders’ Meeting 1. renewal of the term of office of Mr. Michael Komasinski as Director, 2. renewal of the term of office of Ms. Marie Lalleman as Director, 3. renewal of the term of office of Mr. Ernst Teunissen as Director, 4. renewal of the term of office of Mr. Edmond Mesrobian as Director, 5. non-binding advisory vote to approve the compensation for the named executive officers of the Company, 6. approval of the statutory financial statements for the fiscal year ended December 31, 2025, 7. approval of the consolidated financial statements for the fiscal year ended December 31, 2025, 8. approval of the allocation of results for the fiscal year ended December 31, 2025, 9. approval of an agreement referred to in Article L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Ms. Stefanie Jay) 10. authorization to be given to the Board of Directors to execute a buyback of Company stock in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code, Agenda for the Extraordinary Shareholders’ Meeting 11. authorization to be given to the Board of Directors to reduce the Company’s share capital by canceling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225- 209-2 of the French Commercial Code,

CRITEO.COM 12. authorization to be given to the Board of Directors to reduce the Company’s share capital by canceling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code, 13. delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock, 14. authorization to be given to the Board of Directors to grant OSAs (options to subscribe for new ordinary shares) or OAAs (options to purchase ordinary shares) of the Company to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-177 et seq. of the French Commercial Code without shareholders' preferential subscription rights, 15. approval of the maximum number of shares that may be issued or acquired pursuant to Resolution 15 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), Resolution 16 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), and Resolution 14 herein (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries), 16. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights, 17. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights, 18. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders’ preferential subscription rights, 19. delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to Resolutions 16, 17, and 18 above (“green shoe”), 20. delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise), without shareholders’ preferential subscription rights, 21. approval of the overall limits pursuant to Resolutions 16 to 20 above, and

CRITEO.COM 22. Amendment of the fifth paragraph of Article 19 of the by-laws of the Company related to general meetings in order to comply with the new provisions of Article R. 225-86 of the French Commercial Code.

CRITEO.COM I. CONDUCT OF THE BUSINESS OF THE COMPANY We submit for your approval several proposed capital increases for Criteo S.A. (the “Company”). In accordance with the provisions of Article R 225-113 of the French Commercial Code (Code de commerce), we are providing you with information on the Company's operations during the year ended December 31, 2025 and since the beginning of the current financial year. During the year ended December 31, 2025, the Company generated net sales of 70.02 million euros. As of December 31, 2025, total assets on the Company's balance sheet amounted to 1,221.77 million euros, while the year ended December 31, 2025 showed a net loss of 14.68 million euros. For further information concerning the financial statements for the year ended December 31, 2025, and for a presentation of significant events that occurred during the 2025 financial year and since the beginning of the 2026 financial year, your board of directors invites you to refer to the management report available in the brochure for the Combined General Meeting of shareholders in the “Investor Relations” section of our website at https://criteo.investorroom.com/annuals. II. DECISIONS FALLING WITHIN THE SCOPE OF THE ORDINARY SHAREHOLDERS’ MEETING A. RENEWAL OF THE TERM OF OFFICE FOR A DIRECTOR WHOSE TERM IS COMING TO AN END [RESOLUTIONS 1 TO 4] Composition of the Board of Directors The board of directors of the Company (the “Board of Directors”) is composed of eight members (each, a “Director”), seven of which are independent: Nathalie Balla, Stefanie Jay, Marie Lalleman, Edmond Mesrobian, Rachel Picard (Chairperson of the Board of Directors until April 8, 2025), Ernst Teunissen and Frederik van der Kooi (Chairperson of the Board of Directors since April 9, 2025). The only member of the Board of Directors who is not independent is Michael Komasinski, Chief Executive Officer of the Company, appointed as a Director by the Board of Directors at its meeting dated December 17, 2024 to replace Megan Clarken as of February 15, 2025. The independent members of the Board of Directors have been chosen based on their unique combination of skills, experiences and other attributes, which allows each of them to make valuable contributions to it. Four out of seven of the independent Directors are residents of the United States of America, and three out of seven of the independent Directors are European residents, so that today the Board’s composition reflects the main geographical challenges of the Company. Their range of skills allows the members of the Board of Directors to benefit from quality expertise and good practices in terms of finance and administration, corporate governance and compensation.

CRITEO.COM Attendance rate The Board of Directors and its committees meet at least four times a year. The Board of Directors met eight times in the 2025 fiscal year, including four in-person meetings. The Board of Directors also took decisions through written consultation twice in the 2025 fiscal year. The committees also met on several occasions in the 2025 fiscal year. The attendance rate of each of the Board members, both at the meetings of the Board of Directors and its committees, was 100%, with the exception of Mr. de Pesquidoux (whose term as Director expired at the end of the shareholders’ meeting held on June 13, 2025) and Mr. Komasinski, who were each absent and excused from one virtual Board of Directors meeting. Furthermore, the work undertaken by each of the Directors between the meetings, in preparation or follow-up (including reviewing pre-read material and participating in telephone conferences and regular discussions between the Directors and between the Company and the Directors), allows for effective meetings, with prudent and well-informed decision-making. Each of the Directors brings indispensable skills to the Board of Directors that are essential in addressing the unique and specific challenges faced by the Company. Renewal of the terms of office of Michael Komasinski, Marie Lalleman, Edmond Mesrobian and Ernst Teunissen The terms of office of Michael Komasinski, Marie Lalleman, Edmond Mesrobian and Ernst Teunissen are coming to an end at the end of this shareholders’ meeting. You are therefore asked to renew each of their terms of office for a period of two years, which will expire at the time of the ordinary annual shareholders’ meeting that will be called to approve the financial statements of the fiscal year ended December 31, 2027. Indeed, we believe that: - Michael Komasinski’s leadership experience, extensive knowledge of the Company as our Chief Executive Officer and over 20 years of AdTech experience and proven track record in driving accelerated growth, AI-driven innovation and scale allow him to make valuable contributions to the Board of Directors; - Marie Lalleman’s experience in and understanding of our business environment given her expertise in retail, e-commerce and digital media, qualify her to serve on, and allow her to make valuable contributions to the Board of Directors; - Edmond Mesrobian’s extensive experience as an information technology executive, including for retailers, and his service on the Board of Directors of technology companies qualify him to serve on, and allow him to make valuable contributions to, the Board of Directors; and - Ernst Teunissen’s 30 years of experience in consumer internet, online marketplaces and advertising, global capital markets, M&A as well as strategy, qualify him to serve on and allow him to make valuable contributions to the Board of Directors.

CRITEO.COM B. NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS OF THE COMPANY [RESOLUTION 5] On June 15, 2022, you recommended that the Board of Directors hold a vote every year to approve, on a non-binding basis, the compensation paid by the Company to its named executive officers. For fiscal year 2025, our named executive officers were Megan Clarken, our Chief Executive Officer (directrice générale) until February 14, 2025, Michael Komasinski, our Chief Executive Officer (directeur general) from February 15, 2025, Sarah Glickman, our Chief Financial Officer, Ryan Damon, our Chief Legal and Transformation Officer and Brian Gleason, Chief Revenue Officer and President, Retail Media until July 29, 2025. The Board of Directors, through the Compensation Committee, makes sure that the remuneration of the named executive officers be structured in a way (i) to attract and retain a highly skilled team of executives in competitive markets; (2) to reward our executives for achieving or exceeding our financial, operational, and strategic performance goals; (3) to align our executives’ interests with those of our shareholders; and (4) to provide compensation packages that are competitive and reasonable relative to our peers and the broader competitive market. Thus, the remuneration of the named executive officers is directly linked to the continuous improvements in the Company’s results and to the measures put in place that are expected to increase the value of the Company for its shareholders. Consequently, you are asked, pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, to approve, on a non-binding, advisory basis, the compensation paid by the Company to its named executive officers, as disclosed in the Company's Proxy Statement for the 2025 annual shareholders' meeting (the “Proxy Statement”). An excerpt of the Proxy Statement is appended to this report. C. APPROVAL OF THE STATUTORY AND CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025 - ALLOCATION OF PROFITS [RESOLUTIONS 6 TO 8] Every year, within six months following the end of the fiscal year, the Company’s shareholders must approve the statutory financial statements and the consolidated financial statements for the past fiscal year. Pursuant to Resolutions 6 and 7, you are being asked to approve, respectively: - the statutory financial statements (also called individual or company financial statements) and the transactions set forth therein; and - the consolidated financial statements (IFRS) and the transactions set forth therein. Pursuant to Resolution 8, you are being asked to approve the allocation of the Company's loss of €14,676,214 of the fiscal year ended December 31, 2025 to the retained earnings account.

CRITEO.COM D. EXAMINATION OF THE AGREEMENTS REFERRED TO IN ARTICLES L.225-38 ET SEQ. OF THE FRENCH COMMERCIAL CODE [RESOLUTION 9] Pursuant to Article L. 225-38 of the French Commercial Code, the Company’s shareholders must approve or ratify any new related-person agreements entered into during the 2025 fiscal year. For reference, the “Indemnification Agreement” entered in 2025 into with Michael Komasinski in his capacity of chief executive officer and director of the Company, and executed on February 15, 2025, providing, subject to French laws and regulations, for (i) the indemnification of Michael Komasinski for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect, has already been approved by the shareholders’ meeting held on June 13, 2025. It will therefore not be submitted to shareholders for approval this year. As notified to the statutory auditors of the Company, and referred to in the special report of the statutory auditors on related-party agreements referred to in Article L.225-40 of the French Commercial Code, another agreement was approved by the Board of Directors prior to its execution and is consequently subject to the approval by the shareholders’ meeting in accordance with such article. This agreement is the “Indemnification Agreement” entered into with Stefanie Jay on June 13, 2025 in her capacity as director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Stefanie Jay for damages suffered as a result of her functions, and (ii) the reimbursement of the expenses incurred in that respect. The template of this Indemnification Agreement has been incorporated by reference as Exhibit 10.9 to the 2025 Company’s Annual Report on Form 10-K, filed with the US Securities and Exchange Commission on February 26, 2026. E. BUYBACK OF THE COMPANY’S STOCK [RESOLUTION 10] You are asked to approve our ability to buy back shares of the Company’s stock, on the terms and subject to the conditions set forth herein, to use as acquisition consideration and/or to underly incentive instruments for the employees and officers of the Company and its subsidiaries. External growth, and particularly acquisitions, whether tuck-in, bolt-on or mid-sized, that would allow the Company to strengthen its technology platform, its product portfolio or its team of key employees, particularly within the Product and Research & Development teams, are important areas of development of the Company. Potential targets of strategic importance are mainly located in the highly competitive technology industry in the United States. While the Board of Directors is mindful of the importance of maximizing its financial liquidity, in particular in the context of the intense competition in the advertising technology industry, in order to take advantage of potential opportunities, we must be able to act swiftly and with the greatest financial flexibility possible, both in terms of our access to financial resources and our ability to structure consideration in a manner that is attractive to U.S. targets. In addition, since equity-based incentives are a key component in the economics of the technology industry, the Board of Directors believes it is important to be able to use Company

CRITEO.COM stock, among other means, as a potential component of acquisition consideration. Because we are not listed in the European Union and are therefore deemed a private company for French law purposes, our shareholders may not delegate their authority to the Board of Directors to issue new shares as consideration for potential acquisitions without the requirement to call a special shareholders’ meeting. However, our shareholders may delegate authority to our Board of Directors to repurchase outstanding shares in order to be able to use such shares as consideration for potential acquisitions, rather than issuing new shares. Unlike most companies incorporated under U.S. state law, which are generally able to repurchase their own shares without shareholder approval, as a French company, subject to limited exceptions only, our Board of Directors must have a specific delegation of authority in order to buy back our shares for limited pre-specified purposes, including to be used as consideration for potential future acquisitions. Furthermore, equity-based compensation is an important tool for us to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term, as well as to ensure employees’ interests are aligned with those of our shareholders. In addition, in order to give the Board of Directors the necessary flexibility to respond rapidly to any change in market conditions, we also ask you to approve that this authorization may be used to allocate the repurchased shares to shareholders of the Company who, within five years of their repurchase, notify the Company of their intention to acquire them in connection with an offering for sale organized by the Company in accordance with the conditions set out in Article L.225-209- 2 of the French Commercial Code. We also ask you to approve the use of this authorization for any other purpose that would be permitted by law on the date of such use, in the event that the permitted purposes for share buyback programs are amended by law to bring them in line with the provisions of Article L. 22- 10-62 of the French Commercial Code applicable to companies listed on a European market. Any share buybacks carried out pursuant to this authorization shall not, at any time, exceed 10% of the share capital of the Company, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for these purposes shall not at any time exceed 5% of the share capital of the Company. Any share buybacks carried out pursuant to this authorization may only be carried out at a price per share set in accordance with the criteria approved at this shareholders’ meeting, which take into account the market value of the Company’s American Depositary Shares, each representing one ordinary share of the Company (“ADS”), as listed on the Nasdaq Stock Market. The minimum purchase price per share is $10.40, and the maximum purchase price per share is $46.31. This authorization would be granted for a period of twelve (12) months (i.e., until June 29, 2027), would supersede the authorization for the same purpose granted by the shareholders’ meeting of June 13, 2025 (the “FY25 AGM”) and would be implemented under the conditions set forth in Article L. 225-209-2 of the French Commercial Code.

CRITEO.COM This authorization shall not be used during a public tender offer by a third party on the Company's shares. In support of this resolution, you will be provided, in accordance with applicable laws, with (i) the report prepared by an independent expert appointed pursuant to the provisions of Article L. 225- 209-2 of the French Commercial Code and (ii) the auditors' report on this resolution. III. DECISIONS FALLING WITHIN THE SCOPE OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING A. AUTHORIZATION TO BE GIVEN TO THE BOARD OF DIRECTORS TO REDUCE THE COMPANY’S SHARE CAPITAL BY CANCELING SHARES AS PART OF THE AUTHORIZATION TO THE BOARD OF DIRECTORS ALLOWING THE COMPANY TO BUY BACK ITS OWN SHARES IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE L. 225-209-2 AND L.225-208 OF THE FRENCH COMMERCIAL CODE – AUTHORIZATION TO THE BOARD OF DIRECTORS FOR THE COMPANY TO BUY BACK ITS OWN SHARES FOLLOWED BY THEIR CANCELLATION [RESOLUTIONS 11 TO 13] a) Share cancellation on the grounds of Article L. 225-209-2 of the French Commercial Code (Resolution 11) You are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, of up to the total cap of 10% of the share capital of the Company in any 24- month period, of all or part of the Company shares repurchased on the basis of article L. 225- 209-2 of the French Commercial Code pursuant to Resolution 11. This authorization would be granted for a period of twelve (12) months (i.e., until June 29, 2027) and would supersede the authorization for the same purpose pursuant to the 15th resolution of the FY25 AGM. b) Share cancellation on the grounds of Article L. 225-208 of the French Commercial Code (Resolution 12) Moreover, you are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, up to a total cap of €139,149.725, representing 10% of our share capital as of December 31, 2025, of all or part of the Company shares purchased pursuant to Article L. 225-208 of the French Commercial Code. This authorization would allow the Company to comply with the provisions of Article L. 225-214 of the French Commercial Code, which imposes the cancellation of shares purchased by the Company on the grounds of Article L. 225-208 that have not been allocated within one year of their repurchase. This authorization would be granted for a period of twelve (12) months (i.e., until June 29, 2027), would supersede the authorization for the same purpose pursuant to the 16th resolution of the FY25 AGM and shall not be used during a public tender offer by a third party on the Company’s shares.

CRITEO.COM c) Share buy-back followed by a share capital cancellation (share capital reduction not motivated by losses) (Resolution 13) Finally, you are being asked to authorize the Board of Directors to reduce the Company's share capital, on one or more occasions, by a maximum nominal amount of €278,299.475 (representing 20% of the share capital as of December 31, 2025) by way of a repurchase by the Company of up to 11,131,979 shares followed by the cancellation of the shares acquired, in accordance with the provisions of Articles L. 225-204 and L. 225-207 of the French Commercial Code. This Resolution aims to allow all shareholders who so wish to benefit from a liquidity opportunity on their shares in proportion to their participation in the capital. The cancellation of the shares thus repurchased will have an accretive effect on the other shareholders. In this context, you are being asked to authorize the Board of Directors to make a share buyback offer to all Company shareholders, to implement the share capital reduction, and to determine its final amount. The unitary repurchase price will be determined by the Board of Directors within the limit of a maximum price of $46.31 per share (or the equivalent in euros of this amount on the date of implementation of this delegation), i.e. a maximum aggregate amount of $515,521,947.49 for the transaction. The Company's creditors may object to the share capital reduction during a period of 20 days following the filing at the Commercial Court registry of the minutes of the shareholders' meeting and of the minutes of the deliberations of the Board of Directors implementing the delegation. This authorization would be granted for a period of eighteen (18) months (i.e., until December 12, 2027), would supersede the authorization for the same purpose pursuant to the 17th resolution of the FY25 AGM and shall not be used during a public tender offer by a third party on the Company’s shares. B. AUTHORIZATION AND DELEGATION TO BE GIVEN WITH RESPECT TO EQUITY GRANTS TO EMPLOYEES, EXECUTIVES AND DIRECTORS OF THE BOARD OF DIRECTORS OF THE COMPANY [RESOLUTIONS 14 AND 15] a) Resolution 14: Authorization to be given to the Board of Directors to grant options to subscribe to new ordinary shares (“OSAs”) (or options to purchase ordinary shares (“OAAs”) of the Company pursuant to the provisions of Articles L. 225-177 et seq. of the French Commercial Code without shareholders' preferential subscription rights You are asked to authorize the Board of Directors, within the context of Articles L. 225-177 to L. 225-185 of the French Commercial Code, to grant, within the duration allowed by law and on one or more occasions, OSAs or OAAs to corporate officers listed in Article L. 225-185 of the French Commercial Code, employees (or some of them) of the Company and of any company or economic interest group related to the Company, under the conditions referred to in Article L. 225-180-I of the French Commercial Code, provided that:

CRITEO.COM - the number of shares that may be issued or purchased upon the exercise of OSAs or OAAs granted pursuant to this authorization shall be deducted from the overall cap referenced in Resolution 15 and shall not exceed the legal limits, and - the total number of shares to be issued on exercise of granted but unexercised OSAs may never exceed one third of the share capital, The purchase or subscription price per share shall be determined by the Board of Directors on the day the OSA or OAA is granted by referencing to the closing price of an ADS on the Nasdaq Stock Market on the day preceding the grant of the OSA or OAA by the Board of Directors. However, the purchase or subscription price per share may not, under any circumstance, be less than 95% of the weighted average closing price of an ADS on the Nasdaq Stock Market in the twenty trading days preceding the day of the grant of the OSA or OAA by the Board of Directors. b) Resolution 15: Approval of the maximum number of shares that may be issued or acquired pursuant to Resolution 15 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), Resolution 16 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), and Resolution 14 herein (authorization to grant OSAs or OAAs to employees and corporate officers of the Company and employees of its subsidiaries) You are asked to set at 7,000,000 shares the maximum number of shares that: (i) may be issued or acquired following the grant of time-based restricted stock unit (“Time- Based RSUs”) decided after the shareholders’ meeting pursuant to the fifteenth resolution of the shareholders’ meeting of June 25, 2024 (the “FY24 AGM”) (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) under the 2015 time-based restricted stock units plan, adopted by the Board of Directors on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time; (ii) may be issued or acquired following the grant of performance-based restricted stock units (“Performance-Based RSUs”) decided after the shareholders’ meeting pursuant to the sixteenth resolution of the FY24 AGM (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) under the 2015 performance-based restricted stock units plan, adopted by the Board of Directors on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time; and (iii) may be issued or acquired upon the exercise of options granted after this Shareholders’ Meeting pursuant to the fourteenth resolution above (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries) under the 2016 stock option plan adopted by the Board of

CRITEO.COM Directors on April 7, 2016 and approved by the annual shareholders’ meeting held on June 29, 2016, as amended from time to time, it being specified that this limit does not apply to the number of shares issued, acquired or likely to be issued pursuant to options, warrants, Time-Based RSUs and Performance-Based RSUs granted prior to this shareholders' meeting. C. FINANCIAL DELEGATIONS TO BE GRANTED TO THE BOARD OF DIRECTORS [RESOLUTIONS 16 TO 21] The goal of Resolutions 16 to 21 is to allow the Company to swiftly raise the funds and have the financial flexibility necessary to enable it to execute on its strategic objectives, including, but not limited to, with respect to external growth. These resolutions would provide the Board of Directors with the flexibility it needs to respond quickly to changes in market conditions and thereby be able to obtain relevant financing under the best possible conditions and terms. While we believe the Company’s current liquidity position already provides ample financial flexibility, the proposed financial authorizations would provide our Board of Directors with additional flexibility to respond quickly to changes in market conditions and thereby be able to obtain financing under the best possible conditions. Thus, our external growth strategy is focused on acquisitions that complement our technology platform and product portfolio, as well as Product and Research & Development talent. Should we decide to engage in M&A transactions, we are committed to pursuing external growth opportunities in a manner that will preserve the quality of our offering, while improving its performance and delivering long-term value for our shareholders. Re-approving our Board of Directors’ financial authorizations will allow the Company to maintain equal footing with our U.S. competitors and to increase our financial flexibility by quickly raising capital and to take advantage of potential business opportunities, including, but not limited to, potential acquisitions. a) Resolution 16: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights The purpose of this delegation is to allow for the issuance of shares to underwriters in connection with an underwritten offering, similar to the offering carried out concurrently with our initial public offering in October 2013 on the Nasdaq Stock Market. You are asked to waive shareholders’ preferential subscription rights to the ordinary shares and securities that will be issued by virtue of this delegation, and to reserve this subscription for: any bank, investment services provider, or other member of an underwriting syndicate undertaking (underwriting) to ensure the realization of the share capital increase or any issuance that could in the future lead to a share capital increase in accordance with this delegation of authority.

CRITEO.COM The price of the shares will be at least equal to the volume-weighted average price of the ADSs for the five trading days preceding the determination of such price, subject to a maximum discount of 10%, as determined by the Board of Directors. The total maximum nominal amount of the share capital increases which may be carried out pursuant to this delegation cannot exceed €139,149.725, representing 10% of the share capital as of December 31, 2025. To this amount shall be added, as applicable, the amount of any additional shares to be issued to maintain, pursuant to legal, regulatory or, if applicable, contractual requirements, the rights of the security holders and other rights giving access to the share capital. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in Resolution 21. The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the overall limit set forth in Resolution 21. The Company does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public tender offer initiated by a third party on the Company’s shares, or any other context. The Company considers that a share capital increase in the maximum amount of 10% of the share capital would give it sufficient flexibility to meet its strategic objectives. This delegation would be granted for a period of eighteen (18) months (i.e., until December 12, 2027) and would supersede the delegation for the same purpose pursuant to the 19th resolution of the FY25 AGM which, in the absence of a favorable vote, will expire on December 13, 2026, and may impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives. In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY25 AGM. This delegation shall not be used during a public tender offer by a third-party on the Company’s shares. b) Resolution 17: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights You are asked to delegate to the Board of Directors the authority to decide to issue, on one or more occasions, in the proportions and at the times it shall determine, in France or abroad, in euros, in foreign currencies or in any monetary unit established by reference to several currencies, for consideration or not, ordinary shares of the Company and any securities giving access by any means, immediately and/or in the future, to ordinary shares of the Company (such shares conferring the same rights as the existing shares subject to their date of possession).

CRITEO.COM Under this delegation, you are asked to: - decide that the shareholders have, proportionally to the amount of their shares, a preferential subscription right to the ordinary shares or securities which shall be, as appropriate, issued under the delegation herein, - provide the Board of Directors with the ability to grant to shareholders the right to subscribe, subject to pro rata reduction (à titre réductible), a higher number of shares or securities than the number to which they would be entitled to subscribe by irrevocable entitlement (à titre irréductible), proportionally to the rights they have and, in any event, in the amount of their request, - decide that the total nominal amount of the share capital increases which might thus be made, immediately and/or in the future, may not exceed €695,748.675 (representing 50% of the amount of the Company’s share capital as of December 31, 2025), this limit being set without taking into account the par value of the ordinary shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, - decide that the total nominal amount of the issuances of securities representing debt securities giving access to the share capital, which may be issued cannot exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency), with this amount being deducted from the overall limit set forth in Resolution 21 below. This delegation would be granted for a period of twenty-six (26) months (i.e., until August 12, 2028) and would supersede the delegation for the same purpose pursuant to the 19th resolution of the FY24 AGM. c) Resolution 18: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering You are asked to delegate to the Board of Directors the authority to increase the Company’s share capital, on one or more occasions, by means of a public offering, i.e. by calling on the market in the broad sense or on a large number of investors, and not only on shareholders or on a limited number of investors, whether or not the subscription of shares is intermediated by the bank or banks in charge of the offering (underwriters). As set forth above, the Company intends to raise the funds necessary for the financing of the external growth operations and does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public takeover or any other context. The total nominal amount of the share capital increases which might thus be made, immediately and/or in the future, may not exceed €139,149.725, representing 10% of the amount of the Company’s share capital as of December 31, 2025, any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of

CRITEO.COM the holders of securities and other rights giving access to shares shall be added to this maximum amount, which would give sufficient flexibility to meet its strategic objectives. This amount shall be deducted from the overall limit set forth in Resolution 21 below. The total nominal amount of the issuance of securities representing debt securities giving access to the share capital, which may be issued cannot exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency), with this amount being deducted from the overall limit set forth in Resolution 21 below. Within this framework, you are asked to approve the cancellation of the preferential subscription rights of the shareholders on the ordinary shares or securities issued under the delegation herein, although the Board of Directors will retain the ability, on all or part of any such issuances, to grant shareholders a priority subscription period in accordance with the provisions of Article L. 225- 135 of the French Commercial Code. This priority subscription will not give rise to the creation of negotiable rights, but may be exercised by irrevocable entitlement (à titre irréductible) or subject to pro rata reduction (à titre réductible), it being specified that this right may only be granted if the Company’s shares are admitted for trading on a regulated market recognized as such by the Autorité des Marchés Financiers (for which the Nasdaq Stock Market does not currently qualify). We therefore propose, under the delegation herein, that you decide that the issuance price of the shares which may be issued under the delegation herein shall be determined by the Board of Directors and shall be at least equal to the volume-weighted average price of the ADSs over the course of the five trading days preceding the fixing of the issue price, subject to a maximum discount of 10%, as determined by the Board of Directors. This delegation would be granted for a period of twenty-six (26) months (i.e., until August 12, 2028) and would supersede the delegation for the same purpose pursuant to the 20th resolution of the FY24 AGM. In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY24 AGM, nor pursuant to any prior similar authorizations granted in the past. This delegation shall not be used during a public tender offer by a third-party on the Company’s shares. d) Resolution 19: Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without shareholders’ preferential subscription rights pursuant to resolutions 16, 17 and 18 above (“green shoe”) The purpose of this Resolution 19 is to allow the Board of Directors to grant a customary over- allotment option for any issuance pursuant to the Resolutions 16, 17 and 18. Any share capital increase pursuant to this delegation would be at the same price and limited to 15% of the initial share issuance.

CRITEO.COM The nominal amount of any capital increase which may be made pursuant to Resolution 17 that may be thus increased in application of this Resolution may not exceed €695,748.675, whereas the nominal amount of any capital increase carried out pursuant to Resolutions 16 and 18 that may be thus increased in application of this resolution would be deducted from the global limit set forth in Resolution 21. e) Resolution 20: Capital increase reserved for the employees of group savings plan Pursuant, to Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Articles L. 3332-1 et seq. of the French Labor Code, the Board of Directors is required to submit for the approval of the shareholders a resolution to authorize the Board of Directors to increase the Company’s share capital through the issuance of shares and securities giving access to the share capital of the Company for the benefit of employees who are members of a Company savings plan (plan d’épargne d’entreprise). In this context, we propose that the total nominal amount of the share capital increases under this delegation not exceed €41,744.90, representing approximately 3% of the share capital as of December 31, 2025 (any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount). The nominal amount of any capital increase which may be made pursuant to this delegation would be deducted from the global limit set forth in Resolution 21. The total nominal amount of the issuances of securities representing debt claims giving access to the share capital pursuant to this resolution shall not exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency) and will be deducted from the global limit set forth in Resolution 21. The issuance price of the new shares or securities giving access to the share capital would be determined by the Board of Directors pursuant to Articles L. 3332-18 to L. 3332-23 of the French Labor Code. For the benefit of the members of a company savings plan, the preferential subscription right of the shareholders to the shares or securities would be eliminated. To date, we have not implemented any company savings plans involving equity of the Company and thus employees have not received any shares thereunder. However, approving this resolution will enable our Board of Directors to adopt such a company plan if it determines in the future that such a plan is appropriate to strengthen employees and shareholders alignment. f) Resolution 21: Approval of the overall limits on the amount of ordinary shares to be issued pursuant to the delegations in Resolutions 16 to 20 above The Board of Directors proposes to set at €139,149.725, representing 10% of the share capital as of December 31, 2025, the aggregate maximum amount of the share capital increases which could be made under Resolutions 16, 18, 19 and 20. We believe that this amount strikes the correct balance between protecting our existing shareholders and providing the Company

CRITEO.COM sufficient flexibility in order to achieve its strategic objectives, including in terms of external growth. The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued pursuant to Resolutions 16, 17, 18 and 20 cannot exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency). The Board of Directors intends, whenever possible, to grant the shareholders a priority subscription period for issuances carried out pursuant to these delegations. D. AMENDMENT OF THE FIFTH PARAGRAPH OF ARTICLE 19 OF THE BY-LAWS OF THE COMPANY RELATED TO GENERAL MEETINGS IN ORDER TO COMPLY WITH THE NEW PROVISIONS OF ARTICLE R. 225-86 OF THE FRENCH COMMERCIAL CODE [RESOLUTION 22] Decree No. 2026-94 of February 13, 2026, relating to the modernization of the methods of communication with their shareholders by certain commercial companies, amended, in particular, Article R. 225-86 of the French Commercial Code, in order to extend the record date to five business days preceding the general meeting at midnight, Paris time (compared to two business days under the previous law). Consequently, Resolution 22 would amend the fifth paragraph of Article 19 of the by-laws in order to reflect the amendment of Article R. 225-86 of the French Commercial Code, as follows: "[...] The right to participate in shareholders’ meetings is evidenced by the registration of the shares in the name of the shareholder on the fifth (5th) business day preceding the date of the shareholders’ meeting at 12:00 a.m., Paris time. [...]" The rest of the article would remain unchanged. The Board of Directors

CRITEO.COM Appendix: Executive Compensation

CRITEO.COM EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS The following compensation discussion and analysis provides comprehensive information and analysis regarding our executive compensation program for 2025 for our named executive officers and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement. For 2025, our named executive officers included (i) our principal executive officer; (ii) our former principal executive officer who served during a portion of fiscal year 2025, (iii) our principal financial officer; (iv) our other executive officer, other than the principal executive officer and the principal financial officer, who was serving as of the end of the fiscal year; and (v) our former executive officer who served during a portion of fiscal year 2025. Unless otherwise noted, titles referred to in this section are as of December 31, 2025. For the year ended December 31, 2025, our named executive officers were: Michael Komasinski Chief Executive Officer (principal executive officer) Megan Clarken Former Chief Executive Officer (principal executive officer) Sarah Glickman Chief Financial Officer (principal financial officer) Ryan Damon Chief Legal and Transformation Officer Brian Gleason Former Chief Revenue Officer and President, Retail Media We believe that we have a strong team of executives with the ability to execute our strategic and operational priorities. The combination of strong executive leadership and highly talented and motivated employees played a key role in our solid financial performance in 2025, as described below. 2025 Financial and Operating Results We are a global commerce intelligence platform that drives performance for brands, agencies, retailers, and publishers. Built on proprietary commerce data from more than $1 trillion in annual transactions and two decades of AI innovation, we help companies across the ecosystem make smarter decisions and achieve better outcomes, while delivering more relevant experiences for shoppers. With thousands of clients and deep partnerships across global retail and digital commerce, we provide the technology and insights businesses need to compete and grow. 2025 Financial Results: In 2025, the financial results of our two reportable segments: Performance Media and Retail Media, included the following highlights: • Revenue increased by 1%, or was flat at constant currency, from $1,933 million in 2024 to $1.945 billion in 2025. This was driven by Retail Media growth and partially offset by flat revenue in Performance Media; • Gross profit increased 7% year-over-year, from $983 million in 2024 to $1,049 million in 2025; • Contribution excluding traffic acquisition costs, which we refer to as Contribution ex-TAC, which is a non-GAAP financial measure, increased by 5% year-over-year, or 4% at constant currency, from $1,121 million in 2024 to $1,175 million in 2025; • Retail Media Contribution ex-TAC grew 2% year-over-year (or 2% on a constant currency basis) and same-retailer Contribution ex-TAC retention was 112% in 2025 excluding the scope reduction from our largest client;

CRITEO.COM • Performance Media Contribution ex-TAC increased 6% year-over-year (or 4% on a constant currency basis); • Net income increased by 30% year-over-year from $115 million in 2024 to $149 million in 2025; • Adjusted EBITDA, which is a non-GAAP financial measure, increased by 4% from $390 million in 2024 to $407 million in 2025; and – Cash from operating activities was $311 million and Free Cash Flow amounted to $211 million in 2025.1 Contribution ex-TAC and Adjusted EBITDA are non-GAAP measures. Contribution ex-TAC is a profitability measure akin to gross profit. It is calculated by deducting traffic acquisition costs from revenue and reconciled to gross profit through the exclusion of other cost of revenue. We define Adjusted EBITDA as our consolidated earnings before financial income (expense), income taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, certain restructuring, integration and transformation costs, certain acquisition-related costs and a loss contingency related to a regulatory matter. Traffic acquisition costs consist primarily of purchases of impressions from publishers on a CPM basis. We purchase impressions directly from publishers or third-party intermediaries, such as advertising exchanges. We recognize cost of revenue on a publisher by publisher basis as incurred. Costs owed to publishers but not yet paid are recorded in our consolidated statements of financial position as trade payables. Please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026 on page 57 for a reconciliation of gross profit to Contribution ex-TAC and at page 72 for a reconciliation of net income to Adjusted EBITDA, in each case the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Constant currency measures exclude the impact of foreign currency fluctuations and are computed by applying the 2024 average exchange rates for the relevant period to 2025 figures. A reconciliation is provided in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2025 Annual Report on Form 10-K at page 68 in the section entitled “Constant Currency Reconciliation.” The following charts show the change in our revenue, Contribution ex-TAC, gross profit, net income, Adjusted EBITDA and cash flow from operating activities over the past three years: 1 Free Cash Flow, defined as cash flow from operating activities less acquisition of intangible assets, property, plant and equipment, is a non-GAAP financial measure. For the year 2025, Free Cash Flow is calculated by considering Cash Flow from Operating Activities of $311 million and a $101 million usage for net additions to intangible assets, property, and equipment. For a reconciliation from operating activities to free cash flow, please see Annex D.

CRITEO.COM Operational Metrics: – Criteo's media spend2 activated by the Commerce AI Platform for marketers and media owners was over $4.3 billion in 2025; • Criteo had approximately 740 million Daily Active Users (DAUs), or more than three billion DAUs across channels, including social; • We ended the year with approximately 17,000 clients globally, while maintaining an average client retention rate (as measured on a quarterly basis) of approximately 90% over the past three years; 2 Media spend is defined as the sum of working media spend allocated to Retail Media campaigns and media spend activated on behalf of Performance Media clients.

CRITEO.COM Executive Compensation Highlights for 2025 Highlights of our executive compensation program for 2025 include the following: – We continue to maintain rigorous short- and long-term incentive compensation programs for our executive officers to ensure fair ongoing pay-for-performance outcomes and strong alignment with our shareholders: – We paid out annual incentives to our active named executive officers at 96%-101% of target based primarily on our achievement of quantitative Company financial performance metrics along with the named executive officers’ achievement of qualitative objectives; – We updated our compensation peer group to maintain alignment with key attributes of the Company (including our industry, market capitalization and certain financial metrics, including annual revenue and annual revenue growth), and determined executive compensation levels with reference, in part, to these reasonably comparable groups; – We continued the practice by which a majority of our executive officers’ target total direct compensation opportunity is performance-based and variable paid in the form of both short- term incentives and long-term equity-based incentives, including performance-based stock units (“PSUs”) and time-vesting restricted stock units (“RSUs”). Our long-term equity incentive awards vest over four years for RSUs and three years for PSUs, and provide executives with differentiated payout opportunities tied to growth in Company value over time or achievement of measurable, objective, pre-established performance goals; and – We maintained changes from 2024 to our long-term incentives (“LTI”) programs for our executive officers designed to align with long-term shareholder interests, such as linking the majority to performance conditions, keeping rigorous time and ownership requirements, and retaining relative TSR as a strategic performance metric for 50% of the PSUs awarded to such executive officers.

CRITEO.COM Executive Compensation Policies and Practices We maintain several policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy: What We Do What We Don’t Do  Performance-based equity incentives with long-term vesting requirements  Strong percentage of executive equity granted in the form of performance-based annual incentives  Caps on performance-based cash and equity compensation payouts  Annual compensation program review and, where appropriate, alignment with our compensation peer group; review of external analysis of competitive market data when making compensation decisions  Significant portion of executive compensation contingent upon corporate performance, which directly influences shareholder return along with relative TSR performance  Four-year equity award vesting periods for RSUs, three-year performance period for certain of our PSUs  Clawback policy requiring recoupment of erroneously awarded incentive-based compensation paid to executive officers if our financial statements are the subject of an accounting restatement that complies with applicable SEC and Nasdaq rules  Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our ADSs  Limited executive perquisites  Independent compensation consultant engaged by our compensation committee  Annual board and committee self-evaluations  Rigorous Section 16 executive officer share ownership requirement guidelines  Stringent non-employee director share ownership requirement guidelines  No “single-trigger” change of control benefits  No post-termination retirement or pension non-cash benefits or perquisites for our executive officers that are not available to our employees generally  No tax “gross-ups” for change of control benefits  No employment agreements with executive officers that contain guaranteed salary increases, bonuses, or equity compensation rights  No discounted stock options or option re- pricings without shareholder approval  No payment or accrual of dividends on unvested stock options, PSU or RSU awards New Hire Package and Year One Compensation for New CEO Michael Komasinski joined Criteo as CEO on February 15, 2025, bringing over 20 years of advertising industry expertise and a proven track record of driving accelerated growth, AI-driven innovation, and scale. In formulating his compensation package, the compensation committee, together with the Board of Directors, reviewed carefully what it would take to attract, motivate and retain a recognized leader of Mr. Komasinski's caliber, while considering closely competitive market data and practice in our peer group and the broader AdTech sector.

The compensation committee designed a compensation package that would remain consistent with Criteo's executive compensation practices, linking the majority of CEO compensation to performance with clear metrics. Over 80% of the total target compensation opportunity was in equity with a long-term focus and alignment with shareholder outcomes, with 70% of this equity initially tied to performance, half based on strategic financial targets, and the other half based on relative total shareholder return. A number of new-hire one-time compensation elements were also provided, largely intended to cover compensation that Mr. Komasinski would forfeit in leaving his previous employer. A summary table is provided below.

The primary challenge in setting Mr. Komasinski's starting compensation at Criteo involved shifting him from a significantly different pay mix which was heavily cash-focused in his previous agency role, where he was a well-established and recognized top executive.

In order to respect the Company's policies and market practice, upon joining the Company, Mr. Komasinski was asked to make a significant trade-off between fixed and total cash income and the upside potential but increased risk of long-term equity-based compensation. Such a change could only be attractive and reasonable if certain assumptions around the equity compensation plan were satisfied. When it became apparent early in Mr. Komasinski's tenure as CEO that the initial assumptions around his equity compensation package were impaired, the Board of Directors initiated discussions about possible one-time measures that could be implemented to meet the parties' initial expectations about Mr. Komasinski's initial compensation opportunity, but still maintain strong longer-term accountability for Company performance and investor alignment.

2025 CEO Compensation		
Component	**Amount**	**Comments**
Annual Base Salary	$750,000	Pro-rated for 2025, this was set in line with market of the Company's peer group but still significantly below Mr. Komasinski's base salary with his previous employer.
Target Annual Cash Bonus	100% of base, maximum 200%	Cash bonus comprised of 80% on financial metrics and 20% on individual strategic objectives. This bonus added to base salary resulted in a total target cash compensation near the midpoint of CEOs in the Company's peer group.
Annual Equity Award 2025	$5,000,000[(1)] at target (30% RSUs, 35% Financial PSUs and 35% Relative TSR-based PSUs)	RSUs with 4 year vesting & PSUs with 3 year vesting.
One-time New Hire Items		
Sign-on Bonus	$1,000,000	Sign-on bonus included a repayment obligation of the full amount in the event of resignation or termination for cause in first 12 months. Most of this bonus was intended to replace $900,000 in estimated forfeited value of annual cash incentive from Mr. Komasinski's previous employer.

CRITEO.COM

CRITEO.COM One-Time Sign-on Addition $100,000 This additional one-time cash bonus was to cover unforeseen out-of-pocket expenses to Mr. Komasinski that resulted from changing from his previous employer’s benefits plans. These added costs were only confirmed after he had joined Criteo. Sign-on Equity Award $2,000,000(1) (divided as 2025 award above) Vesting as 2025 award above. This was also intended to replace the estimated value of outstanding long-term incentives that Mr. Komasinski forfeited when he left his prior employer. Exceptional in-year Retention One-Time Additional Equity Award $2,500,000(1) all RSUs A one-time corrective action. See below for additional details. (1) Represents the intended value of the grant at the time of the decision by the Board of Directors. Actual grant date fair value may differ slightly. As described above, Mr. Komasinski’s initial equity award upon joining the Company was heavily performance-based (the “Performance-Based New Hire Award,” collectively with the time-based new hire award, the “New Hire Awards”), and a significant part of this equity compensation was intended to compensate a decrease in cash compensation from his previous employment. Early in Mr. Komasinski’s time as CEO, a precipitous decline in the Company’s share price (from a peak of $45.50 on February 7, 2025 the week before he started, dropping to $38.81 by the end of February 2025, and to $23.83 by the end of Q2 2025) caused a substantial portion of his new hire package to lose value in a very short period of time. If Mr. Komasinski had joined just a few months later, the situation would have been very different. The Board of Directors, following extensive consideration and analysis, determined that, due to changes in market, including a general decline in the AdTech sector, and Company conditions, such as the decrease in scope with two specific Retail Media clients, as communicated soon after Mr. Komasinski joined in Q1 2025, all unrelated to his performance as CEO and occurring well before his actions could have any impact, the incentive value of the New Hire Awards had fallen substantially below the level originally intended to ensure a market competitive total direct compensation opportunity for a newly hired CEO assuming the role and responsibilities of a global corporation, and accordingly no longer served our motivational and retention objectives, presenting the Board of Directors with significant enterprise risk. The Board of Directors therefore decided on December 19, 2025 to take two highly exceptional, one-time measures to address these concerns while maintaining reasonable market alignment and appropriate focus on go-forward, longer term business priorities, effective alignment of his target total direct compensation and our business performance and satisfy our retention objectives: (iv) Grant a one-time award valued at $2,500,000 in time-vesting RSUs to cover a portion of the loss in value of Mr. Komasinski’s target new hire award, with 3 year vesting. Note that with this addition, the majority of the grant date value of all of Mr. Komasinski’s equity awards in 2025

CRITEO.COM will still be tied to performance (see pay mix graphic in section below) to maintain strong pay- for-performance alignment; and • Strengthen focus on future company financial performance by converting his 2025 relative TSR- based PSUs to financial PSUs with half based on 2026 plan metrics, and half on 2027 plan metrics, preserving the same original total vesting schedule. These metrics for 2026 are focused on top-line growth, as a strategic priority for the Company. In order to maintain consistency with shareholders’ experience, these cumulative changes were intended to restore Mr. Komasinski’s compensation to an adequate level, but not to compensate the full loss in value at the current share price. Note that the Board of Directors is committed to maintaining a strong link between CEO and executive compensation and total shareholder return performance, and that the CEO’s equity grant for 2026 will again include a significant relative TSR component. Executive Pay Mix The charts below show the target total pay mix for each of Mr. Komasinski, our Chief Executive Officer, Ms. Clarken, our former Chief Executive Officer, Ms. Glickman, our Chief Financial Officer, Mr. Damon, our Chief Legal and Transformation Officer and Mr. Gleason, our former Chief Revenue Officer and President, Retail Media. The long-term compensation presented below is based on grant date fair values, and there is no assurance that these amounts will reflect their actual economic value or that such amounts will ever be realized. The charts illustrate the overall predominance of performance-based compensation and variable (as opposed to fixed) long-term incentive compensation through performance-based annual incentives and equity awards in our executive compensation program. We believe that this weighting of components allows us to reward our executives for achieving or exceeding our financial, operational and strategic performance goals, and align our executives’ long-term interests with those of our shareholders.

CRITEO.COM Chief Executive Officer Michael Komasinski’s sign-on equity grant consisted of 70% PSUs. The above pay mix chart, however, also includes the one-time, additional RSUs granted to Mr. Komasinski in December 2025 (for more information, please see “Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO”) which decreased the overall percentage of PSUs reflected in the above chart but maintained a majority of the equity grant value tied to performance.

CRITEO.COM The retirement of former Chief Executive Officer, Megan Clarken, was announced and the terms of her separation as reflected in her Transition Agreement (for more information, please see “Compensation Discussion and Analysis - Executive Employment Agreements”), were determined before the 2025 equity grant cycle. Accordingly, Ms. Clarken only received cash compensation and benefits during fiscal year 2025.

CRITEO.COM For more information on the pay mix for our named executive officers, please see “Compensation Tables—Summary Compensation Table.”

CRITEO.COM Compensation Philosophy and Objectives Pay for Performance Our philosophy in setting compensation policies for our executive officers has four fundamental objectives:  to attract and retain a highly skilled team of executives in competitive markets;  to reward our executives for achieving or exceeding our financial, operational and strategic performance goals;  to align our executives’ long-term interests with those of our shareholders; and  to provide compensation packages that are both competitive and reasonable relative to our peers and the broader competitive market. The compensation committee and the Board of Directors believe that executive compensation should be directly linked both to annual achievements in corporate performance and to accomplishments that are expected to increase shareholder value over time. Historically, the Board of Directors has compensated our executive officers through three direct compensation components: base salary, an annual incentive bonus opportunity and long-term equity-based incentive compensation. The compensation committee and the Board of Directors believe that cash compensation in the form of base salary and an annual incentive bonus opportunity provides our executive officers with short-term rewards for success in operations, and that long-term incentive compensation in the form of equity awards increases retention and aligns the objectives of our executive officers with those of our shareholders with respect to long-term performance. Since 2021, long-term equity compensation for our executive officers has consisted of RSU and PSU awards, though a stock option plan remains available for future equity award consideration. For more information, please see “—Long Term Incentives.” Participants in the Compensation Process Role of the Compensation Committee and the Board of Directors In accordance with French law, committees of our Board of Directors have an advisory role for matters falling into the competence of the Board of Directors under French law and can only make recommendations to our Board of Directors in this respect. As a result, while our compensation committee is primarily responsible for our executive compensation program, including establishing our executive compensation philosophy and practices, as well as determining specific compensation arrangements for the named executive officers, final approval by our Board of Directors is required on such matters. The Board of Directors’ decisions and actions regarding executive compensation referred to throughout this Compensation Discussion and Analysis are made following the compensation committee’s comprehensive in-depth review, analysis and recommendation. The Board of Directors approves the performance goals recommended by the compensation committee under the Company’s annual and long-term incentive plans and the level of achievement by our executive officers of these goals. While the compensation committee draws on a number of resources, including, input from our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation), and Compensia, the compensation committee’s independent compensation consultant, to make decisions regarding our executive compensation program, the compensation committee is responsible for making the ultimate recommendation to be approved by the Board of Directors. The compensation committee relies upon the judgment of its members in making recommendations to the Board of Directors after considering several factors, including recommendations of the chairperson of the Board of Directors and the Chief Executive Officer with

CRITEO.COM respect to the compensation of executive officers (other than with respect to the Chief Executive Officer’s own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared to similarly situated executives at peer companies (based on a review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant. Role of Compensation Consultant The compensation committee retains the services of Compensia as its independent compensation consultant. The mandate of the compensation consultant includes assisting the compensation committee in its review of executive and director compensation practices, including analysis of competitive market data and practices and the competitiveness of our executive officer pay levels, design of the Company’s annual and long-term incentive compensation plans, and executive compensation design. The compensation committee is responsible for oversight of the work of Compensia and annually evaluates the performance of Compensia. The compensation committee has discretion to engage and terminate the services provided by Compensia. At its meeting in October 2025, the compensation committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the compensation committee. Role of Chief Executive Officer In 2025, Mr. Komasinski, who has served as our Chief Executive Officer since February 15, 2025, attended compensation committee meetings and worked with the chair of the compensation committee and Compensia to develop compensation recommendations for the executive officers (excluding Mr. Komasinski), based upon individual experience and breadth of knowledge, individual performance during the year and other relevant factors listed above. The compensation committee works directly with Compensia to recommend to the Board of Directors compensation actions for individuals holding the position of Chief Executive Officer. In accordance with Nasdaq rules, the charter of the compensation committee provides that individuals holding the position of Chief Executive Officer are not present during deliberations or voting concerning their own compensation. Use of Competitive Market Data The compensation committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program, including an evaluation of the compensation practices at peer companies. The compensation committee uses an analysis of market data drawn from this evaluation to ensure that our compensation practices are competitive in the marketplace and to assess the reasonableness of compensation. Our peer companies in 2025 were recommended to the compensation committee by Compensia, then selected by the compensation committee and subsequently approved by the Board of Directors. Each year, the compensation committee reviews and updates our peer group, as appropriate, with the assistance of Compensia. The companies comprising the peer group for 2025 were selected on the basis of their comparability to Criteo in terms of industry (with a focus on public internet software and services companies focused on advertising/media-related business in the United States, geographic location, market capitalization, financial attributes (including revenue, revenue growth, comparable gross profit and operating/net income), number of employees and other relevant factors. Based on this evaluation, the compensation committee selected the companies in the following table for the 2025 peer group, which were subsequently approved by the Board of Directors. The peer companies generally had revenues up to two times the Company’s revenue, and market capitalization between a quarter to four times the Company’s market capitalization.

Blackbaud	Etsy	Thryv Holdings
Box	Integral Ad Science Holding	Tripadvisor
CarGurus	LiveRamp Holdings	Verint Systems
Cars.com	Magnite	Yelp
Commvault Systems	MicroStrategy	Zeta Global Holdings
Digital Turbine	QuinStreet	Ziff Davis
DoubleVerify Holdings	Stagwell	ZoomInfo Technologies

Changes to the U.S. peer group from 2024 to 2025 include the addition of Stagwell, Etsy and ZoomInfo Technologies and the removal of Nutanix. These changes result in a peer group that the compensation committee believed was more closely aligned with Criteo's financial and value criteria. Please note that the Company no longer updates a separate European peer group as of 2025 given that European peers were becoming less relevant with all Company executive officers based in the U.S., and were therefore no longer being used for benchmarking.

In addition to reviewing an analysis of market data drawn from its approved peer group, the compensation committee also reviews competitive compensation data from broader Radford Global Compensation survey cuts and proprietary Compensia databases. To assist the Company in making its executive compensation decisions for 2025, Compensia evaluated competitive market practices, considering base salary, target annual incentives as a percentage of base salary, annual incentive plan structures, target total cash compensation, target annual long-term incentive grant date fair values, equity award mixes and structures, and target total direct compensation.

In general, our Board of Directors seeks to set our executives' target total cash compensation (base salary plus target annual incentive bonus) and long-term incentive compensation at levels that are competitive with our peers (based on its review of the compensation data for executives with similar roles at the companies in the approved peer group) and, in the case of long-term incentive compensation, at a level competitive with our peers and significant enough to ensure strong alignment of our executive officers' interests with those of our shareholders.

However, the compensation committee does not formally "benchmark" our executive officers' compensation to a specific percentile of our peer group. Instead, it considers competitive market data as one factor among many in its deliberations. The compensation committee exercises independent judgment in determining appropriate levels and types of compensation to be paid based on its assessment of several factors, including recommendations of the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared with similarly situated executives at peer companies (based on review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant.

Prior Year Say-On-Pay Results

At the 2022 Annual General Meeting, our shareholders expressed a preference for holding advisory votes to approve the compensation of the named executive officers on an annual basis. In light of this vote, the Company's Board of Directors determined that the Company will continue to hold an advisory vote to approve named executive officer compensation on an annual basis until the next required say-on-frequency vote, which will be held at the 2028 Annual General Meeting.

Our executive compensation program received the support of our shareholders and was

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CRITEO.COM approved, on a non-binding advisory basis, by approximately 97.98% of the votes cast at the 2025 Annual General Meeting. We greatly value feedback from our shareholders on our executive compensation program and corporate governance policies and welcome input, as it impacts our decision-making. As a result of our engagement with our shareholders, detailed below, our compensation committee made a number of changes to the structure of the long-term incentive compensation program for our executive officers, commencing in 2024. We believe that ongoing engagement builds mutual trust with our shareholders, and we will continue to monitor feedback from our shareholders and will continue to solicit shareholder views on our executive compensation program in the future, as appropriate. In 2025, our management team continued to frequently engage with the investment community, hosting and participating in 182 investor events, including during roadshows and conferences as well as phone calls and meetings with approximately 193 firms. Shareholders we spoke to jointly represented about 81% of floating shares as of December 31, 2025. In 2025, we engaged with shareholders to discuss corporate governance, board composition, executive compensation, business strategy, capital allocation and other governance-related topics. In such engagements, investors’ feedback and suggestions on our executive compensation program were regularly heard and taken into consideration. Based on future engagement with our shareholders, our compensation committee and Board of Directors will continue to consider potential shareholders’ feedback and take them into account in future determinations concerning our executive compensation program. Elements of Executive Compensation Program In 2025, as in prior years, our executive compensation program consisted of three principal elements: • Base salary • Annual incentive • Long-term incentives Base Salary Base salary is the principal fixed element of an executive officer’s annual cash compensation during employment. The level of base salary reflects the executive officer’s skills and experience and is intended to be on par with other job opportunities available to such executive officer. Given the industry in which we operate and our compensation philosophy and objectives, we believe it is important to set base salaries at a level that is both market competitive in order to retain our current executives and reasonable, and to hire new executives when and as required. However, our review of competitive market data is only one factor in formulating recommendations for base salary levels. In addition, the compensation committee also considers the following factors: • individual performance of the executive officer, as well as overall performance of the Company, during the prior year; • level of responsibility, including breadth, scope and complexity of the position; • years and level of experience and expertise and location of the executive officer; • internal review of the executive officer’s compensation relative to other executives to contemplate internal fairness considerations; and

CRITEO.COM • in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. Base salaries for our executive officers are determined on an individual basis at the time of hire. Adjustments to base salary are considered annually based on the factors described above. 2024 — 2025 Base Salaries The base salaries of the named executive officers for 2024 and 2025 and related explanatory notes are set forth below: Name Position 2025 Base Salary (USD) 2024 Base Salary (USD) Explanatory Notes Michael Komasinski Chief Executive Officer $750,000 Not Applicable The amount shown with respect to 2025 reflects the full annual target base salary Mr. Komasinski was eligible to receive. The prorated amount corresponding to his start date in February 2025 was $657,534. Mr. Komasinski’s remuneration is solely for his role as Chief Executive Officer of Criteo Corp. Megan Clarken Former Chief Executive Officer $725,000 $711,325 The amount shown with respect to 2025 reflects the full annual target base salary Ms. Clarken was eligible to receive. The prorated amount corresponding to her date of retirement as Chief Executive Officer in February 2025 was $146,986. Sarah Glickman Chief Financial Officer $529,000 $516,817 The amount shown with respect to 2024 reflects the compensation Ms. Glickman received due to proration of the effective date in April 2024 based on an annual base salary of $529,000. Ryan Damon Chief Legal and Transformation Officer $490,000 $482,541 The amount shown with respect to 2024 reflects the compensation Mr. Damon received due to proration of the effective date in April 2024 based on an annual base salary of $490,000. Brian Gleason Former Chief Revenue Officer and President, Retail Media $575,000 $550,137 The amount shown with respect to 2025 reflects the full annual target base salary Mr. Gleason was eligible to receive. The prorated amount corresponding to his date of resignation in July 2025 was $330,822. The amount shown with respect to 2024 reflects the compensation Mr. Gleason received due to proration of the effective date July 2024, based on an annual base salary of $575,000.

CRITEO.COM Annual Incentive Bonus The Company provides our executive officers with the opportunity to earn annual cash bonus awards pursuant to the Executive Bonus Plan (“EBP”), which are specifically designed to motivate our executive officers to achieve pre-established Company-wide goals set by the Board of Directors and, to a lesser degree, reward them for individual results and achievements in a given year. The EBP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the EBP seeks to: (i) help attract and retain a high quality executive management team; (ii) increase management focus on challenging yet realistic goals intended to create value for shareholders; (iii) encourage management to work as a team to achieve the Company’s goals; and (iv) provide incentives for participants to achieve results that exceed Company goals. Pursuant to the EBP, the annual cash bonus opportunities for our executive officers are approved on an annual basis by the Board of Directors. The Company goals, their relative weighting, and the relative weighting for each of the individual performance goals of the executive officers, if applicable, are also established by the Board of Directors at the beginning of the year, upon recommendation of the compensation committee, shortly after the Board of Directors has approved our annual operating plan. Under the EBP, the Board of Directors has the discretion to determine the extent to which a bonus award will be adjusted based on an executive officer’s individual performance or such other factors as it may, in its discretion, deem relevant. An executive officer’s bonus award may be adjusted downward to zero by the Board of Directors based on a review of factors including individual performance. The Board of Directors is not required to set individual qualitative performance goals for a given year. 2025 Annual Bonus Performance Goals The performance measures and related target levels for the 2025 EBP, which reflected performance requirements set at the start of the year in the Company’s annual operating plan, were developed by the compensation committee and approved by the Board of Directors at meetings held in February 2025. In the first quarter of 2025, the Board of Directors, on the recommendation of the compensation committee, set two shared quantitative goals applicable to all of the named executive officers (weighted 80%, collectively) and individual qualitative goals for each of our named executive officers (weighted 20%). All of our named executive officers participated in the 2025 EBP. Quantitative Goals The quantitative measures selected for the 2025 EBP were the 2025 achievement of financial targets in (i) Contribution ex-TAC,3 measured at constant currency and (ii) Adjusted EBITDA, measured at constant currency at 2025 plan rates. These measures were approved by the Board of Directors because Contribution ex-TAC and Adjusted EBITDA are the key measures it uses to monitor the Company’s financial performance. In particular, our strategy focuses on maximizing the growth of our Contribution ex-TAC on an absolute basis over maximizing our near-term gross margin, as we believe 3 Contribution ex-TAC is a non-GAAP financial measure of profitability akin to gross profit. It is calculated by deducting traffic acquisition costs from revenue and reconciled to gross profit through the exclusion of other costs of revenue.

this focus builds sustainable long-term value for our business by fortifying a number of our competitive strengths, including access to advertising inventory, breadth and depth of data and continuous improvement of the Criteo AI Engine's performance, allowing it to deliver more relevant advertisements at scale. In 2025 (as in the previous three years), the Contribution ex-TAC measure and Adjusted EBITDA measure were given equal weight of 40% and 40%, respectively (collectively 80% for the 2025 quantitative goals). In setting the payout scale for both the Contribution ex-TAC portion and the Adjusted EBITDA portion of the quantitative goals, payout levels were set to be challenging, yet achievable, taking the business context into consideration. Finally, when determining quantitative performance, the Company's reported Contribution ex-TAC for 2025 was to be adjusted for EBP purposes by using the same exchange rate as was used to establish the Contribution ex-TAC targets in February 2025.

The payout scale on the **Contribution ex-TAC** portion of the 2025 quantitative goals approved in early 2025 was as follows, with Contribution ex-TAC growth measured, in each case, on a constant-currency basis:

- If 2025 Contribution ex-TAC was below $1,117 million, the payout on the Contribution ex-TAC portion of the quantitative goals would have been zero;
- If 2025 Contribution ex-TAC growth was between $1,117 million and the $1,201 million target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 50% and 100% of target;
- If 2025 Contribution ex-TAC growth was between the $1,201 million target and the $1,321 million stretch target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 100% and 150% of target;
- If 2025 Contribution ex-TAC growth was between the $1,321 million stretch target and the $1,381 million maximum target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 150% and 200% of target; and
- If 2025 Contribution ex-TAC growth was $1,381 million or greater, our executives could achieve the maximum payout on the Contribution ex-TAC portion of the quantitative goals, which was 200%.

Viewed in terms of required year-over-year growth, the Contribution ex-TAC portion of the 2025 quantitative goals would be based on 7.2% growth for a target level payout and 23.3% growth for a maximum level payout.

2024 Contribution ex-TAC*	2025 Contribution ex-TAC Targets*							
	Threshold		Target		Stretch		Max	
($ millions)	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth
1,120	1,117	(0.3)%	1,201	7.2%	1,321	18.0%	1,381	23.3%

*Presented in constant currency at 2025 plan rates. 2024 reported Contribution ex-TAC was $1,121.5 million.

The payout scale on the **Adjusted EBITDA** portion of the 2025 quantitative goals approved in early 2025 was as follows, in each case calculated on an absolute basis and excluding currency impacts:

- If 2025 Adjusted EBITDA was less than $333 million, the payout on the Adjusted EBITDA portion of the quantitative goals would have been zero;

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CRITEO.COM • If 2025 Adjusted EBITDA was between $333 million and the $392 million target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 50% and 100% of target; • If 2025 Adjusted EBITDA was between the $392 million target and the $461 million stretch target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 100% and 150% of target; • If 2025 Adjusted EBITDA was between the $461 million stretch target and the $490 million maximum target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 150% and 200% of target; and • If 2025 Adjusted EBITDA was $490 million or greater, our executives could achieve the maximum payout on the Adjusted EBITDA portion of the quantitative goals, which was 200%. 2024 Adjusted EBITDA* ($ millions) 2025 Adjusted EBITDA Targets Threshold Target Stretch Max Amount ($ millions) Amount ($ millions) Amount ($ millions) Amount ($ millions) 390 333 392 461 490 *Presented in constant currency at 2025 plan rates. 2024 reported Adjusted EBITDA was $390.1 million. The quantitative goals determined in early 2025 and the achievement levels for such goals were designed to ensure proper alignment between the 2025 EBP and the internal 2025 financial plan supporting the guidance that we published at the beginning of 2025. The chart below sets forth the 2025 quantitative goal performance levels and the achievement levels for such goals, as well as actual Company performance for 2025 against which executive performance was measured. Payout Scale Performance Measure Weight 50% 100% 150% 200% Actual Achievement as Percent of Target Payout of Bonus Opportunity 2025 Contribution ex-TAC* 40% $1,117 million $1,201 million $1,321 million ≥$1,381 million $1,160 million 96.6% 76% 2025 Adjusted EBITDA* 40% $333 million $392 million $461 million ≥$490 million $412 million 105.1% 115% *Calculated on a constant currency basis and using the same exchange rate as was used to set the target performance levels in February 2025. The Company's as reported constant currency Contribution ex-TAC was $1,160.7 million. As shown above, year-over-year Contribution ex-TAC growth was 4% at constant currency, which resulted in a 96.6% payout for the Contribution ex-TAC portion of the quantitative goals, and Adjusted EBITDA was $412 million, which resulted in a payout of 105.1% on the Adjusted EBITDA portion of the quantitative goals, averaging 100.9% for the financial metric performance. This resulted in a total of 96% of the target bonus amounts to the 2025 EBP participants with 100% achievement of the qualitative goals discussed below.

Qualitative Goals

Pursuant to the EBP, the Board of Directors approved individual qualitative goals for each of the 2025 EBP participants that were aligned to strategic performance objectives for those individuals. The qualitative goals were weighted 20% of the target bonus opportunity, and this component was evaluated at the discretion of the Board of Directors. The qualitative goals for 2025 were selected for Mr. Komasinski, Ms. Glickman, and Mr. Damon in the first half of 2025 by the compensation committee with the intent to be rigorous and difficult to achieve. The qualitative goals for 2025 included: (i) for Mr. Komasinski, to refine and begin to deliver on a compelling three year strategy (including capital allocation strategy), deliver on 2025 financial commitments, increase Criteo customer satisfaction and brand value, inspire, develop and retain talent towards long term success and effective organizational leadership; (ii) for Ms. Glickman, to deliver against our numbers, enable Criteo's strategy and execution, strengthen our finance processes, share a compelling and measurable equity story and team leadership; and (iii) for Mr. Damon, to execute on various initiatives in legal and corporate affairs, prioritize key transformation initiatives, deliver against our numbers for AdTech services and team leadership.

The compensation committee determined that the 2025 EBP participants generally exceeded the achievement of their respective qualitative objectives. The EBP, with Board of Directors approval, allows for over-achievement of qualitative objectives, provided that the total bonus cap of 200% of target is not exceeded, so individual payout results may vary based on individual performance outcomes. For the qualitative portion of the 2025 EBP (weighted 20% of the total EBP), the compensation committee recommended, and the Board of Directors approved, a 100% payout with respect to Mr. Komasinski, a 100% payout with respect to Ms. Clarken (as provided for in her Transition Agreement), a 125% payout with respect to Ms. Glickman, and a 125% payout with respect to Mr. Damon. No individual performance was assessed and no annual bonus payable with respect to Mr. Gleason, as he left the Company effective July 29, 2025.

2025 Annual Cash Bonus Payouts

The Board of Directors approved annual incentive bonus awards for each of the named executive officers as follows:

Name	Bonus Target as % of Base Salary	Bonus Target ($)	Quantitative Goals Achievement (80%)	Qualitative Goals Achievement (20%)	Funding Multiplier as % of Target	Actual Payout Amount
Michael Komasinski	100%	$687,500	95%	100%	96%	$660,000
Megan Clarken	100%	$146,986	95%	100%(1)	96%	$141,107
Sarah Glickman	85%(2)	$436,606	95%	125%	101%	$440,972
Ryan Damon	70%	$343,000	95%	125%	101%	$346,430
Brian Gleason	100%	$330,822	95%	—%	—%	0(3)

(1) The individual performance for Ms. Clarken was agreed to in the Transition Agreement dated August 26, 2024 between the Company and Megan Clarken.

(2) Ms. Glickman's target bonus as a percentage of base salary was increased from 75% to 85% in 2025 to maintain market competitiveness.

(3) Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025.

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CRITEO

CRITEO.COM Long-Term Incentives Long-term incentives (“LTIs”) in the form of equity awards represent an important tool for the Company to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term. The majority of the total target direct compensation opportunity for our named executive officers is provided in the form of long-term equity awards. We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to drive the achievement of both near-term and long-term corporate objectives. We use a mix of RSUs and PSUs to provide LTIs to our executive officers pursuant to the Company's 2015 Time-Based Restricted Stock Unit Plan and 2015 Performance-Based RSU Plan. The combination of Time-Based Restricted Stock Units (“RSUs”) and Performance-Based Restricted Stock Units (“PSUs”) provide an appropriate balance between addressing retention objectives and driving corporate performance, and is also consistent with the practice in a strong majority of our peer companies. The Board of Directors generally grants our executive officers equity awards each year as part of our annual review of our executive compensation program. The eligibility for, size of, and mix of any additional equity awards to each of our executive officers are determined after taking into account the following factors: • the individual performance assessment of each executive officer, the results and contributions delivered during the year, as well as his or her anticipated potential future impact; • the competitive positioning of the target value of each equity award when compared to the equity values delivered to executives in comparable roles at the companies in our peer group and the broader market for our industry sector; • the mix of RSUs and PSUs needed to stay at the forefront of our peer and broader market practices, as well as key investor and investor advisor guidelines; • the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of additional awards; • the size of each executive officer’s total cash compensation opportunity; • the Company’s overall performance relative to corporate objectives; and • the Company’s projected overall equity pool for the year and impact on available share reserves. 2025 Annual Equity Awards After considering the factors set forth above, the Board of Directors, upon recommendation of the compensation committee, determined that the 2025 LTI compensation to be granted to Mr. Komasinski, Ms. Glickman, Mr. Damon and Mr. Gleason should be (i) 30% RSUs and 70% PSUs (35% financial PSUs and 35% TSR-based PSUs) for Mr. Komasinski; and (ii) 40% RSUs and 60% PSUs (30% financial PSUs and 30% TSR-based PSUs) for Ms. Glickman and Mr. Damon. Ms. Clarken was not considered for an equity award in view of her retirement on February 15, 2025 and Mr. Gleason’s equity award was forfeited in connection with his resignation as Chief Revenue Officer and President, Retail Media, effective July 29, 2025. The table below sets forth the equity awards granted by the Board of Directors to our named executive officers in 2025:

CRITEO.COM Name Shares Issuable Upon Vesting of PSUs Granted in 2025 (At Target)(1) Shares Issuable Upon Vesting of RSUs Granted in 2025 Total Value of Equity Awards in 2025 (in thousands)(2) Michael Komasinski 120,482 176,635(3) $9,591 Megan Clarken 0 0 $0 Sarah Glickman 48,685 32,456 $3,300 Ryan Damon 36,882 24,588 $2,500 Brian Gleason(4) 91,960 28,522 $4,900 (1) The number of PSUs set forth in this column show the PSU awards at target (100%). The number of PSU awards that may be earned by our named executive officers assuming the maximum possible achievement of 200% of target (which would represent 240,964 PSUs for Mr. Komasinski, 97,370 PSUs for Ms. Glickman, 73,764 PSUs for Mr. Damon and 183,920 PSUs for Mr. Gleason), with 50% of the amount granted in the form of financial PSUs and 50% granted in the form of TSR- based PSUs. As set forth in the section below, 71% of the target of Mr. Komasinski’s, Ms. Glickman’s, Mr. Damon’s and Mr. (2) Under our Board of Directors approved equity award grant policy, the number of shares subject to each equity award is based on the target value of the award divided by the average of the 45-trading-day closing price calculated on the date of determination. For this purpose, the “date of determination” is the date five (5) trading days prior to the date on which the Board of Directors grants the equity award, provided that the fair market value of our shares is not more or less than 10% of the closing market price of our shares on the date of determination. The values disclosed in this table may differ from the grant date fair value of the 2025 stock awards as reported in the Summary Compensation Table, which is computed in accordance with the FASB ASC Topic 718. (3) The number of RSUs consists of 125,000 RSUs awarded to Mr. Komasinski in a supplemental grant of RSUs approved by the Board of Directors in December 2025 in connection with a one-time CEO retention action, and 51,635 RSUs awarded to Mr. Komasinski in his initial grant in February 2025. (4) As Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025, these PSUs and RSUs were forfeited in connection with his resignation. 2025 PSU Awards Our Ordinary Shares subject to the PSUs granted to the named executive officers are to be earned contingent upon the attainment of performance goals set by the Board of Directors, with the earned shares (if any) subject to an additional time-based vesting requirement. In the first quarter of 2025, Mr. Komasinski (including both his New Hire Awards and 2025 PSU award), Ms. Glickman, Mr. Damon and Mr. Gleason were granted, assuming achievement of the goals at the target level (100%), 120,482, 48,685, 36,882 and 91,960 PSUs, respectively. 50% of each named executive officer's PSUs were granted in the form of financial PSUs (the “Financial PSUs”) and the other 50% were granted in the form of TSR-based PSUs (the “TSR-Based PSUs”), provided that, as described above, Mr. Komasinski’s TSR-based PSUs were converted to Financial PSUs in December 2025 (see “Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO”). The Board of Directors set a combination of 2025 Retail Media Contribution ex-TAC, Contribution ex-TAC and Adjusted EBITDA as the goal for the Financial PSUs and relative total shareholder return versus the Nasdaq Composite Index as the goal for the TSR-Based PSUs, provided that with respect to Mr. Komasinski’s TSR-based PSUs that were modified in December 2025, the financial targets will be based on the 2026 and 2027 financial plan. Financial PSUs have a one-year performance measurement period and vest over three years. Because French law prohibits vesting of restricted stock before the second anniversary of the grant date, two-thirds of the earned PSUs will vest on the second anniversary of the grant date; the remaining one-third will vest on the third anniversary of the grant date.

CRITEO.COM TSR-based PSUs are subject to an extended performance measurement period, such that 50% will vest based on the Company's TSR performance relative to that of the Nasdaq Composite Index through the second anniversary of the grant date, and the remaining 50% will vest based on the Company's TSR performance relative to that of the Nasdaq Composite Index through the third anniversary of the grant date. Following a review of prevailing market practice with the advice of Compensia, our Board of Directors granted these awards with a maximum payout opportunity tied to maximum defined performance levels at 200% of target to create a long-term incentive opportunity to incentivize and reward over-performance. Any excess (unearned) portion of the grant will be recaptured (and returned to the equity pool), which for the financial PSUs, will occur in the year following the grant date, well in advance of the financial PSUs’ vesting date. Below we have described the application of the 2025 financial goals that apply to Mr. Komasinski’s, Ms. Glickman’s, Mr. Damon’s and Mr. Gleason’s 2025 PSU grants. Financial PSUs Given its critical importance to our shareholders, and the impact on future growth, the compensation committee and Board of Directors determined it was appropriate to maintain Retail Media Contribution ex-TAC as the primary performance metric for the Financial PSUs in 2025, weighted at 60%, but then balanced with the broader financial metrics of Adjusted EBITDA and Contribution ex- TAC, each with a 20% weighting. Furthermore, our compensation committee and Board of Directors determined that it was appropriate to maintain a one-year performance period for the Financial PSUs for 2025, while maintaining a longer, multi-year performance period for the TSR-Based PSUs. The following table sets forth the 2025 achievement and related payout levels for the Retail Media Contribution ex-TAC, Contribution ex-TAC and Adjusted EBITDA metrics for the Financial PSUs, as well as the actual Company performance for 2025. Payout Scale Performance Measure Weight 50% 100% 150% 200% Actual Bonus Factor Achievement Plan Payout (Percent of Target) 2025 Retail Media Contribution ex-TAC(1) 60% $252 million(2) $308 million $331 million $354 million $257 million 54% 83.4% 2025 Contribution ex-TAC(1) 20% $1,117 million $1,201 million $1,321 million $1,381 million $1,160 million* 76% 96.6% 2025 Adjusted EBITDA(1) 20% $333 million $392 million $461 million $490 million $412 million 115% 105.1% (1) Calculated on a constant currency basis and using the same exchange rate as was used to set the targets in February 2025. (2) Reflects a reduction of the Retail Media Contribution ex-TAC threshold target achievement level from $277 million to $252 million, as approved by the Board of Directors in December 2025. For more information on this revision, please see the discussion below.

CRITEO.COM Upon review of the projected achievement level of 2025 Financial PSUs, the Board of Directors determined that the impact of the reduced scope for two specific Retail Media clients, as disclosed on May 2, 2025, would have disproportionate impact on the overall result of our Retail Media Contribution ex-TAC metric, which represented 60% of the total plan. The Board of Directors therefore decided in December 2025 to reduce the minimum threshold achievement level for this particular performance condition from $277 million to $252 million, representing flat year-on-year growth, in order to allow for potential limited payout on this component if positive growth were still achieved, while keeping the original target for Retail Media Contribution ex-TAC and related achievement levels unchanged. The Board of Directors determined that this would still allow for a partial payout with respect to this metric, which would still be well below target achievement level, and believed that this would result in a more balanced representation of the Company’s overall financial performance. Actual Retail Media Contribution ex-TAC for 2025 was $257 million, actual Contribution ex- TAC for 2025 was $1,160 million, and actual Adjusted EBITDA for 2025 was $412 million, each as calculated on a constant currency basis using the same exchange rate as was used to set the targets, resulting in a 71% of target payout with respect to the Financial PSUs. Our compensation committee and Board of Directors believe that a time-based vesting requirement for any earned PSUs is important to satisfy our retention objectives and longer-term alignment with our shareholders’ interests. The Financial PSUs earned with respect to 2025 are subject to an overall three-year vesting schedule, which vesting is subject to the named executive officer’s continued employment with the Company as of the applicable vesting date. TSR-Based PSUs With regard to the TSR-based PSUs, the compensation committee and the Board of Directors believe that the use of a TSR metric promotes longer-term alignment with shareholders and a relative metric establishes a direct link between the compensation of our named executive officers and long- term enterprise value creation as payouts under the PSUs are determined by the Company's long-term TSR performance relative to that of the Nasdaq Composite Index. The compensation committee and the Board of Directors, determined that the use of the Nasdaq Composite Index was an appropriate benchmark given the broad-market nature of the index, its use among other software/media companies, its administrative simplicity and its transparency. In setting the performance goals for the 2025 TSR-based PSUs, after considering market best practices, the Board of Directors determined that payouts under the TSR-based PSUs would range from 0% to 200% of the target PSUs, with relative TSR performance at the 55th percentile resulting in 100% payout, and relative performance at the 80th percentile or better resulting in a 200% payout; provided, however, that if the Company's absolute TSR is negative, then payout for the TSR-based Named Executive Officer Title 2025 Financial PSU Target Payout Michael Komasinski CEO 60,241 42,771 Sarah Glickman CFO 24,343 17,284 Ryan Damon CLTO 18,441 13,093

CRITEO.COM PSUs cannot exceed 100% regardless of the Company's relative percentile performance. In this way, the payouts under the TSR-based PSUs are intended to be aligned with performance levels that are considered challenging. To facilitate the transition to the use of multi-year performance measurement periods, the Board of Directors determined that it was appropriate to measure relative TSR compared to the Nasdaq Composite Index over a two-year performance period for 50% of the TSR-based PSUs and over a three-year performance period for the other 50% of the PSUs, in each case with the PSUs subject to the awards to be earned and vest through the second and third anniversaries, respectively of the awards’ grant date, which vesting is subject to the named executive officer’s continued employment with the Company as of the applicable vesting date. The following table sets forth the 2024 Total Shareholder Return goal for the 2024 TSR-Based PSU awards. Criteo’s TSR Percentile vs. Nasdaq Composite Index(1) Potential Percentage of TSR-Based PSUs Earned(2)(3) 0 - 30th 0% 55th 100% (Target) 80th - 100th 200% (Max) (1) TSR is measured as the percentage change in the 30-trading-day average adjusted closing price of a share of Criteo and the Nasdaq Composite Index as measured on the first and last day of the applicable two-year and three-year performance periods beginning on March 1, 2024, the grant date of the TSR- based PSUs. (2) Achievement is linear for relative TSR between tranches and paid to one decimal point. (3) Earned PSUs are capped at target (100%) if the Company's absolute TSR is negative. As well as meeting the relative TSR performance goals, the executive officers must remain employed through the second and third anniversaries of the TSR-based PSU grant date in order to vest in the PSUs.

CRITEO.COM The first 50% tranche of the TSR-based PSUs, with a performance period measured from March 1, 2024 to March 1, 2026, resulted in the Company’s TSR percentile at (38.34%) and therefore a payout at 33%. The second 50% tranche of the TSR-based PSUs granted to Ms. Glickman and Mr. Damon in 2024 will not vest (if earned) until March 2027. 2025 RSU Awards Our 2025 RSU awards have a four-year vesting schedule. Because French law prohibits vesting of restricted stock before the second anniversary of the grant date, 50% of the award vests on the second anniversary of the date of grant, and the remainder vests in equal quarterly installments thereafter over the subsequent two-year period, which vesting is subject to the named executive officer’s continued employment with the Company as of the applicable vesting date. Share Ownership and Equity Awards As discussed above, long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber in the global technology industry and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity is provided in the form of long-term equity awards. We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both short-term and long-term corporate objectives. As a result, each of our named executive officers accumulates substantial exposure to our stock price, which, when coupled with time-based and performance-based vesting, we believe results in strong alignment of our executives’ interests with those of our shareholders. Furthermore, our Insider Trading Policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons. Share Ownership Requirements We maintain share ownership guidelines for our Section 16 executive officers. In October 2025, the Board of Directors, upon the recommendation of the Compensation Committee, amended the share ownership guidelines to more closely align with market practices. Under the amended guidelines (i) our Chief Executive Officer is required to acquire and own securities in an amount equal to the lesser of (a) 200,000 shares or (b) five times the Chief Executive Officer’s annual base salary and (ii) all other Section 16 executive officers are required to acquire and own securities in an amount equal to the lesser of (a) 45,000 shares or (b) two times their annual base salary. For purposes of this requirement under the amended guidelines, the after-tax value of all unvested RSUs and earned unvested PSUs is included and “in-the-money” value of vested but unexercised stock options is not included. The Section 16 officers are required to meet their applicable ownership requirements within five years of becoming subject to them. If required share ownership is not satisfied within five years, the individual must retain 50% of any shares resulting from vested RSUs or PSUs until the guidelines are met. Applicable Named Executive Officers Title 2024 TSR PSU Tranche 1 at Target Payout Sarah Glickman CFO 14,894 4,915 Ryan Damon CLTO 12,622 4,165

We also maintain share ownership guidelines for our non-employee directors (including the chairperson of our Board of Directors). For more details on the non-employee director share ownership guidelines, see "Director Compensation—Non-Employee Director Share Ownership Guidelines."

In addition to these share ownership guidelines, our Board of Directors require that one percent of the shares resulting from the exercise of stock options or received upon the vesting of RSUs or PSUs by our chairperson (if applicable), Chief Executive Officer and Deputy Chief Executive Officers ("*directeurs généraux délégués*"), if any, be held by such persons until the termination of their respective offices. For 2025, (i) Ms. Picard was the chairperson of our Board of Directors until April 9, 2025, (ii) Mr. van der Kooi was the chairperson of our Board of Directors as from April 9, 2025, (iii) Ms. Clarken was our Chief Executive Officer until February 15, 2025 and (iv) Mr. Komasinski was our Chief Executive Officer as from February 15, 2025.

The table below shows the total exposure that each of our named executive officers had to Criteo's stock as of March 31, 2026, including both vested and unvested equity awards. Ms. Clarken retired from her role as Chief Executive Officer on February 15, 2025 and Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025, and they are therefore no longer subject to the Company's share ownership guidelines.

Name	Ordinary Shares and ADSs (1)	Securities underlying option awards (2)	Securities underlying RSU and PSU awards (3)	Total
Michael Komasinski	—	—	1,109,399	1,109,399
Sarah Glickman	213,063	—	410,031	623,094
Ryan Damon	3,850	—	316,294	320,144
			Total for all named executive officers:	2,052,637

(1) The amounts shown in this column reflect Ordinary Shares and ADSs owned by each of our named executive officers.

(2) The amounts shown in this column reflect stock options that have vested and are exercisable, as well as those that have not yet vested. For more information on grant dates, vesting schedules, exercise prices and expiration dates of option awards held by our named executive officers as of December 31, 2025, please see "Compensation Tables—Outstanding Equity Awards at 2025 Fiscal Year End."

(3) The amounts shown in this column reflect outstanding RSUs and PSUs, whether or not vested or determined earned by the Board of Directors. For more information on the RSUs and PSUs held by each of our named executive officers as of December 31, 2025, please see "Compensation Tables—Outstanding Equity Awards at 2025 Fiscal Year End." For more information applicable to PSU awards, please see "—Long-Term Incentives."

Other Compensation Information

Employee Benefit Programs

Each of our executive officers is eligible to participate in the employee benefit plans available to our employees in the country in which they are employed, including medical, dental, group life and disability insurance, in each case on the same basis as other employees in such country, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan for U.S. employees is a tax-qualified 401(k) retirement savings plan (the "401(k) Plan"), pursuant to which all employees, including any named executive officer employed by our U.S. subsidiary (Criteo Corp.), are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Code. In 2025, we provided a 100% matching contribution on employee contributions up to the first 3% of eligible compensation and a 50% matching contribution for the next 2% of eligible compensation. Each of Mr. Komasinski, Ms. Glickman, and Mr. Damon participate, and Ms. Clarken and Mr. Gleason participated until they departed the Company, on the same basis as our other eligible employees.

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CRITEO.COM Perquisites and Other Personal Benefits We provide limited perquisites to our named executive officers. For more information on the perquisites and other personal benefits provided to our named executive officers, please refer to footnote (7) to the 2025 Summary Compensation Table in “Executive Compensation – Compensation Tables” included elsewhere in this proxy statement. Timing of Compensation Actions Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year, and upon promotion or other changes in job responsibilities. Equity Grant Policy In fiscal year 2025, we did not grant any stock options, stock appreciation rights or similar awards under the Criteo Amended 2016 Stock Option Plan and we have not granted stock options to our named executive officers since December 2019. There are no current plans to grant stock options, stock appreciation rights or other similar appreciation-based awards as incentive compensation. The timing of our equity grants to the named executive officers is set without regard to anticipated earnings or other major announcements by the Company. Short Sale and Derivatives Trading Policy As noted in more detail above under the caption “Insider Trading and Anti-Hedging/Pledging Policies,” our Insider Trading Policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons. Executive Compensation Recovery (“Clawback”) Policy We maintain a “clawback” policy, adopted by our Board of Directors in October 2023, which incorporates the requirements of Rule 10D-1 under the Exchange Act, and the applicable Nasdaq listing standards. The clawback policy requires us to recoup erroneously awarded incentive-based compensation from current and former executive officers (as such term is defined in Rule 10D-1, for purposes of this section, a “Section 16 officer”) in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. The clawback policy became effective with respect to incentive-based compensation received by such Section 16 officers on or after October 2, 2023. A copy of the clawback policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 26, 2026. Risks Related to Compensation Policies and Practices As part of the Board of Directors’ risk oversight role, our compensation committee at least annually reviews and evaluates the risks associated with our compensation programs. The compensation committee has reviewed our compensation practices as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered the following: • the Company’s use of different types of compensation vehicles to provide a balance of short- term and long-term incentives with fixed and variable components; • the granting of equity-based awards that are earned based on performance (in the case of executive officers) and subject to time-based vesting, which aligns employee compensation with Company performance, encouraging participants to generate long-term appreciation in equity values;

CRITEO.COM • the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals seek to promote retention on behalf of the Company and to create long-term value for our shareholders; and • the Company’s system of internal control over financial reporting and code of business conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

CRITEO.COM COMPENSATION COMMITTEE REPORT The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. THE COMPENSATION COMMITTEE Nathalie Balla (Chair) Edmond Mesrobian Ernst Teunissen

COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth, for the three years ended December 31, 2025, 2024 and 2023, respectively, the compensation earned by (i) our principal executive officer, (ii), our former principal executive officer who served during a portion of the fiscal year, (iii) our principal financial officer, (iv) our other executive officer, other than the principal executive officer and the principal financial officer, who was serving as of the end of the fiscal year, and (v) our former executive officer who served during a portion of the fiscal year. (collectively, our named executive officers).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(7)	Total ($)
Michael Komasinski	2025	657,534	1,100,000	10,043,994	—	660,000	16,032	12,477,560
Chief Executive Officer								
Megan Clarken (8)	2025	146,986	—	—	—	141,107	151,951	440,044
Former Chief Executive Officer	2024	711,325	—	8,818,593	—	1,001,546	124,206	10,655,670
	2023	665,000	—	7,729,000	—	768,819	50,844	9,213,663
Sarah Glickman	2025	529,000		3,593,941	—	440,972	16,322	4,580,235
Chief Financial Officer	2024	516,817	100,000	3,251,846	—	514,750	16,122	4,399,535
	2023	476,000	—	3,138,000	—	412,953	14,132	4,041,085
Ryan Damon	2025	490,000		2,722,660	—	346,430	9,830	3,568,920
Chief Legal and Transformation	2024	482,541	100,000	2,755,814	—	414,411	8,713	3,761,479
Officer	2023	455,000	—	2,092,000	—	371,519	6,349	2,924,868
Brian Gleason (9)	2025	330,822		5,516,191	—	—	15,039	5,862,052
Former Chief Revenue Officer and President, Retail Media	2024	550.137	200.000	3.196.564	—	774.593	15.042	4.736.336

(1) All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. In 2023, 2024 and 2025, all compensation calculations were in U.S. dollars.

(2) The amounts reported in the "Bonus" column include an integration bonus related to the August 2022 acquisition of Iponweb, which was granted to members of the leadership team. For Michael Komasinski, this includes (i) a sign-on bonus pursuant to his management agreement and (ii) a discretionary cash payment of $100,000 approved by the Board of Directors as an extension of Mr. Komasinski's sign-on bonus, which discretionary amount was paid in cash and is taxable as ordinary income (for more information, see "Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO"). For Brian Gleason, this amount also includes the last installment of his retention bonus in 2024.

(3) The amounts reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of awards granted in 2025, 2024 and 2023 please refer to Note 15, Note 16 and Note 16 (Share-based Compensation), respectively, of our Annual Reports on Form 10-K, each as filed with the SEC on February 26, 2026, February 26, 2025 and February 23, 2024, respectively.

(4) The amounts reported in the "Stock Awards" column reflect the grant date fair value of the PSU awards measured at target (100%) for financial PSUs, and using a Monte-Carlo valuation model of market conditions for TSR-based PSUs, for all years shown, computed in accordance with FASB ASC Topic 718. The grant date face value for the relative TSR-based PSUs, as considered in establishing the target equity compensation, was $2,337,953 for Mr. Komasinski, $944,732 for Ms. Glickman, $715,695 for Mr. Damon and $1,784,484 for Mr. Gleason. Note, however, that the maximum PSU payout possible for year 2023 is 150% of target and 200% of target for 2024 and 2025. The grant date fair value assuming the highest level of performance conditions will be achieved for the financial PSUs granted in 2025, calculated as the

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maximum PSU payout possible for year 2025 (200% of target) multiplied by the per-share grant date fair value, would be $4,675,906 for Mr. Komasinski, $1,889,465 for Ms. Glickman, $1,431,390 for Mr. Damon and $3,568,968 for Mr. Gleason. The modification of Mr. Komasinski's 2025 financial PSUs resulted in no incremental compensation expense and thus did not affect the grant date fair value as computed in accordance with FASB ASC Topic 718. For a description of the Board of Director's rationale for the modification of Mr. Komasinski's 2025 financial PSUs, see "Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO."

(5) The amount reported for Mr. Komasinski includes (i) a supplemental grant of 125,000 RSUs with a grant date value of $2,437,500 approved by the Board of Directors in December 2025 in connection with a one-time CEO retention action; and (ii) the incremental fair value of $362,356 related to the conversion of his relative TSR PSUs to financial PSUs, in each case, computed in accordance with FASB ASC Topic 718. For a description of the Board of Director's rationale for these actions, see "Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO."

(6) The amounts reported in the "Non-Equity Incentive Plan Compensation" column represent the amount of the cash incentive bonus earned by our named executive officers for performance for the three years ended December 31, 2025, 2024 and 2023 under the EBP. See "Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus" for the discussion and analysis of the annual cash incentives earned by each named executive officer in respect of 2025.

(7) The amounts reported in the "All Other Compensation" column for 2025 include the benefits set forth in the table below. The incremental cost to the Company is based on premiums paid and amounts reimbursed by the Company to the named executive officer.

Named Executive Officer	Life Insurance and Disability Benefit Plan Contributions ($)(a)	Defined Contribution Plan Contributions ($)(b)	Tax Reimbursements ($)(c)	Tax Assistance ($)(d)	Advisor Fees ($)(e)
Michael Komasinski	2,032	14,000	—	—	—
Megan Clarken	1,137	14,000	21,022	32,402(f)	83,390
Sarah Glickman	2,322	14,000	—	—	—
Ryan Damon	1,242	—	4,208	4,380	—
Brian Gleason	725	14,000	315	—	—

(a) Represents the cost of any life insurance and disability plan premium.

(b) Represents the cost of our employer contributions to the 401(k) plan accounts of Mr. Komasinski, Ms. Clarken, Ms. Glickman, Mr. Damon and Mr. Gleason, for those who elected to participate in our 401(k) plan.

(c) Represents Company-paid taxes for items such as tax filing assistance. For Ms. Clarken, certain tax assistance benefits were agreed to pursuant to her Transition Agreement.

(d) Represents tax assistance to support filings related to trailing income from past international mobility or requirements triggered by working time spent in different countries.

(e) Represents the cost to the Company of Ms. Clarken's compensation as a senior advisor to the Company.

(f) Represents the aggregate amount of various invoices processed and reported through payroll as imputed income, which reflects the actual incremental costs paid by the Company to provide this tax assistance for Ms. Clarken.

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(8) Ms. Clarken retired from her role as Chief Executive Officer on February 15, 2025.

(9) Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025.

2025 Grants of Plan-Based Awards Table

The following table sets forth the grants of plan-based awards to the named executive officers during the year ended December 31, 2025.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Michael Komasinski[5]	—	343,750	687,500	1,375,000	—	—	—	—	—	—	—
	2/28/2025	—	—	—	30,121	60,241	120,482	—	—	—	3,506,930
	2/28/2025	—	—	—	30,121	60,241	120,482	—	—	—	1,713,254
	2/28/2025	—	—	—	—	—	—	51,635	—	—	2,003,954
	12/22/2025	—	—	—	—	—	—	125,000[6]	—	—	2,457,500
	12/22/2025	—	—	—	30,121	60,241	120,482	—	—	—	362,356
Megan Clarken[7]	—	73,493	146,986	293,972	—	—	—	—	—	—	—
	2/28/2025	—	—	—	0	0	0	—	—	—	0
	2/28/2025	—	—	—	0	0	0	—	—	—	0
	2/28/2025	—	—	—	—	—	—	0	—	—	0
Sarah Glickman	—	218,303	436,606	873,212	—	—	—	—	—	—	—
	2/28/2025	—	—	—	12,171	24,343	48,685	—	—	—	944,732
	2/28/2025	—	—	—	12,171	24,342	48,685	—	—	—	1,389,592
	2/28/2025	—	—	—	—	—	—	32,456	—	—	1,259,617
Ryan Damon	—	171,500	343,000	686,000	—	—	—	—	—	—	—
	2/28/2025	—	—	—	9,221	18,441	48,685	—	—	—	715,695
	2/28/2025	—	—	—	9,221	18,441	48,685	—	—	—	1,052,704
	2/28/2025	—	—	—	—	—	—	24,588	—	—	954,260
Brian Gleason[8]	—	0	0	0	—	—	—	—	—	—	—
	2/28/2025	—	—	—	10,696	21,392	42,784	—	—	—	830,224
	2/28/2025	—	—	—	10,696	21,392	42,784	—	—	—	1,221,162
	2/28/2025	—	—	—	—	—	—	28,522	—	—	1,106,939

(1) The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column represent each named executive officer's annual cash bonus opportunity that could have been earned in respect of the annual cash incentive established in 2025 under the EBP. See "Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus" for a discussion of the annual cash incentives earned by each named executive officer for 2025. The threshold achievement level for a particular performance condition affecting a portion of the annual cash incentive opportunity was adjusted. For more information see "Compensation Discussion and Analysis—Annual Incentive Bonus."

CRITEO.COM

CRITEO.COM (2) All PSUs were granted under our Amended and Restated 2015 PSU Plan. The number of these PSUs that were actually earned and received by each named executive officer (if any) was determined in the following fiscal year. Of those PSUs actually earned and received, for the financial PSUs, two-thirds will vest on the two-year anniversary of the grant date, and the remainder will vest on the three-year anniversary of the grant date. For the TSR-based PSUs, 50% will be earned and vest on the two-year anniversary of the grant and the remainder will vest on the three-year anniversary of the grant date. (3) All RSUs were granted under our Amended and Restated 2015 Time-Based RSU Plan. (4) Represents the grant date fair value, measured in accordance with FASB ASC Topic 718, of PSU awards and RSU awards made in 2025. Grant date fair values are calculated pursuant to assumptions set forth in Note 15 of our 2025 Annual Report on Form 10-K as filed with the SEC on February 26, 2026. The grant date face value for the relative TSR-based PSUs comprising the PSU awards, as considered in establishing the target equity compensation, was $2,337,953 for Mr. Komasinski, $944,732 for Ms. Glickman, $715,695 for Mr. Damon and $1,784,484 for Mr. Gleason. (5) On December 22, 2025, the Board of Directors approved the conversion of Mr. Komasinski’s 2025 TSR- based PSUs into financial PSUs, with performance measured half based on 2026 plan metrics and half based on 2027 plan metrics, while preserving the original overall vesting schedule. This action was approved as part of a one-time CEO retention action. For more information, please see “Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO.” The grant date for this modified award represents the modification date with respect to such award in accordance with FASB ASC 718. The grant date fair value of this award represents the incremental fair value of the award as of the modification date computed in accordance with FASB ASC Topic 718. (6) This RSU award represents a one-time grant of a time-vesting equity award to Mr. Komasinski, approved by the Board of Directors in December 2025. For more information, please see “Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO.” (7) Ms. Clarken retired from her role as Chief Executive Officer on February 15, 2025. Due to Ms. Clarken’s retirement, she was not eligible to participate in the full year bonus program, so the threshold, target and maximum amounts are pro-rated for 2025. (8) Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025. Executive Employment Agreements We have entered into an employment agreement with each of the named executive officers and, in connection with her retirement, a transition agreement with Ms. Clarken, the material terms of which are described below. Each of the agreements with our named executive officers is for an indefinite term. The provisions of these arrangements relating to termination of employment are described under “Potential Payments Upon Termination or Change of Control” below. See “Executive Compensation– Compensation Discussion and Analysis–Elements of Executive Compensation Program” for a discussion of the elements of compensation of each of the named executive officers for the year ended December 31, 2025. Mr. Komasinski Criteo Corp. entered into a management agreement with Mr. Komasinski, dated as of December 18, 2024, in connection with his employment by Criteo Corp. The management agreement, provided that Mr. Komasinski was entitled to receive an annual base salary of $750,000 and will be eligible to receive a target annual bonus opportunity equal to 100% of his annual base salary and a maximum annual bonus opportunity equal to 200% of his annual base salary. The annual bonus opportunity pursuant to the Company’s Executive Bonus Plan is based on the Company’s financial performance and the assessment by the Board of individual performance. Mr. Komasinski’s remuneration is in respect of his role as Chief Executive Officer of our wholly-owned subsidiary, Criteo Corp. The management agreement also provided that Mr. Komasinski would receive a sign-on bonus equal to $1,000,000 on the first regularly scheduled payroll date following his start date of February 15,

CRITEO.COM 2025. In addition, Mr. Komasinski’s incentive-based compensation is subject to recoupment pursuant to the Company’s clawback policy adopted by the Board of Directors and in effect from time to time. The management agreement provided that Mr. Komasinski would receive (i) a sign-on equity grant with an aggregate grant date fair market value equal to $2,000,000 in the following mix of RSUs and PSUs: 30% RSUs and 70% PSUs (comprised of 35% Financial PSUs and 35% TSR-based PSUs (each as defined below)), and (ii) a 2025 annual equity grant with a grant date fair market value of $5,000,000 in the same mix of RSUs and PSUs as the sign-on equity grant. Pursuant to the management agreement, Mr. Komasinski is subject to customary restrictive covenants provided by the Company’s protective covenants agreement, including a requirement not to compete with the Company and its affiliates anywhere in the world for a period of 12 months after termination of employment. As an employee of Criteo Corp., Mr. Komasinski will not receive any additional compensation for his service on the Board of Directors. Ms. Clarken On August 26, 2024, we announced that Ms. Clarken would retire from the Company after completion of a search process for her successor and a transition period. To ensure a smooth transition, on August 26, 2024, Criteo Corp. and Ms. Clarken entered into a Transition Agreement (the “Transition Agreement”), which set forth the terms of Ms. Clarken’s phased transition. Pursuant to the terms of the Transition Agreement, Ms. Clarken served in a full-time capacity as Chief Executive Officer and a member of the Board of Directors until her successor Chief Executive Officer was appointed by the Board of Directors and commenced services (the “Transition Date”), which occurred with the appointment of Michael Komasinski with the effective date of February 15, 2025. Ms. Clarken stepped down from her roles on the Transition Date and remained employed as a senior advisor to the Board of Directors and the Chief Executive Officer through November 15, 2025, under the terms of the Transition Agreement. Ms. Clarken received a monthly salary equal to ten thousand dollars ($10,000) for her services as a senior advisor. Ms. Clarken did not receive any severance benefits in connection with her separation from the Company on November 15, 2025. Ms. Glickman We entered into an amended and restated executive employment agreement effective as of November 1, 2024 with Ms. Glickman, our Chief Financial Officer. Under the terms of her employment agreement, Ms. Glickman was entitled to receive an annual base salary of $529,000 and a target annual bonus opportunity equal to 75% of her annual base salary. Our Board of Directors determined that for year ended December 31, 2025, Ms. Glickman would receive an annual base salary of $529,000, and an increased target annual bonus opportunity equal to 85% of her annual base salary. Mr. Damon We entered into an amended and restated executive employment agreement effective as of November 1, 2024 with Mr. Damon, our Chief Legal and Transformation Officer. Under the terms of his employment agreement, Mr. Damon was entitled to receive an annual base salary of $490,000, and a target annual bonus opportunity equal to 70% of his annual base salary. Our Board of Directors determined that for year ended December 31, 2025, Mr. Damon would receive an annual base salary of $490,000, with no change to his target annual bonus opportunity.

Mr. Gleason

We entered into an amended and restated executive employment agreement effective as of July 1, 2024 with Mr. Gleason, our Chief Revenue Officer and President, Retail Media. Under the terms of his employment agreement, Mr. Gleason was entitled to receive an annual base salary of $575,000, and a target annual bonus opportunity equal to 100% of his annual base salary. Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025.

Mr. Gleason did not receive any severance benefits in connection with his resignation.

Outstanding Equity Awards at 2025 Fiscal Year End Table

The following table sets forth the number of securities underlying outstanding equity awards held by the named executive officers as of December 31, 2025. Ms. Clarken retired from her role as Chief Executive Officer on February 15, 2025 and Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025. Neither Ms. Clarken nor Mr. Gleason held outstanding equity awards subject to continued vesting or exercise as of December 31, 2025.

		Option Awards				Stock Awards			
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael Komasinski	02/28/2025	—	—	—	—	51,635	1,064,197	240,964	4,966,268
	12/22/2025	—	—	—	—	125,000	2,576,250	—	—
Megan Clarken	12/11/19	86,715	—	16.61	12/11/29	—	—	—	—
	03/01/2024	—	—	—	—	57,522	1,185,528	—	—
Sarah Glickman	02/24/22	—	—	—	—	3,833	78,998	—	—
	02/23/23	—	—	—	—	31,163	642,269	—	—
	03/01/2024	—	—	—	—	78441	1,616,669	59576	1,227,861
	02/28/2025					32456	668,918	97370	2,006,796
Ryan Damon	02/24/22	—	—	—	—	2,449	50,474	—	—
	02/23/23	—	—	—	—	20,773	428,132	—	—
	03/01/2024	—	—	—	—	66476	1,370,070	50488	1,040,558
	02/28/2025					24588	506,759	73764	1,520,276
Brian Gleason	03/01/2024	—	—	—	—	16,067	331,141	—	—

(1) Refer to "Potential Payments upon Termination or Change of Control" below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2) The applicable exchange rate for the exercise price of the stock option awards shown in the Outstanding Equity Awards at Fiscal Year End table are as follows:

Date	Euro to U.S. Dollar Conversion Rate
12/11/19	1.1077

CRITEO.COM

CRITEO

CRITEO.COM (3) The PSUs prior to 2024 will generally vest as to 50% of the earned amount on the second anniversary of the date of grant and in eight equal quarterly installments thereafter, based on continued employment. The PSUs for grant dates in 2024 and 2025 are provided at the maximum possible payout at 200% of target. Starting in 2024, the PSU vesting period was changed to 3 years, such that 2/3 of the earned amount will vest on the second anniversary date for financial PSUs and 50% for TSR-based PSUs, and on the third anniversary, the remaining 1/3 will vest for financial PSUs and remaining 50% for TSR-based PSUs. In December 2025, the Board of Directors approved the conversion of Mr. Komasinski’s 2025 TSR- based PSUs into financial PSUs, with performance measured half based on 2026 plan metrics and half based on 2027 plan metrics, while preserving the original overall vesting schedule. This action was approved as part of a one-time CEO retention action. For more information, please see “Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO.” (4) The RSUs will generally vest as to 50% on the two-year anniversary of the grant date, and the remainder will vest in eight equal quarterly installments thereafter. Mr. Komasinski received a supplemental grant of 125,000 RSUs with a grant date value of $2,437,500 approved by the Board of Directors in December 2025 in connection with a one-time CEO retention action. The shares comprising this supplemental grant are subject to time-based vesting as follows: 2/3rd of the shares will vest on the two-year anniversary of the grant date, and the remaining 1/3rd will vest on the three-year anniversary of the grant date; however, if the conversion of the Company into a Luxembourg company is completed before the first anniversary of the grant date, then 1/3rd of the shares will vest on the anniversary of the grant date, 1/3rd of the shares will vest on the two-year anniversary of the grant date and the remaining 1/3rd will vest on the three-year anniversary of the grant date. For a description of the Board of Director’s rationale for this action, see “Compensation Discussion and Analysis—New Hire Package and Year One Compensation for New CEO.” (5) Determined with reference to $20.61, the closing price of an ADS on December 31, 2025. Option Exercises and Stock Vested in 2025 Table The following table summarizes for each named executive officer the stock option exercises and shares vested from outstanding stock awards during the year ended December 31, 2025. Option Awards Stock Awards Name Number of Shares Acquired on Exercise (#) Value Realized on Exercise ($)(1) Number of Shares Acquired on Vesting (#) Value Realized on Vesting ($)(2) Michael Komasinski — — — — Megan Clarken 108,656 3,947,363 131,082 4,741,836 Sarah Glickman — — 54,102 1,858,472 Ryan Damon — — 32,652 1,144,669 Brian Gleason — — 29,106 1,066,527

CRITEO.COM (1) Determined with reference to $37.70 for the exercise done on March 6, 2025; $36.66 for the exercise done on March 7, 2025; $34.92 for the exercise done on March 11, 2025; $35.80 for the exercise done on March 12, 2025; $36.23 for the exercise done on March 14, 2025. (2) Determined by (a) multiplying the number of units that vested on a given vesting date by the closing price of an ADS on such vesting date and (b) aggregating the value realized upon vesting for units that vested during fiscal year 2025. Potential Payments upon Termination or a Change in Control Individual Agreements We have entered into employment arrangements and Protective Covenants Agreement, as described below, which require us to provide specified payments and benefits to certain of our named executive officers as a result of certain terminations of employment, including following a change of control. Each of the employment arrangements with our named executive officers, discussed above in “Executive Compensation—Compensation Tables—Executive Employment Agreements,” provide for severance, restrictive covenants or change of control payments. Ms. Clarken retired from her role as Chief Executive Officer on February 15, 2025 and Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025. Other than as described above in “—Executive Employment Agreements,” neither Ms. Clarken nor Mr. Gleason remain subject to other agreements with the Company involving payments as a result of such events. Mr. Komasinski Mr. Komasinski’s management agreement, provides for a potential severance payment in the event of certain terminations of employment with Criteo Corp. If Mr. Komasinski’s office as Chief Executive Officer of the Company is terminated by Criteo Corp. other than for cause and other than due to his death or disability, or by Mr. Komasinski for good reason (as such terms are defined in the management agreement) (each, an “Involuntary Termination”), subject to Mr. Komasinski’s execution of a general release of claims and continued compliance with the restrictive covenants set forth in his Protective Covenants Agreement, Mr. Komasinski will be entitled to receive (i) cash severance equal to 12 months of his then-current monthly base salary, (ii) an amount equal to his target annual bonus opportunity, with such amounts in (i) and (ii) payable in a lump sum on the 60th day following the date of such termination, (iii) bonus amounts earned for completed performance periods that remain unpaid as of the termination date, payable when such bonus amounts are paid to other senior officers, (iv) the cost of COBRA premiums under the Company’s group health and welfare plans for the 12-month period following the termination date, and (v) continued vesting of all outstanding, unvested RSUs and PSUs as if Mr. Komasinski remained employed for 12 months following such termination (with the PSUs vesting based on actual performance at the end of the applicable performance year, as determined by the Board of Directors). Under the management agreement, if Mr. Komasinski’s office as Chief Executive Officer of the Company is terminated due to an Involuntary Termination within one year following a Change in Control (as defined in the management agreement), subject to Mr. Komasinski’s execution of a general release of claims and continued compliance with the restrictive covenants set forth in his Protective Covenants Agreement, Mr. Komasinski will be entitled to receive the severance payments and benefits described above, with immediate vesting of all outstanding unvested RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Mr. Komasinski’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if Mr. Komasinski remained in service for up to 12 months following the termination date.

CRITEO.COM Any RSUs or PSUs that become vested pursuant to the terms of his management agreement will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Mr. Komasinski no earlier than the expiration of the required holding period. Ms. Glickman and Mr. Damon The employment agreements with Ms. Glickman and Mr. Damon (each an “executive” and collectively, the “executives”) provide for a potential severance payment in the event the executive is terminated by us without Cause or resigns with Good Reason (as such terms are defined in the employment agreements). In such an event, the executive will be entitled to receive, on the 60th day following the Termination Date (as defined in the employment agreement), a lump sum cash amount (less applicable withholdings) equal to the sum of (i) the product of (x) 12 (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, also 12), and (y) the executive’s monthly base salary rate as then in effect (without giving effect to any reduction in base salary amounting to Good Reason), (ii) an amount equal to the product of (x) 100% (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, also 100%) and (y) the executive’s annual bonus for the calendar year during which the termination occurs, calculated based on the bonus that would have been paid to the executive if the executive’s employment had not terminated and if all performance-based milestones were achieved at the 100% level by both the Company and the executive, such bonus to be, solely for the purpose of defining severance benefits, (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date, (iv) the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States for the 12-month period following the termination date and (v) continued vesting of outstanding unvested RSUs and PSUs as if the executive remained employed for six months following the termination date (and in the case of PSUs, based on actual performance at the end of the applicable performance year, as determined by the Board of Directors in its reasonable discretion). In addition, in the event that the executive is terminated by us without Cause or resigns with Good Reason, in each case, upon or within 12 months following a change in control of the Company (as defined in the 2016 Stock Option Plan), all of the executive’s equity awards will accelerate and become exercisable as of their termination date, provided that the PSUs will vest in the amount that would become vested assuming achievement of the target level of performance, and provided further that in all instances the provisions of the Amended and Restated 2015 RSU Plan and the Amended and Restated 2015 PSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply, such that no RSUs or PSUs granted within the one-year period prior to the date of the executive’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if the executive remained in service for up to 12 months following the termination date to enable those unvested shares to also ultimately accelerate and vest as stated above). Any RSUs or PSUs that become vested pursuant to the terms of the executive’s employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) the executive no earlier than the expiration of the required holding period.

CRITEO.COM Treatment Under Equity Plans Stock Option Plans Each of our 2014 Stock Option Plan and 2016 Stock Option Plan, as amended, provides that in the event of a change of control of the Company (as defined in the plans), a successor corporation shall assume all outstanding options or substitute outstanding options with equivalent options or rights. Pursuant to the stock option plans, in the event that the successor corporation does not agree to assume or substitute outstanding options, the options will accelerate and become fully vested and exercisable upon the change of control. Upon termination of an option holder’s employment with us, unless a longer period is specified in the notice of award or otherwise determined by the Board of Directors, a vested option will generally remain exercisable for 90 days following the option holder’s termination. If, at the date of termination, the option holder is not entitled to exercise all of his options, the shares covered by the unexercisable portion will be forfeited and revert back to the applicable stock option plan. Performance-Based Free Share (PSU) Plan Pursuant to the terms of our Amended and Restated 2015 Performance-Based RSU Plan, in the event of a change of control of the Company, if a successor corporation does not agree to assume an unvested PSU award or substitute for the PSU award with an equivalent right, and the grant date of the PSU is at least one year prior to the date of the change of control, the restrictions and forfeiture conditions applicable to the PSU will lapse, and the PSU award will become vested prior to the consummation of the change of control, with any performance conditions being deemed to be achieved at target levels. If the grant date of the PSU award is less than one year prior to the date of the change of control of the Company and no such successor corporation agrees to assume or substitute an unvested PSU, the PSU will lapse. In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), an unvested PSU will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested PSUs will vest, subject to the limitations of the plan. If an employee with outstanding PSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the PSUs under the Amended and Restated 2015 Performance-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed. Time-Based Free Share (RSU) Plan Pursuant to the terms of our Amended and Restated 2015 Time-Based RSU Plan, in the event of a change in control (as defined in the 2015 Time-Based RSU Plan), if a successor corporation or a parent or subsidiary of the successor corporation does not agree to assume or substitute outstanding RSUs, and only if the RSUs were granted at least one year prior to the date of the change in control, the restrictions and forfeiture conditions applicable to the RSUs will lapse and the RSUs will be deemed fully vested prior to the consummation of a change in control. In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Time-Based RSU Plan), any unvested RSUs will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Time-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested RSUs will vest, subject to the limitations of the plan.

If an employee with outstanding RSUs terminates his employment, or we terminate the employee's service with the Company or any of our affiliates, the employee's right to vest in the RSUs under the Amended and Restated 2015 Time-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed.

Estimated Potential Payments and Benefits

The following table estimates the potential amounts payable to our named executive officers in connection with certain terminations of their employment or a change of control of the Company, under the circumstances described in more detail above. The table reflects estimated amounts assuming that the termination of employment or other circumstance, as applicable, occurred on December 31, 2025. The actual amounts that would be paid upon a named executive officer's termination of employment or a change of control can be determined only at the time of such event. Ms. Clarken retired from her role as Chief Executive Officer as of February 15, 2025 and Mr. Gleason resigned as Chief Revenue Officer and President, Retail Media, effective July 29, 2025. Other than as described above in "—Executive Employment Agreements," no severance or other payments would be paid to either Ms. Clarken or Mr. Gleason in connection with a termination of employment or change of control of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR FOLLOWING A CHANGE OF CONTROL

	Termination Without Cause				Termination Without Cause or Resignation by the Executive With Change of Control			
Name	Severance Pay ($)	Continued Vesting of Equity Awards ($)	Continued Insurance Coverage ($)(1)	Total ($)	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)(2)	Continued Insurance Coverage ($)(1)	Total ($)
Michael Komasinski	$1,500,000	$1,886,533	$42,542	3,429,075	$1,500,000	$6,123,581	$42,542	7,666,123
Sarah Glickman	$978,650	$2,600,650	$42,542	3,621,842	$978,650	$5,998,821	$42,542	7,020,013
Ryan Damon	$833,000	$2,015,060	$42,542	2,890,602	$833,000	$4,606,554	$42,542	5,482,096

(1) The amount shown is based on full COBRA benefits continuation costs in the United States based on the current enrollment status of each executive.

(2) The amount shown represents the value of the equity awards that would vest upon a change of control under the additional assumption that outstanding equity awards are not assumed or substituted in the change of control transaction, as described above in the "Potential Payments Upon Termination or Change of Control—Treatment Under Equity Plans" narrative.

CRITEO.COM

CRITEO

CRITEO.COM PAY RATIO DISCLOSURE Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that total annualized compensation for Mr. Komasinski, our current Chief Executive Officer, for 2025 was $12,630,026, and the median of the total compensation of all of our employees (excluding Mr. Komasinski) for 2025 was approximately $104,354. Accordingly, we estimate the ratio of Mr. Komasinski’s total compensation for 2025 to the median of the total compensation of all of our employees (excluding Mr. Komasinski) for 2025 to be approximately 121 to 1. Mr. Komasinski became the Chief Executive Officer of the Company on February 15, 2025. As permitted by SEC rules, in calculating this pay ratio we annualized Mr. Komasinski’s fiscal 2025 compensation by utilizing his annual base salary and annual bonus. No other adjustments were made to Mr. Komasinski’s fiscal 2025 compensation as reported in the Summary Compensation Table. We selected December 31, 2025, which is a date within the last three months of fiscal year 2025, as the determination date to identify our median employee. To find the median of the annual total compensation of all our employees (excluding Mr. Komasinski), we used the amount of salary, wages, overtime and bonus from our payroll records as our consistently applied compensation metric. In making this determination, we annualized the compensation for those employees who were hired during fiscal 2025 as permitted under SEC rules. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for Mr. Komasinski’s annual total compensation in the Summary Compensation table for fiscal year 2025. In accordance with SEC rules, we excluded all employees in certain non-U.S. jurisdictions that, in each case, constituted less than 1.83% of our total headcount. The excluded employees were located in Australia (18 employees), China (19 employees), Israel (17 employees), Italy (19 employees), the Netherlands (16 employees), Russia (1 employee), Sweden (3 employees), South Korea (66 employees) and Dubai (9 employees). The 168 excluded employees constituted 4.66% of our total number of 3,606 U.S. and non-U.S. employees as of December 31, 2025.

PAY VERSUS PERFORMANCE

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis".

The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2021 to 2025, compared to our total shareholder return ("TSR") from December 31, 2020 through the end of each such year, and our net income and Adjusted EBITDA for each such year.

							Value of Initial Fixed $100 Investment Based On:			
Fiscal Year (a)	Summary Compensation Table Total for PEO (Clarken) (b)	Compensation Actually Paid to PEO (Clarken) (c)	Summary Compensation Table Total for PEO (Komasinski) (b)	Compensation Actually Paid to PEO (Komasinski) (c)	Average Summary Compensation Table Total for non-PEO NEOs (d)	Average Compensation Actually Paid to non-PEO NEOs (e)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)	Net Income ($ millions) (h)	Adjusted EBITDA ($ millions) (i)
2025	$440,044	$(10,871,266)	$12,477,560	$7,894,728	$4,670,402	$(1,486,790)	$100.49	$120.18	$149	$407
2024	$10,655,670	$22,606,625	N/A	N/A	$4,299,117	$8,199,560	$192.88	$103.66	$115	$390
2023	$9,213,663	$8,037,540	N/A	N/A	$3,482,977	$2,911,501	$123.45	$80.02	$55	$302
2022	$7,063,702	$109,157	N/A	N/A	$2,573,107	$(84,334)	$127.06	$49.66	$11	$267
2021	$9,573,644	$17,678,710	N/A	N/A	$1,879,611	$5,097,357	$189.52	$94.84	$138	$323

(a) Megan Clarken was our PEO from November 25, 2019 through February 15, 2025. Michael Komasinski has been our PEO since February 15, 2025.

(b) Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.

(c) Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment tables below.

CRITEO.COM

CRITEO

CRITEO.COM PEO (Clarken) Prior FYE 12/31/2024 Current FYE 12/31/2025 Fiscal Year 2025 Summary Compensation Table Totals $440,044 − Change in Pension Value and Above Market Non-Qualified Deferred Compensation $— − Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year $— + Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year $— + Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years $(10,389,364) + Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year $— + Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year $(921,946) − Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year $— ‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation $— Compensation Actually Paid $(10,871,266) PEO (Komasinski) Prior FYE 12/31/2024 Current FYE 12/31/2025 Fiscal Year 2025 Summary Compensation Table Totals $12,477,560 − Change in Pension Value and Above Market Non-Qualified Deferred Compensation $— − Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year $(10,043,994) + Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year $5,461,162 + Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years $— + Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year $— + Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year $— − Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year $— ‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation $— Compensation Actually Paid $7,894,728 *The assumptions used for determining the fair values shown in these tables are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards. (d) These amounts are the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO NEOs in each year are listed in the table below.

CRITEO.COM Fiscal Year Position Officer Name 2021 2022 2023 2024 2025 Sarah Glickman NEO NEO NEO NEO NEO Ryan Damon NEO NEO NEO NEO NEO Brian Gleason N/A N/A N/A NEO NEO (e) These amounts are the average of compensation actually paid for our NEOs other than our PEO in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year. *Note that the fair value assumptions shown with respect to footnote (c) apply to the figures in this table as well. (f) Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. (g) The peer group used is the Nasdaq Internet Index, as used in the Company's performance graph in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. (h) The dollar amounts reported are the Company's net income reflected in the Company’s audited financial statements. (i) In the Company's assessment Adjusted EBITDA is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the company in 2025 to link compensation actually paid to performance. Adjusted EBITDA can be determined from net income by adding back financial income (expense), income taxes, depreciation and amortization, and adjusting to eliminate the impact of equity awards compensation expense, pension service costs, certain restructuring, integration and transformation costs, certain acquisition costs and a loss contingency related to a regulatory matter. Average NEO Prior FYE 12/31/2024 Current FYE 12/31/2025 Fiscal Year 2025 Summary Compensation Table Total $4,670,402 − Change in Pension Value and Above Market Non-Qualified Deferred Compensation $— − Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year $(3,944,264) + Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year $1,482,090 + Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years $(3,362,963) + Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year $— + Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year $(332,056) − Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year $— ‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation $— Compensation Actually Paid $(1,486,790)

CRITEO.COM Description of Relationships Between Compensation Actually Paid and Performance We believe the Company’s pay-for-performance philosophy is well reflected in the table above because the Compensation Actually Paid tracks well to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measure shown.

CRITEO.COM Tabular List of Financial Performance Measures As described in greater detail in “Compensation Discussion and Analysis,” the objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term shareholder value. The most important financial performance measures used by the Board of Directors for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows (unranked): Most Important Financial Performance Measures Contribution ex-TAC Adjusted EBITDA Retail Media Contribution ex-TAC

CRITEO.COM Société anonyme Share capital of €1,343,222.375 Registered Office: 32, rue Blanche, 75009 Paris Registered under number: 484 786 249 R.C.S. Paris RESOLUTIONS SUBMITTED TO THE COMBINED SHAREHOLDERS’ MEETING OF JUNE 29, 2026 AGENDA Agenda for the Ordinary Shareholders’ Meeting 1. renewal of the term of office of Mr. Michael Komasinski as Director, 2. renewal of the term of office of Ms. Marie Lalleman as Director, 3. renewal of the term of office of Mr. Ernst Teunissen as Director, 4. renewal of the term of office of Mr. Edmond Mesrobian as Director, 5. non-binding advisory vote to approve the compensation for the named executive officers of the Company, 6. approval of the statutory financial statements for the fiscal year ended December 31, 2025, 7. approval of the consolidated financial statements for the fiscal year ended December 31, 2025, 8. approval of the allocation of results for the fiscal year ended December 31, 2025, 9. approval of an agreement referred to in Article L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Ms. Stefanie Jay), 10. authorization to be given to the Board of Directors to execute a buyback of Company stock in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code, Agenda for the Extraordinary Shareholders’ Meeting 11. authorization to be given to the Board of Directors to reduce the Company’s share capital by canceling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225- 209-2 of the French Commercial Code, 12. authorization to be given to the Board of Directors to reduce the Company’s share capital by canceling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code,

CRITEO.COM 13. delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock, 14. authorization to be given to the Board of Directors to grant OSAs (options to subscribe for new ordinary shares) or OAAs (options to purchase ordinary shares) of the Company to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-177 et seq. of the French Commercial Code without shareholders' preferential subscription rights, 15. approval of the maximum number of shares that may be issued or acquired pursuant to Resolution 15 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), Resolution 16 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), and Resolution 14 herein (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries), 16. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights, 17. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights, 18. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders’ preferential subscription rights, 19. delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to Resolutions 16, 17, and 18 above (“green shoe”), 20. delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise), without shareholders’ preferential subscription rights, 21. approval of the overall limits pursuant to Resolutions 16 to 20 above, and 22. amendment of the fifth paragraph of Article 19 of the by-laws of the Company related to general meetings in order to comply with the new provisions of Article R. 225-86 of the French Commercial Code.

CRITEO.COM TEXT OF THE RESOLUTIONS RESOLUTIONS WITHIN THE AUTHORITY OF THE ORDINARY SHAREHOLDERS’ MEETING First resolution Renewal of the term of office of Mr. Michael Komasinski as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the Board of Directors’ report, noting that the term of office of Mr. Michael Komasinski expires at the end of this Shareholders’ Meeting, renews the term of office of Mr. Michael Komasinski as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2027. Second resolution Renewal of the term of office of Ms. Marie Lalleman as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the Board of Directors’ report, noting that the term of office of Ms. Marie Lalleman expires at the end of this Shareholders’ Meeting, renews the term of office of Ms. Marie Lalleman as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2027. Third resolution Renewal of the term of office of Mr. Ernst Teunissen as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the Board of Directors’ report, noting that the term of office of Mr. Ernst Teunissen expires at the end of this Shareholders’ Meeting, renews the term of office of Mr. Ernst Teunissen as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2027. Fourth resolution Renewal of the term of office of Mr. Edmond Mesrobian as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders,

CRITEO.COM having reviewed the Board of Directors’ report, noting that the term of office of Mr. Edmond Mesrobian expires at the end of this Shareholders’ Meeting, renews the term of office of Mr. Edmond Mesrobian as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2027. Fifth resolution Non-binding advisory vote to approve the compensation for the named executive officers of the Company The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the Board of Directors’ report, approves, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, said Compensation Discussion and Analysis being attached as an annex to the Board of Directors’ report. Sixth resolution Approval of the statutory financial statements for the fiscal year ended December 31, 2025 The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the management report on the Company’s activities and accounts for the fiscal year ended December 31, 2025 and the report of the statutory auditors on the performance of their duties for this fiscal year, approves the statutory financial statements of the Company for the fiscal year ended December 31, 2025, which show a loss amounting to €14,676,214 as well as the transactions reflected therein and summarized in these reports, and notes that the annual financial statements show neither excess depreciation and other non- deductible amortization, nor any sumptuary expenses referred to in Article 39-4 of the General Tax Code. Seventh resolution Approval of the consolidated financial statements for the fiscal year ended December 31, 2025 The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the management report for the Company and its subsidiaries for the fiscal year ended December 31, 2025 and the consolidated financial statements for that year, as well as the report of the statutory auditors thereon,

CRITEO.COM approves the consolidated financial statements of the Company (prepared in accordance with IFRS) for the fiscal year ended December 31, 2025, as presented, as well as the transactions reflected therein and summarized in these reports. Eighth resolution Approval of the allocation of results for the fiscal year ended December 31, 2025 The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the Board of Directors’ report, having acknowledged that the loss for the fiscal year ended December 31, 2025 amount to €14,676,214 and that the legal reserve is fully allocated, decides to allocate the total loss to retained earnings. It is noted that no dividends have been distributed for the last three fiscal years. Ninth resolution Approval of an agreement referred to in Articles L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Ms. Stefanie Jay), The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the special report of the statutory auditors concerning the agreements referred to in Article L.225-38 of the French Commercial Code, approves, in compliance with the provisions of Article L. 225-40 of the French Commercial Code, the Indemnification Agreement entered into with Ms. Stefanie Jay, director, on June 13, 2025, the conclusion of which has been authorized by the Board of Directors during its meeting on April 9, 2025. Tenth resolution Authorization to be given to the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for a meeting of ordinary shareholders, having reviewed the Board of Directors’ report, the report of the independent expert designated in accordance with Articles R. 225-160-1 et seq. of the French Commercial Code and the statutory auditors’ special report, in accordance with Article L. 225-209-2 of the French Commercial Code, authorizes the Board of Directors to purchase shares of the Company under the conditions set forth in Article L. 225-209-2 of the French Commercial Code, decides that the purchase of these shares may be effected on one or more occasions, on the market or off market, including without limitation through an accelerated bookbuilding procedure (BB) or block trade, but this authorization shall however not be used by the Board of Directors during a public tender offer by a third-party,

CRITEO.COM decides that the authorization may be used and the shares so purchased may be allocated: - within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or, - within one (1) year from their purchase date, to serve stock option plans, free share plans, profit sharing plans and other allocations to employees and officers of the Company and of its affiliates; or, - within five (5) years of their purchase, to shareholders who notify the Company of their intention to acquire them at an offer to sell organized by the Company itself within three (3) months of each annual ordinary shareholders’ meeting, or - to any further purpose as may be authorized by the law when this delegation shall be used by the Board of Directors, acknowledges that the maximum number of shares that may be purchased pursuant to this resolution for the purposes stated in this resolution shall at no time exceed 10% of the total number of shares of the Company outstanding, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for that purpose shall at no time exceed 5% of the total number of shares of the Company outstanding, decides that all or part of the purchased shares, subject to the adoption of the eleventh resolution below, can be canceled under the terms and conditions set forth in the said resolution, acknowledges that any shares not used for the above-mentioned purposes within the relevant time period will be automatically canceled, it being specified that the Board of Directors shall be authorized to use the repurchased shares for any other purpose set forth above (within the relevant time period set forth above), decides to set the minimum purchase price per share (excluding fees and commissions) at $10.40, or the then euro equivalent on the date on which this authorization is used, and the maximum purchase price per share (excluding fees and commissions) at $46.31, or the then euro equivalent on the date on which this authorization is used, in accordance with the report by the independent expert pursuant to Article L. 225-209-2 of the French Commercial Code, with an overall cap of $257,760,950.59; subject to adjustments as necessary to reflect any relevant capital transactions (e.g. incorporation of reserves, allocation of free shares, stock splits or reverse stock splits) that might occur during the term of this authorization, decides that the purchase price per share under this authorization shall be set by the Board of Directors, grants full powers to the Board of Directors, with the option to sub-delegate powers to the Chief Executive Officer or, with the agreement of the latter, to one or more Deputy Chief Executive Officers (directeurs généraux délégués), if any, to implement this authorization, place stock market orders, enter into all types of agreements as permitted by law, carry out any formalities, procedures and filings with the French Autorité des Marchés Financiers and other competent bodies, and, in general, do whatever is necessary. This authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting, and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 13, 2025, provided that, if during the effective time of this authorization, the Company’s shares are admitted to trading on a regulated market or a multilateral trading facility within the meaning of the French Commercial Code, such authorization would automatically lapse.

CRITEO.COM RESOLUTIONS WITHIN THE AUTHORITY OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING Eleventh resolution Authorization to be given to the Board of Directors to reduce the Company’s share capital by canceling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report, authorizes the Board of Directors, in accordance with Article L. 225-209-2 of the French Commercial Code, to cancel, on one or more occasions, all or part of the shares repurchased by the Company and to reduce the share capital accordingly, such cancellations not to exceed 10% of the share capital of the Company in the aggregate per twenty-four month period, decides that any potential excess of the purchase price of the shares over their par value will be charged on any available reserve account, including the legal reserves, provided that such legal reserve is not less than 10% of the share capital of Company after the completion of the capital reduction, grants full powers to the Board of Directors, with the option to sub-delegate as provided by law, to carry out all acts, formalities or declarations necessary to finalize the capital reductions that could be achieved pursuant to this authorization and for the purposes of amending the Company's by-laws as a result. This authorization is granted for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 13, 2025. Twelfth resolution Authorization to be given to the Board of Directors to reduce the Company’s share capital by canceling the shares acquired by the Company pursuant to the provisions of Article L. 225- 208 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the auditor’s report, acting in accordance with Articles L. 225-204 to L. 225-205 of the French Commercial Code, authorizes the Board of Directors to carry out a share capital reduction not motivated by losses, on one or more occasions, up to a maximum amount of €139,149.725 by way of cancellation of a maximum of 5,565,989 Company’s shares with a par value €0.025 per share, acquired by the Company in accordance with Article L. 225-208 of the French Commercial Code, linked to purchase of options or free shares granted by the Company and became lapsed, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions provided by the law and under the conditions specified below, notably:

CRITEO.COM - in the event of the opposition of one or more creditors of the Company within the deadline for opposition from creditors, which will start to run from the filing of the minutes of the current shareholders’ meeting and of the minutes of the Board of Directors implementing the current authorization, take any appropriate measure, set up any security or execute any court decision ordering the lodging of guarantees or the reimbursement of debts, - amend the Company’s by-laws accordingly and, more generally, do whatever is useful or necessary for the implementation of the current resolution, decides that this authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 13, 2025 and shall not be used during a public tender offer by a third party. Thirteenth resolution Delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock The Shareholders' Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors' report and the statutory auditors' report, in accordance with Articles L. 225-204 and L. 225-207 of the French Commercial Code, authorizes the Board of Directors to decide, as appropriate, at its own discretion, to carry-out, in one or more times, one or more repurchases of shares (or American Depositary Shares) within the limit of a maximum number of 11,131,979 shares of a nominal value of 0.025 euro for the purposes of canceling them and resulting in the Company's share capital reduction not arising from losses, of a maximum nominal amount of €278,299.475, in accordance with the provisions of Article L. 225-207 of the French Commercial Code; decides that the Board of Directors shall have all powers, with the right to sub-delegate, under the conditions laid down by the law, to implement this delegation in accordance with applicable law and the by-laws of the Company, and in particular to: - set the final terms and conditions of the transaction, including in particular the number of shares to be repurchased and canceled within the aforementioned limit and maximum repurchase price at $46.31 per share (or the equivalent in euros of this amount on the date of use of this delegation), i.e., a maximum aggregate amount of $515,521,947.490; - in the event of opposition by one or more of the Company's creditors within the period of opposition by the creditors, which shall begin to run as from the filing at the Commercial Court registry of the present decision's minutes and of the Board of Directors' minutes implementing this delegation, take any appropriate measure, create any financial security or comply with any court decision ordering the creation of guarantees or the repayment of debts; - make to all shareholders a buyback offer by the Company; - in view of the results of the buyback offer, determine the final amount of the capital reduction and acknowledge the completion of the capital reduction; - if applicable, decide to deduct the difference between the repurchase value of the shares acquired and the nominal of the canceled shares from any available reserves and premium accounts, or from a retained earnings account;

CRITEO.COM - make any corresponding amendment to the Company's by-laws, and, in general, take any action and perform all formalities required to carry out this resolution; decides that this authorization is granted to the Board of Directors for a period of eighteen (18) months from the date of this Shareholders' Meeting and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 13, 2025 and may not be implemented in the event of a public tender offer by a third party. Fourteenth resolution Authorization to be given to the Board of Directors to grant OSAs (options to subscribe for new ordinary shares) or OAAs (options to purchase ordinary shares) of the Company to employees and corporate officers of the Company and employees of its subsidiaries pursuant to the provisions of Articles L. 225-177 et seq. of the French Commercial Code without shareholders' preferential subscription rights The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the statutory auditors’ report, authorizes the Board of Directors, pursuant to Articles L.225-177 to L.225-185 of the French Commercial Code, to grant, during periods authorized by the law, in one or several times, in favor of the corporate officers listed in Article L. 225-185 of the French Commercial Code and employees (or some of them) of the Company and companies and economic interest groups ("groupements d'intérêt économique") related to the Company under the conditions referred to in Article L. 225-180-I of the French Commercial Code, options giving the right to subscribe or to purchase ordinary shares of the Company, provided that: - the number of shares that may be issued or acquired upon the exercise of options granted pursuant to this authorization shall be deducted from the overall limit set forth in the fifteenth resolution below, and - the total number of shares to be issued upon exercise of granted but unexercised OSAs may never exceed one third of the share capital, decides that this authorization is granted to the Board of Directors for a period of thirty-eight (38) months from the date of this Shareholders’ Meeting and supersedes the authorization having the same purpose granted pursuant to the sixteenth resolution of the shareholders’ meeting dated June 13, 2023. decides this authorization includes, in favor of the holders of OSAs, express waiver by shareholders of their preferential subscription right with respect to shares that may be granted as OSAs are exercised, and shall be implemented in accordance with the terms and conditions provided by applicable laws and regulations in force on the day the OSAs are granted, decides that the purchase or subscription price per share shall be fixed by the Board of Directors on the day the option is granted, by reference to the closing sale price of an American Depositary Share representing an ordinary share of the Company on the Nasdaq Stock Market on the day preceding the date of the Board of Directors’ decision to grant the options. However, the purchase or subscription price per share shall not, in any case, be less than ninety-five percent (95%) of the average of the closing sale price of an American Depositary Share representing one ordinary share of the Company on the Nasdaq Stock Market during the twenty days of trading preceding the day of the Board of Directors’ decision to grant options; provided that, when an option allows its holder to purchase shares which have been previously purchased by the Company, its exercise price, without prejudice to the provisions above and in

CRITEO.COM accordance with legal provisions in force, may not, in addition, be less than 80% of the average price paid by the Company for the purchase of the treasury shares by the Company; decides the subscription or purchase price for the shares to which the options relate cannot be modified during the term of the options, provided that, if the Company were to carry out one of the transactions referred to in Article L.225-181 of the French Commercial Code, it shall take the necessary steps to protect the interests of the holders of the options under the conditions provided in Article L.228-99 of the French Commercial Code, decides that, in the event the adjustment referred to in Article L.228-99 3° of the French Commercial Code is necessary, the adjustment would be realized by applying the method provided in Article R.228-91 of the French Commercial Code, provided that the value of the preferential subscription rights, as well as the value of the shares before detachment of subscription rights would, if necessary, be determined by the Board of Directors based on the subscription, exchange or sale price per share used for the last transaction with respect to the share capital of the Company (capital increase, contributions-in kind of securities, sale of shares, etc.) during the six (6) months preceding such meeting of the Board of Directors, or, if no such transaction occurred, based on other financial parameters deemed appropriate by the Board of Directors, decides that in the event of the issue of new shares or new securities giving access to the Company’s share capital or in the event of a merger or split-up of the Company, the Board of Directors may suspend, if necessary, the exercise of options, during a maximum of three months, sets the maximum the term of the options at nine years and six months from the date of the grant, or up to ten years in the event of the death or disability of the option holder within such nine year and six month term, and grants all powers to the Board of Directors, within the limits set out above, to: - determine the categories of option holders and the identity of holders of OSAs or OAAs, as well as the number of options to grant to each holder; - set, and as the case amend, the purchase and/or subscription price of the shares underlying the OSAs or OAAs, within the limits set forth above, provided that the subscription price per share shall be at least equal to the par value of the share; - ensure that the number of OSAs granted by the Board of Directors is set such that the total number of OSAs granted but not exercised does not give right to subscribe to a number of shares exceeding a third of the share capital; - determine the modalities of a OSA or OAA plan and set the conditions in which the options will be granted, including, in particular, the schedule of exercise of options granted, which may vary according to the holders; provided that these conditions may include clauses prohibiting immediate resale of all or part of the shares delivered upon exercise of the options, within the limits set by applicable law; - acquire shares of the Company, if any, as necessary for the allocation of any shares to which OAAs give right; - proceed with the adjustments referred to in article R.228-91 of the French Commercial Code, when applicable; - complete, with power to subdelegate, all acts and formalities in order to finalize the capital increases that may be effected pursuant to the authorization subject to this resolution and proceed with the subsequent amendment of the by-laws of the Company;

CRITEO.COM - charge, if it deems necessary, fees of capital increases from the amount of premiums related to these increases and deduct from this amount the necessary sums to bring the legal reserve to a tenth of the new share capital following any increase; - and, generally, in accordance with applicable law, either itself or through a representative, take any action and execute any agreement that is necessary for the implementation of this authorization; The Board of Directors will inform the Shareholders’ Meeting each year of the operations carried out within the framework of this resolution. Fifteenth resolution Approval of the maximum number of shares that may be issued or acquired pursuant to Resolution 15 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time- Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), Resolution 16 of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), and Resolution 14 herein (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries) The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report, decides to set at 7,000,000 ordinary shares with a nominal value of €0.025 each, the maximum number of shares (i) which may be issued or acquired following grant of time-based restricted stock units (“Time-Based-RSUs”) issued or acquired following grant of time-based restricted stock units (“Time-Based-RSUs”) under the 2015 time-based restricted stock units plan, adopted by the Board on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time (the “Amended and Restated 2015 Time-Based Restricted Stock Units Plan”), decided after this Shareholders’ Meeting pursuant to the fifteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), (ii) which may be issued or acquired following grant of performance-based restricted stock units (“Performance-Based RSUs”) under the 2015 performance-based restricted stock units plan, adopted by the Board on July 30, 2015 and approved by the annual shareholders’ meeting held on October 23, 2015, as amended from time to time (the “Amended and Restated 2015 Performance-Based Restricted Stock Units Plan”), decided after this Shareholders’ Meeting pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), and (iii) which may be issued or acquired upon the exercise of options under the 2016 stock option plan adopted by the Board on April 7, 2016 and approved by the annual shareholders’ meeting held on June 29, 2016, as amended from time to time (the “Amended 2016 Stock Option Plan”), granted after this Shareholders’ Meeting pursuant to the fourteenth resolution above (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries),

CRITEO.COM it being specified that this global limit does not include any additional shares issued to preserve, in accordance with applicable legal and contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company. Sixteenth resolution Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-138 and L. 228-91 et seq. of the French Commercial Code, grants to the Board of Directors the authority to decide, on one or more occasions, in the proportions and at the times it deems appropriate, both in France and abroad, to increase the number of authorized ordinary shares of the Company or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s share capital (including without limitation, any bonds redeemable or convertible for ordinary shares and any warrants attached or not to ordinary shares or other types of securities), which securities may be issued in euros, a foreign currency or in any monetary units established by reference to several currencies at the option of the Board of Directors, to be paid in cash, including by way of set-off against receivables, decides that this authorization shall not be used during a public tender offer by a third party, decides that the maximum nominal amount of the share capital increase, immediately or in the future, by virtue of the powers granted by the Annual General Shareholders’ Meeting to the Board of Directors pursuant to this resolution, may not exceed the global amount of €139,149.725. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the twenty-first resolution below, decides that the nominal amount of all debt securities giving access to the Company’s share capital to be issued pursuant to this authorization will not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), - this amount will be increased, if applicable, for any redemption premium above the nominal value, - this amount will be deducted from the overall limit set forth in the twenty-first resolution below, - this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code,

CRITEO.COM decides to waive the shareholders’ preferential subscription rights attached to the shares and securities which will be issued and to restrict the persons eligible to subscribe for those shares and securities to which this resolution pertains to the following category of persons: - any bank, investment services provider or member of a banking syndicate (underwriters) undertaking to ensure the completion of the share capital increase or of any issuance that could in the future lead to a share capital increase in accordance with the present delegation of authority; take notes, as necessary, that the present delegation of authority automatically includes, for the benefit of the holders of the securities giving access to the Company’s share capital to be issued pursuant to this delegation, as applicable, express waiver by the shareholders of their preferential subscription right with respect to the ordinary shares to which such securities give right, decides that the issue price of the ordinary shares to be issued by virtue of the present delegation will be at least equal to the weighted average price of the American Depositary Shares representing the Company’s ordinary shares on the Nasdaq Global Market for the five trading days preceding the determination of the issue price, subject to a maximum discount of 10%, taking into account, if applicable, the difference in the dividend entitlement date of the shares, provided that (i) in the case of an issuance of securities giving access to the Company’s share capital, the issue price of the ordinary shares to be issued upon the exercise, conversion or exchange of such securities, may, as applicable, be set, at the discretion of the Board of Directors, by reference to a formula set by it and applicable after the issuance of the securities (for example, upon exercise, conversion or exchange) in which case the aforementioned maximum discount may be determined, if the Board of Directors deems appropriate, on the date of the application of the formula (and not on the date of the setting of the issue price), and (ii) the issue price of the securities giving access to the Company’s share capital issued by virtue of the present resolution, if any, will be such that the amount immediately received by the Company plus the amount likely to be received by it at the time of exercise or conversion of said securities, shall be, for each ordinary share issued as a consequence of the issue of said securities, at least equal to the minimum amount set forth above, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Shareholders’ Meeting and supersedes all previous delegations for the same purpose, decides that the Board of Directors is granted all powers to implement, in accordance with provisions set forth in the law and the by-laws of the Company, the present delegation in order to, notably: - determine the amount of the share capital increase, the issue price (provided that such price will be determined in accordance with the conditions set forth above), and the premium that may, if appropriate, be requested at the issuance; - set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued; - determine the dividend eligibility date, which may be retroactive, for shares or securities giving access to the Company’s share capital to be issued and the method of payment; - set the list of the beneficiaries within the above mentioned category of persons and the number of securities to be granted to each of them; - in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution to the amount of the premium related to such increases and deduct

CRITEO.COM therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase; - acknowledge completion of each share capital increase and make the corresponding amendments to the Company’s by-laws; - in general, enter into any agreement, particularly to ensure the successful completion of the proposed issuances, take all measures and accomplish all formalities required for the issuance, for the listing and for any financial services relating to the securities issued by virtue of the present delegation, as well as pursuant to the exercise of the rights attached thereto; - make any decisions relating to the admission of the shares or securities issued for trading on the Nasdaq Global Market. Seventeenth resolution Delegate authority to the Board of Directors to increase the Company’s share capital by way issuing ordinary shares or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, after having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with the provisions of Articles L. 225-129 et seq. of the French Commercial Code, notably, Articles L. 225-129 to L. 225-129-6, L. 225-132, L. 225-133, L. 225-134, L. 228-91 and L. 228-92, grants to the Board of Directors the authority to decide, on one or more occasions, in the proportions and at the times it considers appropriate, both in France and abroad, in euros, foreign currencies or any monetary unit calculated by reference to multiple currencies, for free or against consideration, to issue ordinary shares of the Company and any type of securities giving, by any means, immediately and/or in the future, access to the Company’s share capital, said shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that the securities issued pursuant to this delegation may consist of debt securities or be related to the issue of such debt securities or permit the issue as intermediate securities, decides that the shareholders have, in proportion to the amount of their shares, a preferential right of subscription to the ordinary shares or securities to be issued, as the case may be, pursuant to this delegation, grants to the Board of Directors the power to grant to the shareholders the right to subscribe, subject to pro rata reduction (à titre réductible), to a greater number of shares than the number of shares to which they would be entitled to subscribe by irrevocable entitlement (à titre irréductible), proportional to the amount of shares they hold, and, in any event, within the limit of the number they request, decides that the maximum nominal amount of share capital increases to be completed, immediately or in the future, may not exceed the global amount €695,748.675. This limit is set without taking into account the par value of the ordinary shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions,

CRITEO.COM decides that the nominal amount of all issuances of debt securities giving access to the Company’s share capital to be completed will not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), it being specified that: - this amount will be increased, if applicable, for any redemption premium above nominal value, - this amount will be deducted from the overall limit set forth in twenty-first resolution below, - this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides that if the statutory and optional (if any) subscriptions do not result in the issuance being subscribed for in full, the Board of Directors, in accordance with the provisions set forth in the law and in the order of its choice, may use any or all of the rights referred to in Article L. 225-134 of the French Commercial Code, in particular it may: - limit the issuance to the number of subscriptions, provided that the subscriptions reach at least three quarters of the issuance initially decided, - freely allocate, at its own discretion to persons of its choice, all or part of the securities not subscribed for, and - and, publicly trade all or part of the issued, but not subscribed securities, in France or abroad, decides that the issuance of warrants (bons de souscription d’actions, or warrants) of the Company may be performed by way of an offer to subscribe, but also by way of free allocation to the holders of existing shares, decides, in the case of free allocation of warrants (bons de souscription d’actions, or warrants), that the Board of Directors would have the possibility to decide that the allocation rights on fractional shares will not be tradeable and that the corresponding shares will be sold, takes note, as necessary, that the present delegation unconditionally and expressly waives, in favor of the holders of the securities to be issued giving access to the Company's share capital, if any, pursuant to the present delegation, express renunciation by the shareholders to their preferential subscription right to the ordinary shares to which those securities give right, specifies that the delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting, and supersedes all previous delegation established for the same purpose, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions established by applicable laws and regulations, to implement, in accordance with applicable law and the Company’s by-laws, the present delegation in order to, notably: - set the dates, conditions and modalities of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium, - determine the amounts to be issued, the dividend entitlement date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as the case may be, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of shares or securities giving access to the Company’s share capital,

CRITEO.COM - make any adjustment required in order to protect the interests of the holders of rights attached to the securities that shall be issued giving access to the Company’s share capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, and - suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may: - in its sole discretion and whenever it deems it appropriate, charge the expenses, rights and fees generated by the share capital increases performed by virtue of the present delegation, to the total amount of the premium related to those transactions and withdraw, from the amount of such premium, the necessary amounts in order to bring the legal reserve to one-tenth of the new amount of the share capital after each increase, - take any decision in relation to the admission of the securities issued hereby to trading on the Nasdaq Global Market, and, - more generally, enter into any agreement, notably to successfully complete the proposed issuance of shares or securities, take all measures and carry out all formalities for the purpose finalizing the share capital increases that may be made pursuant to this delegation, as well as to carry out the corresponding amendment of the Company’s by- laws. Eighteenth resolution Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders’ preferential subscription rights The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129 et seq. of the French Commercial Code, and notably, Articles L. 225-129 to L. 225-129-6, L. 225-135, L. 225-135-1, L. 225-136, L. 228-91 and L. 228-92, grants to the Board of Directors the authority to decide to issue, by way of public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), on one or more occasions, in the proportions and at the times it deems appropriate, both in France and abroad, in euros, foreign currencies or any monetary unit calculated by reference to multiple currencies, for free or against consideration, ordinary shares of the Company and/or any type of securities giving access, by any means, immediately and/or in the future, to ordinary shares of the Company, such shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that this authorization shall not be used by the Board of Directors during a public tender offer by a third-party, decides that the securities issued pursuant to this delegation may consist of debt securities or be related to the issue of such debt securities or permit the issue as intermediate securities, decides to waive the shareholders’ preferential subscription right attached to the ordinary shares or securities issued by virtue of the present delegation,

CRITEO.COM decides to allow the Board of Directors to grant, at its own discretion, to shareholders a priority subscription right on all or some of the issuances pursuant to this authorization under the terms and conditions set forth pursuant to Article L. 225-135 of the French Commercial Code, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market (marché réglementé) within the meaning of the French Commercial Code. This priority subscription right will not give rise to the creation of negotiable rights, but may be exercised by irrevocable entitlement (à titre irréductible) or subject to pro rata reduction (à titre réductible), if the Board of Directors decides that it is appropriate, notes, as necessary, that the present delegation includes, in favor of the holders of the securities to be issued giving access to the Company's share capital, express waiver by the shareholders of their preferential subscription right with respect to the ordinary shares to which such securities give right, decides that the maximum nominal amount of the share capital increase that may be completed, immediately or in the future, by virtue of this resolution, may not exceed the global amount of €139,149.725. This limit is set without taking into account the par value of the ordinary shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides, in addition, that the nominal amount of any share capital increase that may be completed by virtue of the powers granted to the Board of Directors pursuant to this resolution will be deducted from the overall limit set forth in the twenty-first resolution below, decides that the nominal amount of all issuances of debt securities giving access to the Company’s share capital that may be completed by virtue of this resolution will not exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), it being specified that: - this amount will be increased, if applicable, for any redemption premium above nominal value, - this amount will be deducted from the overall limit set forth in the twenty-first resolution below, - this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides that if the issuance of shares or securities referred to above is not subscribed for in full, the Board of Directors, in accordance with the provisions set forth in the law and in the order of its choice, may use any or all of the rights referred to in Article L. 225-134 of the French Commercial Code, in particular it may: - limit the issuance to the number of subscriptions, provided that the subscriptions reach at least three quarters of the issuance initially decided, - freely allocate, at its own discretion to persons of its choice, all or part of the securities not subscribed for, and - publicly trade all or part of the issued but not subscribed-for securities, in France or abroad, decides that the issue price of the shares that may be issued by virtue of the present delegation will be determined by the Board of Directors and will be at least equal to the average of the weighted average price by volume of a share of the Company on the Nasdaq Global Market for the five trading days preceding the determination of the issue price, subject to a maximum discount

CRITEO.COM of 10% (provided that, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market recognized as such by the French Autorité des Marchés Financiers, the price will be determined in accordance with the provisions of Article L. 225-136-1 of the French Commercial Code), taking into account, if applicable, the difference in the dividend entitlement date of the shares and it being specified that the issue price of the securities giving access to capital to the Company’s share capital issued by virtue of the present delegation, if any, will be such that the amount immediately received by the Company plus the amount likely to be received by it at the time of exercise or conversion of said securities, shall be, for each ordinary share issued as a consequence of the issue of said securities, at least equal to the minimum amount set forth above, decides that this delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting, and supersedes all previous delegation established for the same purpose, decides that the Board of Directors is granted all powers, with the right to sub-delegate in accordance with applicable law and regulations, to implement, in accordance with provisions set forth in the law and the Company’s by-laws, the present delegation in order to, notably: - set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium, - determine the amounts to be issued, the dividend entitlement date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and where appropriate, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of shares or securities giving access to the Company’s share capital, - make any adjustment required in order to protect the interests of the holders of rights attached to the securities that shall be issued giving access to the Company’s share capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, - and, suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may: - in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution to the amount of the premium related to such increases and deduct from this amount the necessary amounts in order to bring the legal reserve to one-tenth of the new amount of the share capital after each increase, - make any decision in relation to the admission of the securities issued to trading on the Nasdaq Global Market in the United States of America, and, more generally, - enter into any agreement, particularly to ensure the successful completion of the proposed issuances of shares or securities, take all measures and carry out all formalities for the purpose of finalizing the share capital increases that may be made pursuant to this delegation, as well as to carry out the corresponding amendment of the Company’s by- laws.

CRITEO.COM Nineteenth resolution Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to Resolutions 16, 17 and 18 above (“green shoe”) The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-135, L. 225-135-1 et seq., L. 228-91 and L. 228-92 of the French Commercial Code, grants to the Board of Directors the authority to increase the number of shares or securities to be issued in the event of oversubscription, with or without preserving preferential subscription right, in connection with any increase of the share capital of the Company carried out pursuant to the sixteenth resolution, seventeenth resolution and eighteenth resolution above, in accordance with the conditions set forth in Articles L. 225-135-1 and R. 225-118 of the French Commercial Code (which, as of the date hereof, permits the issuance of shares or securities at the same price as the initial issuance and up to a limit of 15% of the amount of the initial issuance, within thirty days of the closing date of the initial subscription), such shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that: - the nominal amount of any share capital increase carried out pursuant to the seventeenth resolution above that may be thus increased in application of this resolution may not exceed €695,748.675, and - the nominal amount of any share capital increase carried out pursuant to the sixteenth resolution and eighteenth resolution above that may be thus increased in application of this resolution will be deducted from the overall limit set forth in the twenty-first resolution below, decides that the present delegation is granted to the Board of Directors for a period of twenty- six (26) months as from the date of this Shareholders’ Meeting, decides that the Board of Directors is granted all powers, with the right to sub-delegate in accordance with applicable law and regulations, to implement, in accordance with applicable law and the Company’s by-laws, the present delegation in order to, notably: - set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium, - determine the amounts to be issued, the dividend determination date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as applicable, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of the securities giving access to the Company’s share capital, - make any adjustment required in order to protect the interests of the holders of rights attached to the securities giving access to the Company’s share capital that shall be issued, in accordance with legal and regulatory requirements as well as applicable contractual provisions, and - suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months,

CRITEO.COM decides that the Board of Directors may: - in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution, to the amount of the premium related to such increases and deduct there from the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase, - take any decision in relation to the admission of the securities issued to trading on the Nasdaq Global Market, and - more generally, enter into any agreement, in particular to ensure the successful completion of the proposed issuance of shares or securities, take all measures and carry out all formalities for the purpose of finalizing the share capital increases that may be made pursuant to this delegation, as well as to make the corresponding amendment of the Company’s by-laws. Twentieth resolution Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise), without shareholders’ preferential subscription rights, The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Article L. 3332-1 et seq. of the French Labor Code, grants to the Board of Directors the authority to issue, on one or more occasions in the proportions and at the times it deems appropriate, ordinary shares or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s ordinary shares reserved for participants in a savings plan of the Company or, as applicable, of French or foreign companies affiliated with the Company according to Article L. 225-180 of the French Commercial Code and Article L. 3344-1 of the French Labor Code, decides that the maximum nominal amount of the increase in share capital that may be completed pursuant to this resolution may not exceed €41,744.90. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the total nominal amount of debt securities issued giving access to the Company’s share capital that may be issued pursuant to this resolution shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), will be deducted from the overall limit set forth in the twenty-one resolution below, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the twenty-one resolution below, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Shareholders’ Meeting,

CRITEO.COM decides that the issue price of the new shares or securities giving access to the Company’s share capital will be determined by the Board of Directors in accordance with Articles L. 3332-18 to L. 3332-23 of the French Labor Code, decides to waive, for the benefit of the participants in a savings plan, the shareholders’ preferential subscription rights to the shares or securities giving access by any means, immediately or in the future, to ordinary shares to be issued according to this resolution, decides that the Board of Directors is granted full powers to implement the present delegation, with the right to sub-delegate in accordance with the conditions set forth in applicable laws and regulations, particularly in order to, without limitation: - decide that the subscriptions may be completed directly or through employee shareholding funds, or any other structure or entity permitted by applicable laws or regulations; - set the dates, terms and conditions of any issuance pursuant to the present resolution, and, set the opening and closing dates of the subscriptions, the dividend entitlement date, the method of payment for shares and other securities giving access to the Company’s share capital, and to set the deadline for the payment for shares and, as applicable, other securities giving access to the Company’s share capital; - to apply for the admission to trading of the securities issued, record the completion of the share capital increases and to subsequently amend the Company’s by-laws, to carry out, directly or through an assignee, all transactions and formalities related to the share capital increases and, to charge the expenses of the share capital increases to the amount of the premiums related to such increases, and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each increase. Twenty-first resolution Approval of the overall limits pursuant to Resolutions 16 to 20 above The Shareholders’ Meeting, acting under the conditions of quorum and majority required for an extraordinary meeting of shareholders, having reviewed the Board of Directors’ report and the statutory auditors’ report, decides that: - the global nominal amount of the share capital increases which may be completed pursuant to the sixteenth resolution, eighteenth resolution, nineteenth resolution and twentieth resolution above may not exceed €139,149.725. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares of the Company, in accordance with legal and regulatory requirements as well as applicable contractual provisions, - the global nominal amount of the debt securities that may be issued pursuant to the sixteenth resolution, seventeenth resolution, eighteenth resolution, and twentieth resolution above shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency or in a monetary unit calculated by reference to multiple currencies).

CRITEO.COM Twenty-second resolution Amendment of the fifth paragraph of Article 19 of the by-laws of the Company related to general meetings in order to comply with the new provisions of Article R. 225-86 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report, resolves to amend the fifth paragraph of Article 19 of the by-laws as follows, in order to reflect the amendment of Article R. 225-86 of the French Commercial Code concerning the right to participate in general meetings: « […] The right to participate in shareholders’ meetings is evidenced by the registration of the shares in the name of the shareholder on the fifth (5th) business day preceding the date of the shareholders’ meeting at 12:00 a.m., Paris time. […] ». The rest of the article remains unchanged. ***